As filed with the Securities and Exchange Commission on January 28, 2005

Registration No. 333-108365

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT No. 5

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FastenTech, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3499	52-2225101
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8500 Normandale Lake Boulevard, Suite 1230

Minneapolis, MN 55437

(952) 921-2090

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrants Below

Ronald B. Kalich

President, Assistant Secretary and Director

FastenTech, Inc.

8500 Normandale Lake Boulevard, Suite 1230

Minneapolis, MN 55437

(952) 921-2090

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

John D. LaRocca, Esq.

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

(215) 994-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Integrated Energy Technologies, Inc. 225 West Morgan Avenue Evansville, IN 47710 (812) 421-7810	Delaware	3499	03-0506837

FastenTech Michigan Holdings, Inc. 8500 Normandale Lake Boulevard, Suite 1230 Minneapolis, MN 55437 (952) 921-2090	Michigan	3452	38-1452434

Nelson Stud Welding, Inc. 7900 West Ridge Road Elyria, OH 44035 (440) 329-0400	Delaware	3452	52-2213124

Nelson Stud Welding International, Inc. 7900 West Ridge Road Elyria, OH 44035 (440) 329-0400	Delaware	3452	52-2223848

FastenTech Delaware Holdings, Inc. 8500 Normandale Lake Boulevard, Suite 1230 Minneapolis, MN 55437 (952) 921-2090	Delaware	3316	38-1712045

Progressive Stamping Co. (DE), Inc. 2807 Samoset Road Royal Oak, MI 48073 (313) 299-7100	Delaware	3452	51-0398876

Specialty Bar Products Company 200 Martha Street Blairsville, PA 15717 (724) 459-7500	Pennsylvania	3499	25-1696002

The Ferry Cap & Set Screw Company 2151 Scranton Road Cleveland, OH 44113 (216) 771-2533	Ohio	3452	34-0217880

MECO, Inc. 2121 Main Street Paris, IL 61944 (217) 465-7575	Delaware	3499	11-3723973

Gear and Broach, Inc. 7204 Winnetka Avenue North Brooklyn Park, MN 55428 (763) 533-0672	Delaware	3566	01-0807243

Spiegelberg Manufacturing, Inc. 129 Commerce Drive Lagrange, OH 44050 (440) 355-6064	Ohio	3548	34-1432601

Spun Metals, Inc. 225 West Morgan Ave. Evansville, IN 47710 (812) 421-7810	Delaware	3469	16-1710959

GCE Industries, Inc. 225 West Morgan Ave. Evansville, IN 47710 (812) 421-7810	Delaware	3499	32-0134022

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 28, 2005

PROSPECTUS

FastenTech, Inc.

OFFER TO EXCHANGE

$145,000,000 Principal Amount of 11½% Senior Subordinated Notes

Due 2011 for $145,000,000 Principal Amount of outstanding

11½% Senior Subordinated Notes Due 2011

of

FASTENTECH, INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME ON                      , 2005, UNLESS EXTENDED.

Terms of the exchange offer:

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Certain United States Federal Income Tax Considerations” on page 105 for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

Each of our U.S. subsidiaries as of the date of the issuance of the new notes will unconditionally guarantee the new notes. Future U.S. subsidiaries that also guarantee our senior credit facility will also be required to guarantee the new notes.

The new notes will be our unsecured senior subordinated obligations and will be subordinated to all of our existing and future senior debt, including indebtedness under our revolving credit facility, rank equally with all of our existing and future senior subordinated debt and rank senior to all of our existing and future subordinated debt. The new notes will be effectively subordinated to all existing and future liabilities, including trade payables, of our foreign subsidiaries, which will not guarantee the new notes.

The guarantees by our U.S. subsidiaries will be subordinated to existing and future senior debt of such U.S. subsidiaries, including each U.S. subsidiary’s guarantee of indebtedness under our revolving credit facility.

As of September 30, 2004, there was $115.0 million of senior indebtedness that was available for borrowing under our revolving credit facility to which the notes and the subsidiary guarantees are subordinated.

See “ Risk Factors” beginning on page 9 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

This prospectus incorporates important business and financial information that is not included in or delivered with this document. Any future filings FastenTech makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the offering is terminated are also incorporated by reference into this prospectus. The information incorporated by reference is considered a part of this prospectus, and subsequent information that FastenTech files with the SEC will automatically update and supersede this information. Any information which is subsequently modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. Upon written or oral request, you will be provided with a copy of the incorporated document without charge (not including exhibits to the document unless the exhibits are specifically incorporated by reference into the document). To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is         , 2005. You may submit such a request for this material at the following address and telephone number: FastenTech, Inc. 8500 Normandale Lake Boulevard, Suite 1230, Minneapolis, MN 55437 (952) 921-2090.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus. We encourage you to read this entire document and the documents to which we refer you. Unless the context otherwise requires, the terms “FastenTech,” “we,” “us,” “our” and similar terms refer to FastenTech, Inc. and its subsidiaries as a combined entity. Fiscal year 2004, fiscal year 2003 and fiscal year 2002 mean our fiscal years ended September 30, 2004, 2003 and 2002, respectively.

The Exchange Offer

On April 24, 2003, we issued and sold $175.0 million aggregate principal amount of 11½% Senior Subordinated Notes Due 2011, referred to as the old notes. Of the $175.0 million issued, CVC Capital Funding, LLC, an affiliate of our principal stockholder, Citicorp Venture Capital Ltd. exchanged $30.0 million in aggregate principal amount of existing notes for $30.0 million in aggregate principal amount of old notes. In connection with the sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. As required by the registration rights agreement, we are offering to exchange $145.0 million aggregate principal amount of our new 11½% Senior Subordinated Notes Due 2011, referred to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings “The Exchange Offer” and “The New Notes” in this Summary for further information regarding the exchange offer and the new notes.

FastenTech, Inc.

We are a leading manufacturer and marketer of highly engineered specialized and aerospace-grade components, and we believe, based upon our industry experience, that we hold leading positions in the majority of the markets we serve. Through our Specialized Components segment, we offer a diverse collection of highly engineered specialty fasteners and fastener systems, which includes custom engineered engine bolts, externally threaded fasteners, shear connectors, concrete anchors, punching resistor studs, inserts, ports, pipe & cable hangers, weld studs and bosses, and the devices used to apply, assemble and weld these items. Our Aerospace-grade segment provides an array of engineered components such as transition ducts, combustion chamber liners and connection rods for gas turbine engines, gearboxes, planetary gear systems, and military track pins. Our products are used in many critical applications by our broad customer base in various industries, such as: power generation, construction, industrial, military, recreational vehicles, medium- and heavy-duty truck, light truck, automotive, and aerospace. Some of our products are distributed globally. We employ approximately 1,050 associates worldwide and have 13 domestic manufacturing locations and a manufacturing operation in Gevelsburg, Germany.

We believe that substantially all of our fiscal year 2004 net sales were in defensible market niches where we hold leading market positions in the United States. In some cases, we developed the proprietary products that created the market niches in which we compete. Our success is attributable to our strong brands and trade names, the highly engineered content of our products, our ability to machine high-strength steels, super alloys and composites to exacting quality specifications, and our significant commitment to our customers. The commitment to our customers is demonstrated by the offering of one-stop shopping for design and applications engineering, custom-designed installation equipment and tooling for certain products, just-in-time inventory management, and superior post-sale service and technical support. Moreover, we believe our products and services generally provide our customers a lower total cost solution for their fastening and engineered component needs. As a result, we believe we are well positioned to benefit from the cyclical nature of our markets and positive trends in overall economic conditions.

We have achieved significant organic growth due to improved cyclical trends in our markets, improved economic conditions, and our solid competitive position, as well as growth through acquisitions. Excluding acquisitions, our net sales have increased 32% from $82.2 million for the fiscal year ended September 30, 2000 to $108.5 million for the fiscal year ended September 30, 2004. We also completed five acquisitions during this period, which in the aggregate added $116.8 million to our net sales. For the fiscal year ended September 30, 2004, our net sales, operating income, EBITDA (as defined in footnote 5 to the “Summary Historical Financial Information”), and EBITDA margin (defined as EBITDA divided by net sales) were $225.3 million, $29.0 million, $37.1 million and 16.5%, respectively. Based on information provided by the sellers for periods prior to the acquisitions and the actual performances of the acquired businesses from the dates they were acquired, our pro forma consolidated sales and EBITDA for the fiscal year 2004 were $243.9 million and $39.1 million, respectively.

As part of our ongoing business strategy, we also periodically review and evaluate our risks and opportunities within our existing business segments. As a result of these reviews, in fiscal 2004 we concluded that three of our business units, which principally manufacture fasteners for automotive original equipment manufacturers, no longer fit our core long-term growth strategy due to less attractive industry fundamentals and reduced potential long-term returns. As a result, on September 10, 2004, we sold substantially all of the assets of FabriSteel Products, Inc. and Profile Steel and Wire, Inc and committed to a plan to sell our interest in Progressive Stamping Co. (DE). We used the net cash proceeds of approximately $48.4 million from these sales to pay down debt and build cash reserves for future acquisitions.

As a result of the cyclical nature of our end-markets and our acquisition strategy, we annually assess the carrying values of goodwill and other intangibles to determine if these carrying values exceed their fair values, and recognize an impairment loss when they do. During the fiscal year ended September 30, 2004, our Progressive Stamping business unit experienced rising U.S. steel prices that it could not pass on to its automotive customers. Based on these rising prices and our annual valuation of goodwill, we, along with an independent appraiser, determined that the carrying value of Progressive’s assets exceeded the current fair value. As a result, we recorded a noncash impairment charge of $9.5 million, net of tax, which is included in discontinued operations for the fiscal year ended September 30, 2004. In fiscal 2003, we recorded a non-cash goodwill impairment charge of $26.9 million, net of tax, in our Specialized Components segment due to a protracted general downturn in the economy and a significant decline in heavy-duty truck production.

Our highly engineered, value-added key products include:

•    Weld stud fastener systems. Weld stud fasteners are welded to metal surfaces without piercing the metal through the use of electricity. This process provides a more consistent weld quality and high torque retention, while reducing production assembly times relative to conventional fastening technologies. Our weld stud fastener systems are primarily used in the construction, automotive, light truck and industrial markets. We also produce a proprietary line of equipment used to install weld studs.

•    Critical engine fasteners. Critical engine fasteners are used for specific applications where the fastener is integral to the structural design of medium- and heavy-duty truck engines. These fasteners, which maintain their structural integrity in high heat environments, are essential to ensuring the long-term durability of truck engines that operate under punishing conditions.

•    High-stress fasteners and components. We produce connecting pins and bushings that hold the track tread together on military tracked vehicles. These products are fundamental to the operating reliability of these military vehicles. High-strength steel alloys are machined to military specifications to meet demanding performance requirements under harsh training and combat conditions. We also machine gearboxes and planetary gear systems designed to endure extreme temperatures, high cyclical loads, and vibration stresses of all-terrain vehicles (ATVs).

•    Precision machined fasteners and components. We produce connecting hardware for turbine rotor assemblies in power generation equipment. These products are critical to the performance of the turbines due to the extreme operating parameters inherent to high energy power generation. This requires high performance metal alloy components machined to exacting tolerances to assure reliable and durable performance. We also provide gas turbine transition ducts and combustion chamber liners fabricated from high-strength steels, super alloys, and composites. These products are designed to endure temperature extremes, high fatigue and creep loads and repeated vibration stresses to draw air into the combustion chambers of industrial and aerospace gas turbine engines.

Our Competitive Position

Our competitive position includes:

•    Leading market positions and strong brands. We believe that the competitive strength of our established brands and our leading U.S. niche market positions provide us with a significant competitive advantage. We believe that substantially all of our fiscal 2004 net sales were from products in defensible niche markets where we hold a leading market position in the United States. Our strong brands and trade names, such as Nelson, Specialty Bar, and Ferry Cap, which have been developed over many years, symbolize the quality, reliability and service that have enabled us to maintain these leading niche market positions.

•    Product innovation through leading design and engineering capabilities. We design highly engineered products and systems that reduce costs and/or increase the reliability and durability of our customers’ products. Our fasteners and components, while accounting for only a small portion of a customer’s total product cost, are critical to ensuring the reliability and durability of their products. As a result, we employ over 40 engineers to work with our customers to solve their current fastening and engineering problems and to develop next generation solutions to their fastening and component needs. We believe our ability to solve customer problems builds close customer relationships, helps us provide innovative and customized solutions, and differentiates us from our competitors. As our fasteners and components are usually engineered into our customers’ product at the beginning of the development process, we typically become the sole supplier for the life of the product. Our team participation approach with customers at the beginning of the new product design process places us in the unique position of providing critical fastening and performance solutions that meet their demanding specifications for functionality and physical properties. Such properties include high tolerances for heat, strength, concentricity and vibration resistance. As a result of our strong engineering capabilities and design innovation, we currently maintain 47 patents that expire between 2005 and 2024.

•    Strong commitment to our customers. We are dedicated to meeting and exceeding the fastening and component needs of our customers. We believe we create substantial value for customers with our design and applications engineering, quality, on-time delivery, just-in-time inventory management, installation tooling and equipment as well as post-sale service and support. As a result, we believe that we generally provide our customers a lower total cost solution for their fastening and component needs. To further support our customers, we maintain numerous quality certifications for our products and processes, which include QS 9000, ISO 9001, ISO 9002, ISO 14001 and VDA 6 Part 2. These certifications assure our customers of our commitment to design and manufacturing excellence. We have also received many recognition awards from our customers for superior quality, on-time delivery and design engineering support. We have long-standing relationships with several of our customers, at least twelve of whom we have served for over 25 years.

•    Diverse and stable customer base. We serve a wide variety of customers in diverse end-markets, such as construction, industrial, military, power generation, aerospace, medium- and heavy-duty truck, light truck, and automotive. The stability of our customer base is evidenced by our long-standing relationships with our customers, many of whom we have served for over 25 years. Our diverse and stable customer base has helped, and we believe in the future will help, mitigate the effect of industry downturns.

FastenTech’s business is also subject to certain risks. For your information, see the “Risk Factors” section of this prospectus.

Our Business Strategy

Our goal is to achieve attractive revenue growth through new product introductions, marketing initiatives and selective acquisitions while continuing to deliver strong operating margins, free cash flow (defined as EBITDA, as defined, minus capital expenditures, minus cash tax expense, minus cash interest expense, plus/minus changes in net working capital excluding cash and cash equivalents) and return on invested capital. Key strategies to attain our goal are as follows:

•    Achieve revenue growth through product innovation and marketing initiatives. Our innovative marketing and engineering teams have established an impressive track record of working with our customers to design new products and new applications for existing products. For example, we recently launched a new proprietary digital line of welding equipment to provide our customers more flexible programming for the installation of our weld stud fasteners, faster weld times, more consistent welds and the application of weld studs to thinner metals. Another example of our product development is our new line of punching shear resistor, or PSR, studs, which is being used for the first time in the commercial construction market as an alternative to more labor-intensive methods to reinforce concrete floor and foundation slabs where large columns are used. The new PSR studs provide us with the opportunity to participate in the reinforced concrete market, which represents the only portion of the construction market niche into which we previously did not sell. In addition, we plan to continue to grow our revenues by expanding our share of the components within the combustion chambers of gas turbine engines and to begin manufacturing an array of Lamilloy products, which directly support the U.S. Joint-Strike Fighter—the newest class of military aircraft.

•    Continue to leverage our ability to provide total fastening and component solutions to our customers. We offer customers the opportunity for one-stop shopping with our broad range of fastening systems and solutions. We have strong engineering teams who work closely with our customers in designing new products and new applications for existing products. In many cases, we work with high performance materials, such as inconel and stainless steel, to meet our customers’ rigid specifications. With the higher cost of these materials, first time quality consistency is critical in minimizing our cost to manufacture the product. We also provide our customers with systems for efficiently installing certain of our products. The welding equipment we design, manufacture and market for our weld studs provide our customers with an efficient and low total cost fastening solution. Moreover, we provide further value to our customers with post-sale services, such as training and maintenance for welding equipment and tooling. We believe our dedication to post-sale service helps our customers to maintain the productivity of their assembly lines and construction sites. We also provide just-in-time inventory management, which we believe makes our customers supply chains more efficient. We also have instituted cross-selling efforts among our various product specialists to increase our product penetration. For example, in our Aerospace-grade segment, gas turbine connection rod and transition duct sales teams are now able to present our entire range of engineering and production capabilities to power generation OEMs, which is resulting in business opportunities that were previously not available to us.

•    Continue to improve productivity and quality. We place a high value on production efficiency and quality as a means to reduce costs and improve our competitive position. This discipline has enabled us to significantly improve operating margins, generate strong free cash flow and prepay debt during the difficult economic conditions of the last two years. During fiscal 2001, we reduced our employee head count by approximately 19% while substantially improving our productivity. This resulted in cost savings of $6.9 million in fiscal 2001. During fiscal 2002, we further reduced our employee head count by approximately 8%, which resulted in cost savings of $2.5 million. In addition, during fiscal 2002, we recognized cost savings of $0.8 million due to the outsourcing of certain operations and consolidating our buying power. We achieved productivity gains by enhancing our unit production per labor hour, improving equipment utilization through faster changeovers and set-ups, reducing non-production labor costs, such as shipping, material handling and receiving, as well as through consolidating sales territories and eliminating redundant administrative functions. We have established continuous improvement goals in our plants to achieve further productivity and quality improvements and track our progress through such measures as unit production per labor hour, sales dollars per employee, component output per machine, and the number of customer complaints. This commitment to productivity should enable us to limit the need for rehiring during an economic recovery.

•    Pursue select acquisitions to complement our business strategy. According to industry statistics published in 2004, despite the presence of a number of large multinational manufacturers, the industrial fastener business remains fragmented, with overall industry output dominated by small and mid-sized firms. In 2003, the 25 largest manufacturers accounted for less than 30 percent of all fastener sales. We intend to primarily target successful companies manufacturing high-performance, specialty fasteners and components that will be accretive and complement our business strategy. Our criteria for acquisitions are well-defined: highly engineered products in niche markets where we can hold the number one or two market position; significant value-added for customers with emphasis on engineering and quality; opportunities for top line growth; and solid financial results. We place significant emphasis on post-acquisition integration with goals and tracking supported by a strong financial reporting and planning system.

•    Increase our operating margins and free cash flow. We have significantly improved our financial results since our new management team started. As a result of our successful restructuring in 2001, continuous improvement culture, emphasis on lean manufacturing principles, and commitment to free cash flow, we believe that we have significant opportunities to increase operating margins and free cash flow as the broad industrial economy continues to recover. We are committed to continuous improvement goals linked to incentive-based compensation, such as annual bonus targets and stock options. Our senior leadership team, with a significant cash equity investment in us, is highly motivated to successfully execute our business strategy.

Our Sponsor

Citicorp Venture Capital Ltd. and its affiliates own an aggregate of approximately 78.7% of our common stock calculated on a fully diluted basis, which includes approximately 11.6% of our voting stock (assuming the exercise of outstanding options solely with respect to our voting stock). Citicorp Venture Capital Ltd. and its affiliates also own an aggregate of 46.7% of our preferred stock. The non-voting Class B common stock is convertible into voting Class A common stock, except to the extent that the holder of such common stock is not permitted under applicable law to hold such number of shares of voting common stock after giving effect to such conversion. Citicorp Venture Capital Ltd. is a subsidiary of Citigroup, Inc. that engages in equity investment activities. Citicorp Venture Capital Ltd. is a small business investment company. As a small business investment company, it is not permitted to own a majority of the voting common stock of another company unless it divests of such interest within seven (7) years of such ownership. Upon conversion of all non-voting Class B common stock to voting Class A common stock, Citicorp Venture Capital Ltd. and its affiliates would own approximately 87.0% of such stock. An affiliate of Citicorp Venture Capital Ltd. is the general partner of Citigroup Venture Capital Equity Partners, L.P., a $2.6 billion private equity fund formed in 2002. Since 1969, Citicorp Venture Capital Ltd. and its affiliates, including Citigroup Venture Capital Equity Partners, L.P., have arranged more than 200 investments in a variety of industries with an aggregate value exceeding $15.0 billion. Citicorp Venture Capital Ltd. and its affiliates have developed significant industry expertise in several sectors including business services, technology (especially semiconductors), automotive supply, value-added industrial manufacturing and distribution and building products.

Recent Developments

Fiscal 2005 first quarter ended December 31, 2004 results.

Net sales from continuing operations in the current quarter were $65.8 million, an increase of $21.9 million or 50.0% higher than $43.9 million recorded in the same period last year. Current quarter net sales results included $10.2 million from businesses acquired after September 30, 2003. Excluding sales from acquired businesses, organic sales growth was 26.8%, reflecting broad based demand from industrial customers, especially heavy truck manufacturers, for specialized components, up 29.5%, and increased demand for aerospace-grade components, up 17.8%, primarily from military track vehicle manufacturers.

Operating income from continuing operations was $7.1 million in the current quarter compared to $4.6 million in the prior-year quarter, an increase of 53.9%, which was due in part to the positive impact of results from acquired businesses. Excluding the impact of acquired businesses, the current quarter performance benefited from increased sales volume and a favorable sales mix, combined with the positive impact of price increases implemented to cover higher raw materials costs.

The Company reported net income from continuing operations of $0.5 million for its current quarter compared to a net loss from continuing operations of ($0.6) million for the year ago first quarter.

EBITDA from continuing operations (as defined in footnote 5 to the “Summary Historical Financial Information”) was $9.5 million in the current quarter compared to $6.5 million recorded in the prior year quarter.

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations - Unaudited

(Amounts in Thousands)

(Unaudited)

	Three months ended December 31,
	2004	2003
Net sales	$65,854	$43,916
Cost of sales	48,584	30,853

Gross profit	17,270	13,063
Selling, general and administrative expenses	10,123	8,420

Operating income	7,147	4,643
Other income (expense):
Interest expense	(6,139)	(5,558)
Other, net	(128)	150

	(6,267)	(5,408)

Income (loss) from continuing operations before income tax expense (benefit)	880	(765)
Income tax expense (benefit)	355	(201)

Income (loss) from continuing operations	525	(564)
Income from discontinued operations	166	1,494

Net income	$691	$930

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	December 31, 2004	September 30, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,868	$28,819
Accounts receivable, net	43,835	42,893
Inventory	60,947	52,433
Other current assets	3,617	3,733
Current assets of discontinued operations	5,209	5,717

Total current assets	122,476	133,595
Goodwill and intangible assets, net	63,929	41,455
Property, plant and equipment, net	74,181	61,105
Other assets	9,031	9,001
Noncurrent assets of discontinued operations	8,643	8,927

Total assets	$278,260	$254,083

Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$23,360	$23,583
Other accrued liabilities	14,915	27,161
Current liabilities of discontinued operations	2,501	3,796

Total current liabilities	40,776	54,540
Revolving credit facility	35,000	—
11.5% senior subordinated notes, due May 2011	175,000	175,000
Other long–term liabilities	39,276	37,703

Total liabilities	290,052	267,243
Redeemable preferred stock	23,422	23,422
Stockholders’ equity (deficiency in assets)	(35,214)	(36,582)

Total liabilities and stockholders’ equity (deficiency in assets)	$278,260	$254,083

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows - Unaudited

(Amounts in Thousands)

(Unaudited)

	Quarter ended December 31,
	2004	2003
Cash flows from operating activities
Net income (loss) from continuing operations	$525	$(564)
Adjustments to reconcile net income (loss) from continuing operations to net cash used in operating activities:
Depreciation	2,089	1,842
Amortization	263	—
Noncash interest expense	355	282
Change in operating assets and liabilities	(16,305)	(2,358)

Net cash used in operating activities from continuing operations	(13,073)	(798)
Cash flows from investing activities
Cash used for acquisitions, net of cash acquired	(38,759)	(5,160)
Additions to property, plant and equipment	(3,243)	(1,019)

Net cash used in investing activities from continuing operations	(42,002)	(6,179)
Cash flows from financing activities
Borrowings on revolving credit facility	35,000	2,000
Repurchase of redeemable and subsidiary preferred stock	—	(1,050)
Other	27	—

Net cash provided by financing activities from continuing operations	35,027	950
Effect of exchange rate fluctuations on cash	433	161
Net cash provided by (used in) discontinued operations	(336)	2,898

Net decrease in cash and cash equivalents	(19,951)	(2,968)
Cash and cash equivalents at beginning of period	28,819	10,128

Cash and cash equivalents at end of period	$8,868	$7,160

FastenTech, Inc. and Subsidiaries

Supplemental Information - Unaudited

Sales-Adjusted EBITDA-ProForma Reconciliation

(Amounts in Thousands)

(Unaudited)

	Three months ended December 31,
	2004	2003
EBITDA Reconciliation :
Operating income, per above schedule	7,147	4,643
Depreciation and amortization	2,352	1,842

EBITDA	$9,499	$6,485

Cash Flow From Operations

During the quarter ended December 31, 2004, we used $13.1 million of operating cash flow compared to $0.8 million in the same period of the prior year. The increase in cash used for operations was primarily the result of higher cash taxes and working capital items. During the quarter ended December 31, 2004, we paid $4.8 million in cash taxes, primarily related to capital gains on the sale of FabriSteel, compared to receiving refunds of $0.9 million in the same period of the prior year. Cash used for working capital and other operating assets and liabilities, excluding taxes and interest, was approximately $11.3 million compared to cash used of $2.2 million in the prior year. The principal reasons for the increase relate to higher inventory levels to support upcoming demand, higher incentive compensation payments and pension contributions, and timing of accounts payable payments. We do not expect this negative cash flow trend to continue and expect to have cash flow from operations for fiscal year 2005 at amounts comparable to the prior years.

Acquisitions.

In December 2004, we acquired substantially all of the assets of Spun Metals, Inc., a Deakins Company, a private manufacturer of precision metal spinnings and machined components used in the aerospace, power generation, and heating, ventilation, and air-conditioning (HVAC) industries. The assets were acquired through Spun Metals, Inc., a newly created subsidiary of Integrated Energy Technologies, Inc., which is part of our Aerospace-grade segment. The cash purchase price was approximately $5.0 million.

In December 2004, we acquired substantially all of the assets of GCE Industries, Inc., and 100% of the stock of Katsakos Industries, Inc. (collectively “GCE”). GCE is a private manufacturer of machined components used in the aerospace, power generation and military markets. GCE was acquired through Integrated Energy Technologies Acquisition Co., a newly created subsidiary of Integrated Energy Technologies, Inc., which is part of our Aerospace-grade segment. The cash purchase price for GCE was approximately $31.1 million.

We estimate the unaudited effects of these transactions, assuming they had occurred at the beginning of 2004, would be to increase sales and income from continuing operations approximately $28.0 million and $2.0 million, respectively. Funding for these acquisitions was provided by cash on hand and borrowings under the credit agreement. These acquisitions represent an extension of our strategy of acquiring companies with highly engineered products, strong customers, and niche market applications.

* * *

You should rely only on the information contained in this document or to which we have referred you. See “Where You Can Find Additional Information.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the documents incorporated by reference, as the case may be.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

FastenTech, Inc. is a Delaware corporation. Our principal executive offices are located at 8500 Normandale Lake Blvd., Suite 1230, Minneapolis, Minnesota 55437 and our telephone number at that address is (952) 921-2090.

The Exchange Offer

Notes Offered	$145,000,000 aggregate principal amount of 11 1/2% senior subordinated notes due 2011.
Of the $175.0 million in aggregate principal amount of old notes originally issued, CVC Capital Funding, LLC, an affiliate of our principal stockholder, Citicorp Venture Capital Ltd., exchanged $30.0 million in aggregate principal amount of our subsidiary’s senior subordinated notes currently outstanding for $30.0 million in aggregate principal amount of the old notes. The amount of old notes purchased by the initial purchasers was reduced accordingly. The notes held by CVC Capital Funding, LLC are not being exchanged hereby.

The Exchange Offer	We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the Registration Rights Agreement.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on, 2005, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	BNY Midwest Trust Company is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Consequences	The exchange of notes pursuant to the exchange offer will not be a taxable event for federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the Registration Rights Agreement and subject to limitations specified in the Registration Rights Agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange; Resales of New Notes.”

The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

The New Notes

Issuer	FastenTech, Inc.

Notes Offered	$145,000,000 aggregate principal amount of 11 1/2% senior subordinated notes due 2011.

Maturity Date	May 1, 2011.

Interest Rate	11 1/2% per year.

Interest Payment Dates	May 1 and November 1 of each year, beginning on November 1, 2003.

Guarantees	Each of our U.S. subsidiaries as of the date of the issuance of the new notes will unconditionally guarantee the new notes. Future U.S. subsidiaries that also guarantee our senior credit facility will also be required to guarantee the new notes.

Ranking	The new notes will be our unsecured senior subordinated obligations and will be subordinated to all of our existing and future senior debt, including indebtedness under our revolving credit facility, rank equally with all of our existing and future senior subordinated debt and rank senior to all of our existing and future subordinated debt. The new notes will be effectively subordinated to all existing and future liabilities, including trade payables, of our foreign subsidiaries, which will not guarantee the new notes.

The guarantees by our U.S. subsidiaries will be subordinated to existing and future senior debt of such U.S. subsidiaries, including each U.S. subsidiary’s guarantee of indebtedness under our revolving credit facility.

As of September 30, 2004, there was no senior debt outstanding to which the notes and the subsidiary guarantees were subordinated, excluding $115.0 million of senior indebtedness that was available for borrowing under our revolving credit facility.

Optional Redemption	We may redeem some or all of the new notes at any time on or after May 1, 2007. We also may redeem up to 35% of the aggregate principal amount of the new notes using the proceeds from certain public equity offerings completed before May 1, 2006. The redemption prices are described under “Description of the New Notes—Optional Redemption.”

Change of Control and Asset Sales	If we experience specific kinds of changes of control or we sell assets under certain circumstances, we will be required to make an offer to repurchase the new notes at the prices listed in “Description of the New Notes—Optional Redemption.”

Restrictive Covenants	We will issue the new notes under an indenture, with BNY Midwest Trust Company, as trustee. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•      incur additional debt and issue preferred stock;

•      make certain distributions, investments and other restricted payments;

•      create certain liens;

•      restrict distributions from our restricted subsidiaries;

•      sell assets;

•      enter into transactions with our affiliates;

•      sell capital stock of our restricted subsidiaries;

• merge, consolidate or sell substantially all of our assets; and • enter into new lines of business

These covenants are subject to important exceptions and qualifications which are described in “Description of the New Notes.”

* * *

SUMMARY HISTORICAL FINANCIAL INFORMATION

The summary historical statement of operations data and other financial data for each of the fiscal years ended September 30, 2004, 2003 and 2002 and the summary balance sheet data as of September 30, 2004 and 2003 were derived from our historical consolidated financial statements that have been audited by Ernst & Young LLP, whose report appears elsewhere in this prospectus.

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Data,” our audited consolidated financial statements and the related notes, and our unaudited condensed consolidated interim financial statements and the related notes, each included elsewhere in this prospectus.

	Fiscal Year Ended September 30,
(Dollars in thousands)	2004		2003	2002
Statement of operations data:
Net sales (1)	$225,349		$144,307	$137,174
Cost of sales	157,803		97,311	91,904
Gross profit	67,546		46,996	45,270
Selling, general & administrative	37,534		26,241	26,097
Restructuring and nonrecurring charges	1,018		490	(452)
Operating income	28,994		20,265	19,625
Interest expense	(23,318)		(21,000)	(19,266)
Income (loss) from continuing operations	5,509		(1,939)	(727)
Income from discontinued operations	3,952		7,345	8,496
Cumulative effect of a change in accounting principle, net of tax (2)	—		(26,892)	—
Net income (loss)	9,461		(21,486)	7,769
Net income (loss) excluding goodwill amortization (3)	9,461		(21,486)	8,909
Net income (loss) applicable to common stockholders (4)	5,211		(22,254)	3,392
Other financial data:
Depreciation and amortization	$8,118		$7,198	$9,631
Capital expenditures	9,712		2,500	2,491
Cash used for acquisitions	26,936		9,695	6,216
Cash flow from operations	15,147		9,965	12,926
Ratio of EBITDA, as defined, to total interest expense (5)	1.59	x
Ratio of total net debt to EBITDA, as defined (6)	3.94	x
Selected balance sheet data (at end period):
Cash and cash equivalents	$28,819		$10,128	$9,926
Working capital	79,055		64,094	42,716
Goodwill	28,237		27,859	64,761
Total assets	254,083		237,320	251,540
Total debt (including short-term borrowings)	175,000		183,000	174,716

(1)	Net sales increased in fiscal 2004 due primarily to increased sales to the military and truck markets as well as our acquisitions of Gear and Broach, Inc. in March 2004 and MECO, Inc. in August 2004.

(2)	We adopted SFAS No. 142 relating to the accounting of goodwill and other intangible assets as of October 1, 2002. Utilizing a combination of valuation techniques including the discounted cash flow approach and the market multiple approach, we recorded a transitional impairment loss of $26,892, net of taxes of $10,096 in the first quarter of 2003.

(3)	Net income excluding goodwill amortization is defined as net income plus goodwill amortization, which was $1.7 million (pre-tax) and $1.1 million (after-tax) for fiscal 2002. Pursuant to the adoption of SFAS No. 142 on October 1, 2002, goodwill is no longer amortized.

(4)	Net income (loss) applicable to common stockholders is defined as net income less preferred stock dividends of $4.3 million, $0.8 million, and $4.4 million for fiscal 2004, 2003 and 2002, respectively.

(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA is calculated as follows:

	Fiscal Years Ended September 30,
(Dollars in thousands)	2004	2003	2002
Operating income, per above schedule	$28,994	$20,265	$19,625
Depreciation and amortization, per above schedule	8,118	7,198	9,631
EBITDA	37,112	27,463	29,256

(6)	Net debt is defined as total debt (including short term borrowings) less cash and cash equivalents.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended September 30, 2004		Year Ended September 30, 2003		Year Ended September 30, 2002		Year Ended September 30, 2001		Year Ended September 30, 2000
Ratio of Earnings to Fixed Charges	1.3	x	0.9	x	1.2	x	0.8	x	0.8	x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include income from continuing operations before taxes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges” include interest, whether expensed or capitalized, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals. In fiscal 2003, 2001 and 2000, earnings were insufficient to cover fixed charges by $1.6 million, $4.6 million and $3.4 million, respectively.

RISK FACTORS

You should carefully consider the following factors in addition to all other information contained in this prospectus before making an investment decision. Investing in the new notes involves a high degree of risk. The occurrence of any one or more of the following could materially adversely affect your investment in the new notes or our business and operating results.

Risks Relating to the New Notes

Our substantial indebtedness could adversely affect our business and prevent us from fulfilling our obligations under the new notes.

We have, and after this exchange offer will continue to have, a substantial amount of indebtedness. As of September 30, 2004, we had total debt of $175.0 million. Our substantial indebtedness may have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the new notes;

•	limiting cash flow available to fund our working capital, capital expenditures or other general corporate requirements;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, other general corporate requirements and acquisitions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness; and

•	making it more difficult for us to comply with financial covenants required by our revolving credit facility.

In addition, the indenture governing the new notes and our revolving credit facility will permit us to incur substantial additional indebtedness in the future. As of September 30, 2004, $115.0 million was available for additional borrowing under our revolving credit facility. If new indebtedness is added to our and our subsidiaries’ current debt levels, the risks described above would intensify.

We may be unable to service our indebtedness, including the new notes.

Our ability to make scheduled payments on or to refinance our obligations with respect to our indebtedness, including the new notes, will depend on our financial and operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our revolving credit facility in an amount sufficient to enable us to service our debt, including the new notes, or to fund our other liquidity needs. If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our debt, including the new notes, or sell certain of our assets on or before the maturity of our debt. We may not be able to restructure or refinance any of our debt, including the new notes, on commercially reasonable terms, if at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

Our operations will be substantially restricted by the terms of our indebtedness, which could adversely affect us.

Our revolving credit facility and the indenture governing the new notes contain a number of significant covenants. These covenants will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness and issue additional preferred stock;

•	make capital expenditures and other investments;

•	merge, consolidate or dispose of our assets or the capital stock or assets of any restricted subsidiary;

•	engage in sale-leaseback transactions;

•	pay dividends, make distributions or redeem capital stock;

•	change our line of business;

•	enter into transactions with our affiliates; and

•	grant liens on our assets or the assets of our restricted subsidiaries.

Our revolving credit facility also requires us to meet certain financial tests. The failure to comply with these covenants or tests would cause a default under our revolving credit facility. A default, if not waived, could result in acceleration of the outstanding indebtedness under our revolving credit facility, in which case the debt would become immediately due and payable. In addition, a default or acceleration of indebtedness under our revolving credit facility could result in a default or acceleration of our other indebtedness with cross-default or cross-acceleration provisions, including the new notes. If this occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants and tests may cause us to take actions that we otherwise would not take or not take actions that we otherwise could take.

Your right to receive payments on the new notes is junior to our existing senior indebtedness and the existing senior indebtedness of the subsidiary guarantors and possibly all of our and their future indebtedness.

The new notes and the subsidiary guarantees will be subordinated in right of payment to the prior payment in full of our and the subsidiary guarantors’ respective current and future senior indebtedness, including our and their obligations under our revolving credit facility. As of September 30, 2004, there was no senior indebtedness outstanding and $115.0 million of senior debt was available for borrowing under our revolving credit facility. As a result of the subordination provisions of the new notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor would be available to pay obligations under the new notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable subsidiary guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the new notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on the new notes and the subsidiary guarantees will be prohibited in the event of a payment default on our senior indebtedness and, for limited periods, upon the occurrence of other defaults under our revolving credit facility.

The new notes and the subsidiary guarantees are effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.

The new notes will not be secured. The lenders under our revolving credit facility will be secured by liens on all of our U.S. subsidiaries’ assets, including receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and stock of subsidiaries. If we or any of the subsidiary guarantors declare bankruptcy, liquidate or dissolve, or if payment under our revolving credit facility or any of our other secured indebtedness is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the new notes. As a result, the new notes are effectively subordinated to our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the new notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of September 30, 2004, we had no secured indebtedness outstanding and $115.0 million of secured indebtedness was available for borrowing under our revolving credit facility.

In addition, the new notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the new notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the new notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness. As of September 30, 2004, the non-guarantor subsidiaries had $2.6 million of indebtedness outstanding, including trade payables.

We will depend on distributions from our operating subsidiaries to pay the new notes.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations under our revolving credit facility and the new notes. Provisions of law, like those requiring that dividends be paid only out of surplus, and provisions of our senior indebtedness limit the ability of our subsidiaries to make payments or other distributions to FastenTech.

We may not be able to purchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of new notes or that restrictions in our revolving credit facility will not allow such repurchase.

The term ‘all or substantially all’ in the context of a change of control has no clearly established meaning under the relevant law and is subject to judicial interpretation such that it may not be certain that a change of control has occurred or will occur.

Upon the occurrence of a transaction that constitutes a change of control under the indenture governing the new notes, we will be required to repurchase all outstanding new notes. One of the ways a change of control can occur is upon a sale of all or substantially all of our assets. With respect to the sale of assets referred to in the definition of change of control in the indenture governing the new notes, the meaning of the phrase “all or substantially all” as used in that definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a person and therefore it may be unclear whether a change of control has occurred.

FastenTech may enter into transactions that would not constitute a change of control that could adversely affect FastenTech’s ability to satisfy its obligations under the new notes.

Certain business combination or sale transactions, whether done within or outside the ordinary course of business, may not constitute a change of control under certain indenture or other credit or debt documents where that term is defined. Accordingly, legal uncertainty regarding what constitutes a change of control and the provisions of the indenture governing the new notes may allow FastenTech to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase FastenTech’s outstanding indebtedness or otherwise adversely affect FastenTech’s ability to satisfy its obligations under the new notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of the assets of FastenTech and its subsidiaries taken as a whole. As discussed above, although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require FastenTech to repurchase new notes as a result of a transfer of less than all of the assets FastenTech to another person may be uncertain.

FastenTech’s revolving credit facility provides that certain change of control events constitute an event of default. In the event of a change of control, FastenTech may not be able to satisfy all of its obligations under the revolving credit facility, the new notes or other indebtedness.

FastenTech may not have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all of its obligations under its revolving credit facility, the new notes or other indebtedness in the event of a change of control. If FastenTech experiences specific kinds of changes of control, FastenTech will be required to offer to repurchase all outstanding new notes. However, the revolving credit facility provides that certain change of control events will constitute an event of default under such facility. Such an event of default would entitle the lenders thereunder to, among other things, cause all outstanding debt obligations under the revolving credit facility to become due and payable and to proceed against the collateral securing the revolving credit facility, which includes collateral securing the new notes. Any event of default or acceleration of the revolving credit facility will likely also cause a default under the terms of the other indebtedness of FastenTech.

In addition, the revolving credit facility contains, and any future credit facilities or other agreements to which FastenTech becomes a party may contain, restrictions on its ability to offer to repurchase the new notes in connection with a change of control. In the event a change of control occurs at a time when it is prohibited from offering to purchase the new notes, FastenTech could seek consent to offer to purchase the new notes or attempt to refinance the borrowings that contain such a prohibition. If it does not obtain the consent or refinance the borrowings, FastenTech would remain prohibited from offering to purchase the new notes. In such case, the failure by FastenTech to offer to purchase any of the new notes would constitute a default under the indenture governing such new notes, which, in turn, could result in amounts outstanding under any future credit facility or other agreement relating to indebtedness being declared due and payable. Any such declaration could have adverse consequences to FastenTech and the holders of the new notes.

Federal and state statutes allow courts, under specific circumstances, to void the subsidiary guarantees and require the holders of the new notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantors, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the new notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we and each subsidiary guarantor believe that, after giving effect to the indebtedness incurred in connection with this offering and the establishment of our revolving credit facility, no subsidiary guarantor will be insolvent, will have unreasonably small capital for the business in which it is engaged or will have incurred debts beyond its ability to pay such debts as they mature. However, a court could apply an adverse standard in making such determinations or could disagree with our or the subsidiary guarantors’ conclusions in this regard.

The issuance of the new notes will result in an increase to the dividends owed on certain series of our senior preferred stock.

In the event that we issue $75.0 million or more of unsecured debt securities in a public offering or a Rule 144A private placement and we do not offer to repurchase at least 50% of our outstanding Series A senior preferred stock at a price equal to $10.00 per share plus all accrued and unpaid dividends to the date of repurchase, the existing $0.80 per share per year dividend amount will increase by $0.025 per share per year on the first day of the first month following our failure to repurchase at least 50% of our outstanding Series A senior preferred stock and will thereafter increase by an additional $0.025 per share per year on the first day of each subsequent three month period up to a maximum dividend rate of $1.20 per share per year. We did not, at the time of the issuance of the old notes, offer to repurchase the Series A senior preferred stock. Accordingly, the amount of dividends that are payable on the Series A senior preferred stock increased as a result of the offering. To date, we have never paid cash dividends on our Series A senior preferred stock. We expect that our various financing arrangements, including our revolving credit facility and the indenture governing the new notes, will limit our ability to pay cash dividends on our Series A senior preferred stock in the foreseeable future. Accordingly, we have no intention of declaring or paying cash dividends for the foreseeable future. However, if we are permitted under our debt agreements to, and do, pay cash dividends in the future, our ability to fulfill our obligations under the new notes and our revolving credit facility will be further diminished by the increase in dividends resulting from the offering of old notes.

There is no public trading market for the new notes and an active trading market may not develop for the new notes.

The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL Market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act. The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The initial purchasers of the old notes have informed us that they intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and they may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to Our Business

We are subject to the cyclicality of the economy and the industries in which we compete.

Many of the business areas in which we operate are subject to specific industry and general economic cycles. Certain businesses are subject to industry cycles, including, but not limited to, the construction, medium- and heavy-truck, and the automotive industries, which influence our Specialized Components segment, and the power generation, military, and recreational industries, which influence our Aerospace-grade Components segment.

Demand for products in our Specialized Components segment is highly correlated to the following: contract timing on large construction contracts; unit production of medium- and heavy-duty trucks; and, capital expenditures by automotive manufacturers, which may cause significant fluctuations from period to period. Accordingly, any downturn or competitive pricing pressures in those or other markets in which we participate could adversely affect us.

Over the past few years, the power and energy industry has experienced much volatility for the following reasons: a decrease in electrical demand due to several inordinately warm winters; a drop in energy prices; capacity overbuilding in some regions (including the northeastern United States and Texas); regulatory mismanagement; and industry upheaval following the Enron collapse. In addition, the construction of a number of planned power plants has been cancelled or delayed as developers have reduced their capital spending. All of these factors have led to lower demand for our customers’ end products and, consequently the gas turbine components we manufacture that go into them.

In addition, the United States’ “War on Terror” has led to heightened levels of military activity since September 11, 2001 and an increase in demand for military tracked vehicles. As a result, the demand for the original and replacement pins and bushings that we manufacture to hold the track tread together has also increased. Accordingly, changes in the nature of military activities or a downturn in the level of activity may cause significant fluctuations from period to period.

We are dependent on key customers.

We rely on several key customers. For fiscal 2004, our top ten customers accounted for 54.9% of our net sales and our top customer, Goodyear Tire and Rubber Company, accounted for 15.2% of our net sales. Many of our customers place orders for products on an as-needed basis and operate in cyclical industries and, as a result, their order levels have varied from period to period in the past and may vary significantly in the future. Due to competitive issues, we have lost market share with respect to key customers in the past and may again in the future. Such customer orders are dependent upon their markets and customers and may be subject to delays or cancellations. As a result of dependence on our key customers, we could experience a material adverse effect on our business and results of operations if any of the following were to occur:

•	the loss of any key customer, in whole or in part;

•	a declining market in which customers reduce orders or demand reduced prices; or

•	a strike or work stoppage at a key customer facility, which could affect both their suppliers and customers.

Fluctuating supply and costs of raw materials could have a material adverse effect on our business.

Our business is heavily dependent on the availability and cost of raw materials, such as steel rod used by our Specialized Components segment, and high-strength steels, super alloys (titanium, nickel, inconel, and aluminum), and composites (ceramic nickel and titanium) used in our Aerospace-grade Components segment. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Although we currently maintain alternative sources for raw materials, our business is subject to the risk of price fluctuations and periodic delays in the delivery of certain raw materials. Any change in the supply or price of our raw materials could materially adversely affect our business and results of operations.

As a result of a weak dollar, which discourages imports, and rising demand in Asia and other parts of the world, United States steel prices began to rapidly increase starting in late December 2003. The volatility of raw material prices and our ability to pass on higher raw material costs to our customers may cause significant fluctuations in our sales and gross margins from period to period.

We intend to pursue future acquisitions and our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, effectively integrate new acquisitions or realize the intended benefits of our future acquisitions.

One aspect of our business strategy is to selectively pursue acquisitions that we believe will present opportunities to improve our market position and realize significant synergies, operating expense reductions or overhead cost savings. We continually evaluate potential acquisition candidates, and, from time to time, enter into negotiations and confidentiality agreements with candidates we find attractive, some of which discussions are ongoing and some of which confidentiality agreements remain in effect. We are also currently party to letters of intent relating to proposed acquisitions.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our business, results of operations and financial condition may be adversely affected by a number of factors, including:

•	the difficulties in the integration of the operations, technologies, services and products of the acquired companies;

•	the diversion of our management’s attention from other business concerns;

•	the assumption of unknown liabilities;

•	increases in our indebtedness;

•	the failure to achieve the strategic objectives of these acquisitions; and

•	other unforeseen difficulties.

We may not be able to consummate any future acquisitions. If we are unable to identify suitable acquisition candidates or to consummate synergistic and strategic acquisitions, we may be unable to fully implement our business strategy and our business, results of operations and financial condition may be adversely affected as a result. Our ability to engage in acquisitions will be dependent on our ability to raise substantial capital, and we may not be able to raise the funds necessary to implement our acquisition strategy on satisfactory terms to us, if at all. Our acquisition strategy also may be limited, among other things, by the availability of acquisition candidates that satisfy our criteria.

The markets in which we compete are competitive and our failure to effectively compete could erode our market share.

We operate in a competitive industry. The globalization of our product demand and supply is making it more important for producers to achieve economies of scale and scope. In addition, the growing sophistication of advanced product designs, coupled with an increased demand for design and engineering assistance and support on the part of OEMs as they attempt to reduce the number of their suppliers, increases the difficulty for small firms to compete with manufacturers that have greater technological and financial resources. Thus a failure, on our part, to effectively compete could erode our market share and negatively impact our ability to service the new notes. Although we believe that we are an industry leader in each of our respective product markets, we compete against many companies, including divisions of larger companies, who may have substantially greater financial resources than we do.

We are required to plan our capacity well in advance of production and our success depends on having available capacity and effectively using it.

We principally compete for new business at the beginning of the development of our customers’ new products. Our customers’ new product development generally begins significantly prior to the marketing and production of their new products and our supply of our products generally lasts for the life of our customers’ products. Nevertheless, our customers may move business to other suppliers or request price reductions during the life cycle of a product. The long development and sales cycle of our new products, combined with the specialized nature of many of our facilities and the resulting difficulty in shifting work from one facility to another, could result in variances in capacity utilization. In order to meet our customers’ requirements, we may be required to supply our customers regardless of cost and consequently we may suffer an adverse impact on our operating profit margins. This may involve shifting work among our available facilities. In addition, as a result of our recent restructuring, we have reduced the number of employees at many of our facilities. Our success depends, in part, on our ability to meet our capacity requirements with fewer employees by increasing our productivity.

We may be subject to work stoppages at our facilities or those of our principal customers, which could seriously impact the profitability of our business.

Our five collective bargaining agreements with four different unions cover approximately 46% of our total workforce. Our agreement with I.G. Metall in Germany expires in February 2006, our agreements with the International Association of Machinists and Aerospace Workers expire in June 2007 and February 2006, our agreement with the United Autoworkers Local 3048 expires in February 2005 and our agreement with the United Steelworkers of America expires in November 2005. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on our business and results of operations. In addition, if a greater percentage of our work force becomes unionized, our business and results of operations could be materially adversely affected as a result of increased labor costs. Many of our direct or indirect customers and suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers or our suppliers could result in slowdowns or closures of assembly plants where our products are used. In addition, organizations responsible for shipping our customers’ products may be impacted by strikes staged by unions representing their employees. Any interruption in the delivery of our customers’ products could reduce demand for our products and could have a material adverse effect on our business and results of operations.

We have only limited protection for our intellectual property and our intellectual property may infringe the rights of others.

We have a number of patents covering various aspects of the design and construction of our products. Our patents may not be able to withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon our patents. The costs of litigation to defend our patents could be substantial and may outweigh the benefits of enforcing our rights under our patents. We market our products internationally, and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of our U.S. issued patents have been registered in other countries.

We also rely on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, know-how and other proprietary information, we generally require relevant employees, consultants, advisors and collaborators to enter into confidentiality agreements with us. However, these agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of this information. If we are unable to maintain the proprietary nature of our technologies, our business and financial condition may be adversely affected.

Third parties may claim infringement of their intellectual property rights by us and may bring infringement suits against us. These claims may be time-consuming and expensive to investigate, especially if litigation is required to resolve them. The costs of litigation could be substantial and may outweigh the benefits of challenging a third party’s infringement claim. We may be required to seek licenses for, or otherwise acquire rights to, technology as a result of claims of infringement. If we are unable to acquire such rights on satisfactory terms, we may be forced to stop utilizing certain of our intellectual property rights.

A growing portion of our sales may be derived from our international operations which exposes us to certain risks inherent in doing business on an international level.

Although only 20.9% and 26.5% of our net sales for fiscal 2004 and 2003, respectively, were derived from sales outside of the United States, we intend to expand our international operations in the future. In addition, we maintain manufacturing operations outside the United States. As a result, we are subject to various risks which are not present for companies with operations and sales solely within the United States, including:

•	governmental embargoes or foreign trade restrictions, such as antidumping duties;

•	changes in U.S. and foreign governmental regulations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises;

•	foreign exchange rate risk; and

•	political, economic and social instability.

The occurrence of any of these events could have a material adverse effect on our business and results of operations. In addition, there are tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries. To the extent such repatriation is necessary for us to meet our debt service or other obligations, this will adversely affect our business and results of operations.

Our operations make us subject to environmental laws and other government regulations which could result in material expenditures by us in the future.

We are subject to federal, state, local and foreign environmental laws and regulations governing our operations, including emissions into the air and water, and use, handling, disposal and remediation of hazardous substances. A risk of environmental liability is inherent in our current and former manufacturing activities. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our past and present facilities and at third party waste disposal sites and could also be held liable for damages to natural resources and any consequences arising out of human exposure to such substances or other environmental damage. Although we believe that our operations are in substantial compliance with current regulatory requirements under applicable environmental laws, the nature of our operations, and the history of industrial uses at some of our facilities, expose us to the risk of liabilities or claims with respect to environmental and worker health and safety matters. The cost of complying with environmental, health and safety laws in our current operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures by us that could have a material adverse effect on our business, results of operations and financial condition.

We are indirectly dependent upon the U.S. government for a portion of our sales in the Aerospace-grade segment.

        Although we do not have contracts directly with the U.S. government, certain of our specialty component parts are sold to manufacturers that have contracts with the U.S. government. The funding of government programs is dependent on congressional appropriations and administrative allotment of funds, and may be affected by changes in U.S. government policies resulting from various military and political developments. A shift in government spending to other programs in which our customers are not involved or a reduction in U.S. government spending generally could impact our sales to customers that manufacture products for the U.S. government.

We are controlled by certain significant stockholders who are able to control the outcome of all matters submitted to our stockholders for approval and whose interest in us may be different than yours.

Citicorp Venture Capital Ltd. and its affiliates, the members of our board of directors, certain members of our management and certain employees of Citicorp Venture Capital Ltd. own an aggregate of approximately 96.6% of our common stock, calculated on a fully-diluted basis, which includes approximately 88.9% of our outstanding voting stock (assuming the exercise of outstanding options solely with respect to our voting stock). Citicorp Venture Capital may convert its non-voting Class B common stock into voting Class A common stock, except to the extent that Citicorp Venture Capital is not permitted under applicable law to hold such number of shares of voting common stock after giving effect to such conversion. Citicorp Venture Capital Ltd. is a small business investment company. As a small business investment company, it is not permitted to own a majority of the voting common stock of another company unless it divests of such interest within seven (7) years of such ownership. Upon conversion of all non-voting Class B common stock to voting Class A common stock, Citicorp Venture Capital Ltd. and its affiliates would own approximately 87.0% of such stock. By virtue of such stock ownership, such persons have the power to:

•	elect our entire board of directors;

•	control our management and policies; and

•	determine the outcome of any corporate transaction or other matters required to be submitted to our stockholders for approval, including the amendment of our certificate of incorporation, mergers, consolidation and the sale of all or substantially all of our assets.

As their interests in us are different from your interests, the foregoing stockholders may exercise their control over us in a manner detrimental to your interests.

We may incur material losses for product liability or warranty claims.

We are subject to a risk of product liability or warranty claims in the event that the failure of any of our products results in personal injury or death, or does not conform to our customers’ specifications. Although we have not had any material product liability or warranty claims made against us and we currently maintain liability insurance coverage, product liability claims, if made, could exceed our insurance coverage limits and insurance may not continue to be available on commercially acceptable terms, if at all.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, which are based on management’s current expectations. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the key factors that could cause actual results to differ from our expectations are:

•	our actual versus expected internal growth;

•	our high degree of leverage;

•	our ability to comply with certain financial and other covenants in our loan agreements and indentures;

•	the success or failure of our growth strategies, including international expansion;

•	our ability to attract and retain customers;

•	our ability to accurately predict our production capacity requirements;

•	our ability to attract and retain key personnel;

•	our ability, and the ability of our customers, to maintain good labor relations with our and their respective employees and the unions representing them;

•	our ability to develop and market new products and to innovate existing product lines;

•	our ability to protect our intellectual property;

•	the cost and availability of raw materials, especially steel;

•	trends and conditions in our business, including trends in the markets that we serve;

•	our ability to identify and integrate acquisitions;

•	our future capital needs;

•	our ability to continue to control costs and maintain quality;

•	our ability to comply with applicable governmental laws and regulations and the cost of such compliance;

•	competitive conditions in the markets in which we operate; and

•	the other factors discussed under the heading “Risk Factors” and elsewhere in this prospectus.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. The forward-looking statements are made as of the date of this prospectus or the date of the documents incorporated by reference in this prospectus, as the case may be, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds from the sale of the old notes, after deducting estimated fees and expenses payable by us were approximately $167.1 million. These net proceeds, together with available cash, were used to repay certain other indebtedness existing prior to the issuance of the old notes to settle certain interest rate swaps and to pay fees and expenses of approximately $7.3 million.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004 on an actual basis. You should read this table in conjunction with the information under the headings “Use of Proceeds,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes, each included elsewhere in this prospectus.

(Dollars in thousands)	As of September 30, 2004
Cash and cash equivalents	$28,819

Long-term debt (including current maturities):
Revolving credit facility(1)	—
11½% senior subordinated notes	175,000

Total long-term debt	175,000
Redeemable preferred stock	23,422
Total stockholders’ equity (deficiency in assets)	(36,582)

Total capitalization	$161,840

(1)	Our revolving credit facility has $115.0 million of committed capital and a term expiring May of 2008. We borrowed $9.0 million of funds under our revolving credit facility on the consummation of the old note offering. We utilized approximately $0.1 million of letter of credit capacity under our revolving credit facility upon the consummation of the old note offering to support certain obligations and our ordinary course needs. See “Description of Certain Indebtedness—New Revolving Credit Facility” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated statements of operations for the fiscal years ended September 30, 2004 and 2003 gives effect to the acquisitions of the Spiegelberg Manufacturing, Inc. (SMI), Gear and Broach, Inc. (G&B), MECO, Inc. (MECO) and the Evansville Operations of Rolls-Royce Corporation (Evansville) as if they had each occurred on October 1, 2002. The unaudited pro forma consolidated statement of operations for fiscal year 2004 has been calculated by adding the consolidated results of operations from continuing operations for FastenTech, Inc. (including the results of operations of SMI, G&B and MECO subsequent to the date of acquisition) for fiscal year 2004 and the results of operations of SMI for the period from October 1, 2003 to October 16, 2003 (date of acquisition), the results of G&B for the period from October 1, 2003 to March 1, 2004 (date of acquisition) and the results of MECO for the period from October 1, 2003 to August 15, 2004 (date of acquisition). The unaudited pro forma consolidated statement of operations for fiscal year 2003 has been calculated by adding the consolidated results of operations from continuing operations for FastenTech (including the results of operations of Evansville subsequent to the date of acquisition) for fiscal 2003 and the results of SMI, G&B and MECO from October 1, 2002 to September 30, 2003 and the results of Evansville for the period from October 1, 2002 to February 28, 2003 (date of acquisition).

Our unaudited pro forma consolidated financial data should be read in conjunction with our audited consolidated financial statements for the fiscal years ended September 30, 2004 and 2003, and the related notes thereto, which statements have been audited by Ernst & Young LLP, independent registered public accounting firm, whose report is included elsewhere herein.

Our unaudited pro forma consolidated financial data has been prepared to illustrate the effects of the acquisitions of SMI, G&B, MECO and Evansville. Our unaudited pro forma consolidated financial data does not necessarily present our results of operations as they would have been if the companies involved had constituted one entity for the period presented and is not necessarily indicative of our future results of operations or the results that might have occurred if the forgoing transaction had been consummated on the indicated date.

FastenTech, Inc.

Unaudited ProForma Consolidated Statement of Operations

Year Ended September 30, 2004

(In thousands)

	FastenTech, Inc. Year Ended September 30, 2004	SMI, G&B and MECO from October 1, 2003 to Dates of acquisition	Pro Forma Adjustments		Pro Forma
		(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$225,349	$18,522	$—		$243,871
Cost of sales	157,803	15,311	—		173,114

Gross profit	67,546	3,211	—		70,757
Selling, general, and administrative expenses	37,534	1,660	—		39,194
Impairment of long-lived assets	1,018	—	—		1,018

Operating income	28,994	1,551	—		30,545
Other income (expense), net	344	89			433
Interest expense (a)	(23,318)	(161)	(1,319	)(a)	(24,798)

Income before provision for income tax expense	6,020	1,479	(1,319)		6,180
Income tax expense	511	—	64	(b)	575

Income from continuing operations	5,509	1,479	(1,383)		5,605
Income from discontinued operations	3,952	—	—		3,952

Net income	$9,461	$1,479	$(1,383)		$9,557

Depreciation and amortization	8,118	467	—		8,585
EBITDA (c)	$37,112	2,018	—		39,130

(a)	Pro forma interest expense represents interest expense on the $26.9 million of borrowings incurred to finance the acquisitions using an interest rate of 4.3%, which approximated our borrowing rate under the credit agreement during such period.

(b)	Reflects the income tax effect of using a 40.0% effective tax rate for the acquisitions and adjustment (a).

(c)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA is calculated as follows:

	FastenTech, Inc. Year Ended September 30, 2004	SMI, G&B and MECO from October 1, 2003 to Dates of acquisition	Pro Forma
Operating income, per above schedule	$28,994	$1,551	$30,545
Depreciation and amortization, per above schedule	8,118	467	8,585
EBITDA	37,112	2,018	39,130

FastenTech, Inc.

Unaudited ProForma Consolidated Statement of Operations

Year Ended September 30, 2003

(In thousands)

	FastenTech, Inc. Year Ended September 30, 2003	SMI, G&B, MECO and Evansville from October 1, 2003 to Dates of acquisition	Pro Forma Adjustments		Pro Forma
		(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$144,307	$46,762	$—		$191,069
Cost of sales	97,311	36,768	—		134,079

Gross profit	46,996	9,994	—		56,990
Selling, general, and administrative expenses	26,241	3,565	—		29,806
Impairment of long-lived assets	490	—	—		490

Operating income	20,265	6,429	—		26,694
Other income (expense), net	1,722	64			1,786
Interest expense (a)	(21,000)	(290)	(1,902	)(a)	(23,192)
Loss on early extinguishment of debt	(2,615)	—	—		(2,615)

Income (loss) from continuing operations before provision for income tax expense and minority interest	(1,628)	6,203	(1,902)		2,673
Income tax expense	119	1,899	(179	)(b)	1,839
Minority interest in income of subsidiaries	(192)	—	—		(192)

Income (loss) from continuing operations	(1,939)	4,304	(1,723)		642
Income from discontinued operations	7,345	—	—		7,345
Cumulative effect of a change in accounting principle	(26,892)	—	—		(26,892)

Net income (loss)	$(21,486)	$4,304	$(1,723)		$(18,905)

Depreciation and amortization	$7,198	1,016	—		8,214
EBITDA (c)	$27,463	7,445	—		34,908

(a)	Pro forma interest expense represents interest expense on the $26.9 million of borrowings incurred to finance the acquisitions using an interest rate of 4.4%, which approximated our borrowing rate under the credit agreement during such period.

(b)	Reflects the income tax effect of using a 40.0% effective tax rate for the acquisitions and adjustment (a).

(c)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA is calculated as follows:

	FastenTech, Inc. Year Ended September 30, 2003	SMI, G&B, MECO and Evansville from October 1, 2003 to Dates of acquisition	Pro Forma
Operating income, per above schedule	$20,265	$6,429	$26,694
Depreciation and amortization, per above schedule	7,198	1,016	8,214
EBITDA	27,463	7,445	34,908

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of operations data and other financial data for each of the fiscal years ended September 30, 2004, 2003 and 2002 and the selected consolidated balance sheet data as of September 30, 2004 and 2003 were derived from our historical consolidated financial statements that have been audited by Ernst & Young LLP, whose report appears elsewhere in this prospectus. The selected consolidated statement of operations and other financial data for the fiscal years ended September 30, 2001 and 2000 and the selected consolidated balance sheet data as of September 30, 2002, 2001 and 2000 were derived from our historical consolidated financial statements that have been audited by Ernst & Young LLP, which are not included in this prospectus.

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

Fiscal year ended September 30,
(Dollars in thousands)	2004	2003	2002	2001	2000
Statement of operations data:
Net sales (1)	$225,349	$144,307	$137,174	$141,291	$122,880
Cost of sales	157,803	97,311	91,904	95,349	87,747

Gross profit	67,546	46,996	45,270	45,942	35,133
Selling, general and administrative expenses	37,534	26,241	26,097	24,703	18,339
Restructuring and non-recurring charges	1,018	490	(452)	2,187	—

Operating income	28,994	20,265	19,625	19,052	16,794
Interest expense	(23,318)	(21,000)	(19,266)	(22,596)	(19,597)
Loss on early extinguishment of debt	—	(2,615)	—	—	—
Other income (expense), net	344	1,722	2,590	(1,046)	(569)

Income (loss) before income taxes and minority interest	6,020	(1,628)	2,949	(4,590)	(3,372)
Income tax expense (benefit)	511	119	2,491	(955)	(587)
Minority interest in income of subsidiaries	—	(192)	(1,185)	(1,020)	(986)

Income (loss) from continuing operations	5,509	(1,939)	(727)	(4,655)	(3,771)
Income (loss) from discontinued operations	3,952	7,345	8,496	6,245	3,822
Cumulative effect of a change in accounting principle, net of tax (2)	—	(26,892)	—	(619)	—

Net income (loss)	$9,461	$(21,486)	$7,769	$971	$51
Net income (loss) excluding goodwill amortization (3)	9,461	(21,486)	8,909	2,320	865
Net income (loss) applicable to common stockholders (4)	5,211	(22,254)	3,392	(2,892)	(2,933)
Other financial data:
Depreciation and amortization	$8,118	$7,198	$9,631	$9,847	$6,775
Capital expenditures	9,712	2,500	2,491	2,925	4,034
Cash used for acquisitions	26,936	9,695	6,216	5,225	85,162
Cash flow from operations	15,147	9,965	12,926	22,423	13,442
Ratio of earnings to fixed charges (5)	1.3	x	0.9	x	1.2	x	0.8	x	0.8	x

	Fiscal year ended September 30,
(Dollars in thousands)	2004	2003	2002	2002	2001
Selected balance sheet data (at end of period):
Cash and cash equivalents	$28,819	$10,128	$9,926	$7,945	$3,541
Working capital	79,055	64,094	42,716	39,250	50,204
Goodwill	28,237	27,859	64,761	61,621	63,963
Total assets	254,083	237,320	251,540	260,511	268,918
Total debt (including short-term borrowings)	175,000	183,000	174,716	186,099	204,310
Minority interests	—	1,439	1,492	4,927	4,204
Redeemable preferred stock	23,422	27,665	31,994	31,994	35,699
Stockholders’ equity (deficiency in assets)	(36,582)	(42,499)	(19,443)	(23,329)	(20,308)

(1)	Net sales increased in fiscal 2004 due primarily to increased demand in the military and truck markets and our acquisitions of Speigelberg Manufacturing, Inc. in October 2003, Gear and Broach, Inc. in March 2004 and MECO, Inc. in August 2004.

(2)	We adopted SFAS No. 142 relating to the accounting of goodwill and other intangible assets as of October 1, 2002. Utilizing a combination of valuation techniques including the discounted cash flow approach and the market multiple approach, we recorded a transitional impairment loss of $26,892, net of tax of $10,096 in the first quarter of 2003.

(3)	Net income excluding goodwill amortization is defined as net income plus goodwill amortization, which was $1.7 million, $2.0 million and $1.2 million (pre-tax) or $1.1 million, $1.3 million and $0.8 million (after-tax) for fiscal 2002, 2001 and 2000, respectively. Pursuant to the adoption of SFAS No. 142 on October 1, 2002, goodwill is no longer amortized.

(4)	Net income (loss) applicable to common stockholders is defined as net income less preferred stock dividends of $4.3 million, $0.8 million, $4.4 million, $3.9 million and $3.0 million for fiscal 2004, 2003, 2002, 2001 and 2000, respectively.

(5)	For purposes of computing the ratio of “earnings” to fixed charges, earnings represent the sum of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges represents the sum of interest expense, the interest portion of rental expense and the amortization of debt issuance costs. In fiscal 2003, 2001 and 2000, earnings were insufficient to cover fixed charges by $1.6 million, $4.6 million and $3.4 million, respectively.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued and sold an aggregate principal amount of $145 million of the old notes to the initial purchasers on April 24, 2003. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement dated May 1, 2003 under which we agreed:

•	to prepare and file with the Securities and Exchange Commission the registration statement of which this prospectus is a part;

•	on or before November 27, 2003, to complete the exchange offer;

•	upon the effectiveness of the registration statement, to offer the new notes in exchange for surrender of the old notes; and

The registration statement is intended to satisfy in part our obligations relating to the old notes under the registration rights agreement. We did not complete the exchange offer by November 27, 2003 and we have been paying penalty interest to the holders of the old notes, which totaled $0.8 million in fiscal 2004. As of December 31, 2004, we have paid a total of $1.0 million in penalty interest or “liquidated damages” under the Indenture in respect of the Notes. Upon completion of the exchange offer, our obligations to pay penalty interest will cease.

Under existing interpretations of the Securities and Exchange Commission, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	it is not our affiliate, as that term is interpreted by the Securities and Exchange Commission.

However, broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement regarding resales of the new notes. The Securities and Exchange Commission has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements relating to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow broker-dealers receiving new notes in the exchange offer and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Terms of The Exchange Offer; Period For Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on                     , 2005, unless extended by us, in our sole discretion.

As of the date of this prospectus, $175.0 million aggregate principal amount of the old notes are outstanding (including $30.0 million aggregate principal amount of the old notes held by CVC Capital Funding, LLC). This prospectus, together with the Letter of Transmittal, is first being sent on or about                     , 2005 to all holders of old notes known to us (other than CVC Capital Funding, LLC). Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under “—Conditions to the Exchange Offer” below.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for Tendering Old Notes

The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to BNY Midwest Trust Company at the address set forth below under “—Exchange Agent” on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

•	certificates for the old notes along with the Letter of Transmittal, or

•	prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below, or

•	the holder must comply with the guaranteed delivery procedure described below.

The method of delivery of old notes, Letters of Transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or old notes to us.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instruction” on the Letter of Transmittal; or

•	for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner’s old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner’s name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer, other than any involving regulatory approvals, as to any particular old notes before the expiration date of the exchange offer, except as required by law. Any waiver in respect of any condition of the exchange offer will apply to all old notes tendered. The interpretation of the terms and conditions of the exchange offer as to any particular old notes before the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder of old notes will represent to us in writing that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

•	neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

•	neither the holder nor any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.

If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Acceptance of Old Notes For Exchange; Delivery Of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

The new notes will bear interest from the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes; provided, however, that accrued and unpaid additional interest (as set forth in the Registration Rights Agreement) with respect to the old notes shall be due and payable to such holders on the first interest payment date after the date of consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, other than any involving regulatory approvals, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with the Depository Trust Company) promptly after the expiration of the exchange offer.

Book-Entry Transfer

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile of the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company’s system may utilize The Depository Trust Company’s Automated Tender Offer Program to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account for the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent’s account in accordance with The Depository Trust Company’s Automated Tender Offer Program procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee and an agent’s message, which is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering old notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

•	the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including the principal amount of the old notes); and

•	where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with The Depository Trust Company for the old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date of the exchange offer.

Conditions To The Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine that:

•	the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

•	we have not received all applicable governmental approvals; or

•	any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions, other than any involving regulatory approvals, are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion prior to the expiration of the exchange offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

BNY Midwest Trust Company has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at the address set forth below:

Bank of New York

Corporate Trust Operations - Reorganization Unit

101 Barclay Street – 7 East

New York, N.Y. 10286

Attention: Mr. Bernard Arsenec

Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

Bank of New York

Corporate Trust Operations - Reorganization Unit

101 Barclay Street – 7 East

New York, N.Y. 10286

Attention: Mr. Bernard Arsenec

(212)-815-5098

Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences Of Failure To Exchange; Resales Of New Notes

Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Old notes not exchanged in accordance with the exchange offer will continue to accrue interest at 11 1/2% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. However, (1) if because of any change in law or in applicable interpretations by the staff of the Securities and Exchange Commission, we are not permitted to effect the exchange offer, (2) if the exchange offer is not consummated, (3) if any initial purchaser so requests that the old notes not eligible be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer or (4) if any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities) is not eligible to participate in the exchange offer or, in the case of any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities) that participates in the exchange offer, does not receive new notes in exchange for old notes that may be sold without restriction under state and federal securities laws, we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.

Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than (1) any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (“MD&A”)

The following should be read in conjunction with our Consolidated Financial Statements and the related Notes.

EXECUTIVE OVERVIEW

Our Company is focused on profitably growing a number of product platforms for which we believe we hold leading market positions in the majority of the markets that we serve. We are a leading manufacturer and marketer of specialized and aerospace-grade components. We offer a diverse collection of highly engineered specialty fasteners and fastener systems, which includes custom engineered engine bolts, externally threaded fasteners, shear connectors, concrete anchors, punching resistor studs, inserts, ports, pipe & cable hangers, weld studs and bosses, and the devices used to apply, assemble and weld these items. Our products also include an array of engineered components such as transition ducts, combustion chamber liners and connection rods for gas turbine engines, gearboxes, planetary gear systems, and military track pins. Our products are used in critical applications of a broad array of customers in various industries, including power generation, military, industrial, medium- and heavy-duty truck, construction, light vehicles, recreational, and aerospace.

Some of our products are distributed globally. We employ 1,050 associates worldwide and have 13 domestic manufacturing locations and a manufacturing operation in Gevelsburg, Germany. Our strategy is to create market advantages through product innovations and marketing initiatives that expand our market focus to offer total fastening and engineering solutions to our customers and by pursuing select acquisitions to complement our business strategy. Our business strategy is focused on increasing operating margins and free cash flow.

As part of our strategic process, we continually review our business segments and selected markets in terms of their potential long-term returns. We regularly review and negotiate potential acquisitions and divestitures in the ordinary course of business, some of which are or may be material, and have completed a series of acquisitions and one divestiture since our Company was formed in 1998. Our decisions regarding acquisitions and divestitures are based on their impact on our economic cash flows and returns on invested capital. We may consider a larger acquisition, more than $100.0 million in revenues, if certain criteria are met. We may also consider business divestitures if we determine that the business(es) no longer meet our long term strategic objectives or that a divestiture will increase the overall cash flow returns to our investors. While we consider acquisitions in both our Specialized Components and Aerospace-grade segments, over the last two years we have invested more heavily in the Aerospace-grade segment with approximately $31.4 million invested in three acquisitions versus an approximate $5.2 million investment in one acquisition in our Specialized Components segment.

During fiscal 2004, we completed three acquisitions. In August 2004, we purchased substantially all of the assets of MECO, Inc., or MECO, for approximately $8.4 million. MECO supplies precision fabrications and machined components, such as combustion chamber liner assemblies and covers, to the turbine engine and aerospace industries. MECO’s financial results from the date of acquisition are included in our Aerospace-grade Components segment. In March 2004, we completed the acquisition of substantially all of the assets of Gear and Broach, Inc., or G&B, for approximately $13.1 million. G&B manufactures gear components and systems designed to endure extreme temperatures, high cyclical loads, and vibration stresses. Its products include gearboxes and planetary gear systems used in All Terrain Vehicles or ATVs. The financial results for G&B from the date of its acquisition are included in our Aerospace-grade Components segment. In October 2003, we acquired all of the capital stock of Spiegelberg Manufacturing, Inc., or Spiegelberg, for approximately $5.2 million. Spiegelberg manufactures stud-welding equipment for the construction and general industrial markets. Its financial results from the date of acquisition are included in our Specialized Components segment.

Also during fiscal 2004, as part of our ongoing strategic planning process, we evaluated several alternatives for our three business units that principally manufacture fasteners and components for automotive original equipment manufacturers and tier-one suppliers. We concluded that these business units no longer fit our core long-term growth strategy due to less attractive industry fundamentals and reduced potential long term returns. As a result, on September 10, 2004, we sold substantially all of the assets of FabriSteel Products, Inc. and Profile Steel and Wire, Inc (collectively “FabriSteel”). Net cash proceeds of approximately $48.4 million from the sale were used to pay down debt. In addition, we committed to a plan to sell our interest in Progressive Stamping Co. (DE) (“Progressive”). See Notes 2 and 3 of our Consolidated Financial Statements for more information on acquisitions and divestitures.

We have accounted for FabriSteel and Progressive as a discontinued operation, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment and Disposal of Long-lived Assets.” The results of FabriSteel and Progressive for all periods presented are included in the Consolidated Financial Statements as discontinued operations. In addition, unless otherwise indicated, amounts provided in this MD&A pertain to continuing operations only.

In February 2003, through our newly formed subsidiary, Integrated Energy Technologies, Inc. (IET), we acquired substantially all the assets of the Evansville Operations of Roll-Royce Corporation, for $9.5 million. The Evansville operation manufactures transition ducts through which gas turbine machines draw air into their combustion chambers for gas turbine OEMs. It is also in the process of installing production equipment to manufacture Lamilloy sheets from which liners will be formed for the U.S. Joint-Strike Fighter; the newest class of military aircraft. The financial results of the Evansville operation are included in our Aerospace-grade Components segment from the date it was acquired.

We incur impairment and restructuring charges from time to time as a result of executing our strategy to rationalize and consolidate manufacturing capacity, better serve customer demand, fix or discontinue operations, integrate acquisition capacity and build flexible cost structures through outsourcing initiatives. In 2004 and 2003, we recorded impairment charges of $1.0 million and $0.5 million, respectively, for the write-off of property, plant and equipment. In 2002 we recorded income of $0.5 million due the reversal of a 2001 restructuring reserve for approximately 20 employees in our Specialized Components segment whose employment was not terminated after reassessing our strategic objectives. These charges may vary significantly from period to period, and as a result, we may experience fluctuations in our reported net income due to the timing of restructuring actions.

In fiscal 2004, on a consolidated basis, steel represented 25.3% of our selling price, compared to 23.7% in fiscal 2003. Starting in late December 2003, U.S. steel prices began to rapidly increase as a result of a weak dollar, which discourages imports, and rising demand in Asia and other parts of the world. During fiscal 2004 prices for hot-rolled steel increased as much as 75 to 100 percent. We estimate that we have been able to pass on approximately two-thirds of this cost increase to customers.

In June 2004, to ensure we have adequate liquidity to support our organic growth initiatives and future acquisition strategies, we successfully amended and restated our credit agreement to, among other things, increase the available borrowings from $40.0 million to $115.0 million (subject to the certain limitations on indebtedness contained in the indenture for our notes). Our Senior Credit Facility is rated a Ba3 by Moody’s and 1BB- by Standard & Poors.

Performance highlights related to our liquidity and capital resources for fiscal 2004 included:

•	We realized net cash from continuing operations of $15.1 million, a 52% increase from $10.0 million in 2003.

•	We realized cash flows of $48.4 million from asset and business sales.

•	We repaid $8.0 million under our exiting revolving credit agreement.

•	We ended 2004 with cash and cash equivalents of $28.8 million compared to $10.1 million at the end of 2003 and had no borrowings on our revolving credit facility at September 30, 2004.

We continue to expand our customer offerings, increase our sourcing of certain component parts from outside the U.S., and grow our operations through attractive, strategic “bolt-on” acquisitions. We will continue our strategy of achieving growth through product innovations and marketing initiatives that enable us to offer total fastening and engineering solutions to our customers and through select acquisitions that complement our businesses with the intent to increase operating margins and free cash flow.

Business Segment Information

The following table is provided to assist in understanding our business segments.

Segment	Products & Services	Production Processes	Types & Class of Customers
Specialized Components	Custom engineered engine bolts, externally threaded fasteners, shear connectors, concrete anchors, punching resistor studs, inserts, ports, pipe & cable hangers, weld studs & bosses. Other products include devices used to apply, assemble and weld these items, which are designed, manufactured and marketed to the same group of customers	Cold-head forming and stamping	Industrial, Construction, Heavy Truck, Automotive OEMs, Contractors & Distributors
Aerospace-grade Components	Engineered components such as transition ducts, combustion chamber liners and connection rods for gas turbine engines, gearboxes, planetary gear systems, and military track pins	Precision machining	Power Generation, Aerospace, Military and Recreational Vehicle OEMs

We generate substantially all of our revenues from customers that operate in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. During the fiscal year ending September 30, 2004, our Specialized and Aerospace-grade components segments benefited from strong economic conditions and from the United States’ “War on Terror,” which has led to heightened levels of military activity since September 11, 2001.

The following information provides key sensitivities that affect the performance of each of our business segments and augments our discussion and analysis in the next section titled Results of Operations.

Specialized Components

Our Specialized Components segment consists of two business units, Nelson Stud Welding, Inc. and the Ferry Cap & Set Screw Company, that manufacture products designed for specific industrial applications, including heavy truck, automotive, industrial equipment, and construction. Our products consist predominantly of preformed parts in which the fastening function is designed-in to fit the requirements of the OEM’s equipment and are primarily manufactured with cold forming techniques from a variety of alloys. Primary products include custom engineered engine bolts, externally threaded fasteners, shear connectors, concrete anchors, punching resistor studs, inserts, ports, pipe & cable hangers, weld studs & bosses. Other products include devices used to apply, assemble and weld these items, which are designed, manufactured and marketed to the same group of customers. Competition in this segment comes from numerous entities, both large and small. The principal competitive drivers are price, service, product performance and technical innovation. These drivers vary with the type of product sold. We believe we can effectively compete on the basis of each of these factors as they apply to the various products offered.

The performance of the Specialized Components segment mirrors that of broader U.S. economic trends. Increases or decreases in revenue growth for their segment have generally tracked changes in gross domestic product (GDP), industrial production, and manufacturing capacity utilization. For example, the general economic slowdown and reduced capital spending in the U.S. manufacturing sector in 2000-2002 had a significant effect on our segment’s performance during this time period. As U.S. economic and industrial manufacturing conditions improved towards the end of fiscal 2002 and into fiscal 2003, revenues in this segment also improved. Approximately 15% of the sales in this segment are dependent on Class 8 Vehicle Production. Thus, trends in the Class 8 North American Free Trade Act Vehicle Build (medium- and heavy-truck unit production) also help predict the future performance of this segment.

Industrial production was much stronger than expected during fiscal 2004 and is projected to remain strong through fiscal year 2005. Total U.S. industrial capacity utilization reached its highest level in three years in fiscal 2004, but remains well below the 30-year average of 81.1%. Total U.S. industrial production for fiscal 2004 was up 4.6% over fiscal 2003.

North American industry demand for construction equipment remained strong across all products lines. Based upon industry sources, nonresidential construction is expected to increase into fiscal 2005 as a result of improved corporate profits and higher capacity utilization.

During fiscal 2004, truck unit production remained strong and according to industry sources this trend is expected to continue into 2005. Approximately 15-20% of our sales in this segment closely follow the trends of the Class 8 NAFTA Vehicle Build, which is as follows:

	Fiscal year ended September 30,
	(in 000’s)
	2004	2003	2002
Class 8 NAFTA Vehicle Build	236.3	168.5	173.9
Source: ACT Research

No customer represents more than 10% of sales in this segment for fiscal 2004, 2003, and 2002.

Foreign sales in this segment represented 93% and 92% of our total foreign sales in fiscal 2004 and 2003 and 33% and 37% of this segment’s total sales. Approximately 80% of these sales were shipped through our Gevelsburg, Germany manufacturing operation. In both fiscal 2004 and 2003, 80% of foreign sales for this segment were to markets in Germany, Mexico, Italy, England, Canada, France, and Spain.

We are currently consolidating the distribution functions within this segment and increasing the production capacity and utilization of our newer, modernized facility in Elyria, Ohio. We expect to complete the warehouse consolidation by the end of fiscal 2005 and, when completed, project annualized savings of approximately $1 million.

Aerospace-grade Components

The term aerospace-grade is an industry term for components that are used in high stress environments and are often made of high-grade metal alloys. The industry includes power generation components in this category because gas turbines are used for both land based machines and aircraft engines.

Although the aerospace industry is typically the largest user of aerospace grade components, our Aerospace-grade segment principally serves industrial gas turbine power generation, military and recreational vehicles, and aircraft combustion engine OEMs. The four business units, Specialty Bar Products Company, Integrated Energy Technologies, Inc., Gear and Broach, Inc. and Spun Metals, Inc., that comprise this segment manufacture components to the exacting quality specifications required in critical power generation, military and all-terrain vehicles, and aircraft applications. These components are fabricated from high-strength steels, super alloys (titanium, nickel, inconel, and aluminum), and composites (ceramic coated nickel and titanium) and are designed to endure temperature extremes (advanced cooled structures), high fatigue and creep loads and repeated vibration stresses. The primary products in this segment include an array of engineered components such as transition ducts, combustion chamber liners and connection rods for gas turbine engines, gearboxes, planetary gear systems, and military track pins. Competition in this segment comes from numerous entities, both large and small. The principal competitive drivers are price, service, product performance, manufacturing methods, and technical innovation. These drivers vary with the type of product sold. We believe that we can effectively compete on the basis of each of these factors as they apply to the various products offered.

The majority of the revenues in this segment are tied to energy and defense spending. For example, sales in this segment grew rapidly as the total number of gas turbine machines ordered for electrical generation worldwide grew from 754 machines during the twelve-month period ended May 1998 to 1,534 machines during the twelve-month period ended May 2001. Likewise, as orders fell to 841 machines during the twelve month period ended May 2002, sales in this segment also fell. In addition, as the level of military activity in Afghanistan and Iraq increased, revenues in this segment also increased as demand for replacement pins and bushings, used to hold track tread together in military tracked vehicles, increased.

In addition, government funding of the U.S. Joint Strike Fighter (F136) could impact future sales in this segment. We are working closely with an OEM combustion system supplier to begin producing Lamilloy sheets used in the production of U.S. Joint Strike Fighter aircrafts. This product is dependent on several conditions, including continued U.S. government funding for deliveries spread over the next five years. Shipments are expected to begin in January 2005.

Increased demand from energy customers has also contributed to the growth in this segment. From August 2003 to August 2004, North American equipment orders increased approximately 44% from the turbine, generator and other power transmission markets, marking the fifteenth consecutive month of year-over-year growth.

Approximately 72% of our fiscal 2004 sales in this segment were derived from three primary customers, of which Goodyear Tire and Rubber Company accounted for 37.3% of this segment’s total net sales and 15.2% of our total consolidated net sales. No other customer represents more than 10% of our total net sales. For fiscal 2004 and fiscal 2003, foreign sales accounted for 3% and 6%, respectively, of total segment sales, and 7% and 8%, respectively, of our total consolidated net sales. Shipments were primarily to France and Belgium.

RESULTS OF OPERATIONS

Consolidated Reported Results

(dollars in thousands)

	2004	2003	2002
Net sales	$225,349	$144,307	$137,174
Cost of sales	157,803	97,311	91,904

Gross profit	67,546	46,996	45,270
Gross margin	30.0%	32.6%	33.0%
Selling, general and administrative expenses	37,151	26,241	24,821
As a percent of net sales	16.5%	18.2%	18.1%
Goodwill and intangible amortization	383	—	1,728
Restructuring and non-recurring charges	1,018	490	(452)

Operating Income	28,994	20,265	19,625
Interest expense, net	(23,318)	(21,000)	(19,266)
Loss on early extinguishment of debt	—	(2,615)	—
Other income (expense), net	344	1,722	2,590

Income (loss) before income taxes	6,020	(1,628)	2,949
Income tax expense	511	119	2,491
Minority interest in income of subsidiaries	—	(192)	(1,185)

Income (loss) from continuing operations	5,509	(1,939)	(727)
Income from discontinued operations	3,952	7,345	8,496
Change in accounting principle	—	(26,892)	—

Net income (loss)	$9,461	$(21,486)	$7,769

Capital expenditures	$9,712	$2,500	$2,491
Depreciation and amortization	$8,118	$7,198	$9,631

On February 28, 2003, we acquired substantially all the assets of the Evansville Operations of Roll-Royce Corporation (“Evansville”). Evansville manufactures transition ducts for gas turbine engines. The financial results of the Evansville operation are included in our financial statements from the date it was acquired. Accordingly, the acquisition of Evansville significantly impacts year-to-year comparisons. Based on information provided by the seller, the Evansville operation had net sales of approximately $37.5 million in the twelve months prior to the date of acquisition.

During fiscal 2004, we completed three acquisitions: MECO, Inc., which supplies precision fabrications and machined components to the turbine engine and aerospace industries, on August 16, 2004; Gear and Broach, Inc., which manufactures gear components and systems designed to endure extreme temperatures, high cyclical loads, and vibration stresses on March 1, 2004; and Spiegelberg Manufacturing, Inc., which manufactures stud-welding equipment for the construction and general industrial markets on October 17, 2003. The financial results of these acquisitions are included in our financial statements from the date they were acquired. Accordingly, these acquisitions significantly impact year-to-year comparisons. In aggregate, based on information provided by the sellers, these companies had net sales in the twelve months prior to their respective acquisition dates of approximately $37.0 million. For further discussion on acquisitions and divestitures, see Notes 2 and 3 to our Consolidated Financial Statements.

Consolidated Results of Operations: Fiscal 2004 Compared to Fiscal 2003

Net sales. Net sales increased 56.2%, or $81.0 million from fiscal 2003. Net sales increased 41.1% in the Specialized Components segment and 84.5% in the Aerospace-grade Component segment. Approximately $24.8 million of this increase relates to the acquisitions that were completed in fiscal 2003 and 2004. Consolidated organic net sales increased 39.0% to $200.6 million, including $3.5 million in favorable currency exchange rates in our Specialized Components segment. The primary products that experienced organic net sales growth in fiscal 2004 were critical engine bolt sales, up 101.3%, and stud fasteners and weld equipment sales, up 20.2%, both in our Specialized Components segment and military track pin sales, up 106%, in our Aerospace-grade segment.

Gross Profit. Gross profit margins were 30.0% in fiscal 2004, compared to 32.6% in fiscal 2003. Increased steel costs, net of price increases passed onto our customers, reduced gross margins approximately 1.6% in fiscal 2004. In fiscal 2003, we had cancellation charges that were billed at 100% margin, which increased the fiscal 2003 gross margin by approximately 0.4%. The remaining difference relates to lower margins for the companies acquired in fiscal 2004 than for our existing businesses.

Selling, general and administrative expenses (SG&A). In fiscal 2004, SG&A expenses were $37.2 million, excluding intangible amortization, compared to $26.2 million in 2003, an increase of $11.0 million. The increase was driven primarily by acquisitions completed in fiscal 2003 and fiscal 2004, foreign currency translations, infrastructure growth to meet the demands of being a public filing company and higher selling expenses relating to certain strategic actions. SG&A expenses of acquired companies included in fiscal 2004 that were not included in fiscal 2003 were approximately $2.4 million. The weak U.S. dollar accounted for $1.0 million of the increase in SG&A expenses in fiscal 2004. The remaining increase relates to higher legal and professional fees, infrastructure growth at the corporate office and in the Aerospace-grade segment, and higher selling expenses and normal wage inflation in both the Specialized Components and Aerospace-grade Components segments.

Restructuring and non-recurring charges. We recorded non-recurring charges of $1.0 million in fiscal 2004 compared to $0.5 million in fiscal 2003. These charges include noncash impairment charges related to the abandonment and disposal of specific assets in the Specialized Components segment.

Interest expense, net. Interest expense increased $2.3 million, or 11.0% compared to fiscal 2003. This increase relates primarily to higher interest rates on the old notes issued in May 2003. Our average debt balance was $179.0 million compared to $178.9 million for the fiscal years ended 2004 and 2003, respectively, while the weighted average interest rate incurred during fiscal 2004 was 13.0% compared to 11.7% for the prior year.

As required by a registration rights agreement between us and the initial purchasers of the old notes, we are currently in the process of completing an exchange offer and registering the issuance of the new notes under the Securities and Exchange Act. We have not yet completed the exchange offer and, as a result, the interest rate on the old notes has increased at a rate of 0.25% for each 90-day period beginning November 27, 2003. Currently, the annualized interest rate on the old notes including the penalty interest rate of 1%, is 12.5%. Upon completion of the exchange offer, our obligations to pay the 1% penalty interest rate will cease.

Other Income (expense), net. The decrease in other income for fiscal 2004 relates primarily to unrealized gains on mark to market adjustments for interest rate swap agreements that were terminated in conjunction with the refinancing of our previous credit agreement.

Income tax expense. The consolidated effective income tax rate for fiscal 2004 was 8.5% compared to 7.3% in fiscal 2003. In the fourth quarter of fiscal 2004, we reduced our tax expense by approximately $1.5 million based on the settlement of a foreign tax matter that had previously been accrued. Excluding this one-time item, the effective tax rate for fiscal 2004 would have been approximately 33.7%. Our effective tax rate differs from the statutory tax rate primarily due to lower tax rates in foreign jurisdictions. In fiscal 2003, the pre-tax loss generated a federal tax benefit, which was offset by nondeductible goodwill, nondeductible interest, and state taxes. We expect our effective tax rate will be between 38% and 41% for fiscal 2005, depending on results of foreign operations.

Minority interest in income of subsidiaries. Minority interest expense decreased $0.2 million in fiscal 2004 to $0.0 million from the $0.2 million reported in fiscal 2003. In fiscal 2004, we repurchased all minority interests from the remaining shareholders.

Income from discontinued operations. We have accounted for the operations of FabriSteel and Progressive as discontinued operations in accordance with the provisions of SFAS No. 144. The results of FabriSteel and Progressive for all periods presented are included in the consolidated financial statements as discontinued operations. In addition, the gain on the sale of FabriSteel, net of tax, was $8.3 million. This gain was offset by the net loss from discontinued operations, which included a $9.5 million write-off of goodwill, net of tax, at Progressive. For further explanation, please refer to Note 3 in our Consolidated Financial Statements.

Consolidated Results of Operations: Fiscal 2003 Compared to Fiscal 2002

Net sales. Net sales of $144.3 million in fiscal 2003 increased by $7.1 million or 5.2% from $137.2 million in fiscal 2002. Net sales decreased by 1.4% in the Specialized Components segment and increased 19.7% in the Aerospace-grade Component segment. Approximately $15.4 million of our fiscal 2003 net sales relates to businesses acquired during fiscal 2003. Revenue in 2003 included seven months of the Evansville operation. Consolidated organic net sales declined 6.0% to $129.0 million. The primary products that experienced net sales growth in fiscal 2003 were stud welding fasteners and systems—up 4.1%, and military track pins—

up 25.0%. The primary products that experienced organic revenue declines included critical truck bolt sales—down 12.0%, which affected the Specialized Components segment and gas turbine components—down 44.6%, in our Aerospace-grade Components segment.

Gross Profit. Gross profit margins were 32.6% in fiscal 2003, compared to 33.0% in fiscal 2002. The decrease in the consolidated gross profit margin percentage relates primarily to the decrease in gas turbine component sales. This decrease was partially offset by the increase in military sales, which positively impacted our consolidated gross margin percentage for fiscal 2003 compared to fiscal 2002.

Selling, general and administrative expenses (SG&A). In fiscal 2003, SG&A expenses were $26.2 million, compared to $24.8 million, excluding goodwill amortization in fiscal 2002, an increase of $1.4 million. The increase was driven primarily by SG&A expenses of acquired companies included in fiscal 2003 that were not in 2002, which were approximately $1.3 million.

Restructuring and non-recurring charges. We recorded non-recurring charges of $0.5 million in fiscal 2003 compared to income of $0.5 million in fiscal 2002. The charges in fiscal 2003 include noncash impairment charges related to the abandonment and disposal of specific assets in the Specialized Components segment. The income in fiscal 2002 includes the reversal of a 2001 restructuring reserve for approximately 20 employees in our Specialized Components segment whose employment was not terminated after reassessing our strategic objectives. As of September 30, 2003, no restructuring liabilities remained and as of September 30, 2002, all of the employees associated with the Restructuring Plan had their employment with the Company terminated.

Interest expense, net. Interest expense in fiscal 2003 increased $1.7 million, or 9.0%, compared to fiscal 2002. This increase related primarily to higher interest rates on the old notes issued in May 2003. Our average debt balance was $178.9 million compared to $180.4 million for fiscal 2004 and 2003, respectively, while the weighted average interest rate incurred during fiscal 2003 was 11.7% compared to 10.7% for fiscal 2002. Our noncash interest expense of $4.3 million and $5.7 million for fiscal 2003 and 2002, respectively, relates to the amortization of debt issuance costs and interest that was accrued, but not paid on the 18% senior subordinated notes issued March 2000 and payable to Citigroup Venture Capital, Ltd (CVC). We repaid these notes in conjunction with the issuance of the notes in May 2003.

Loss on early extinguishment of debt. We recorded a loss of $2.6 million for the early extinguishment of debt related to the write-off of debt issuance costs and premiums paid on certain debt payoffs, offset by a gain on the early extinguishment of debt in connection with the payoff of all existing debt due to the issuance of the old notes in May 2003. We recorded this charge as a component of income from continuing operations during fiscal 2003 in accordance with SFAS No. 145.

Other Income. The decrease in other income of $0.9 million in fiscal 2003 from fiscal 2002 relates primarily to the recognition of a curtailment gain on certain pension plans that was recorded in fiscal year 2002.

Income tax expense. The consolidated effective income tax rate for fiscal year 2003 was 7.3% compared to 85.1% for fiscal year 2002. This decrease relates to a federal tax benefit of 34.0% in 2003 due to our net loss before income taxes, versus a federal tax expense of 34.0% in 2002. If the expense for 2003 had been 34.0%, the effective rate would have been 75.3%. The decrease from 85.1% to 75.3% relates primarily to higher foreign income at tax rates lower than the U.S. statutory rate. These decreases were offset by state income taxes.

Minority interest in income of subsidiaries. Minority interest expense decreased $1.0 million in fiscal 2003 to $0.2 million from the $1.2 million reported in fiscal 2002. In fiscal 2002, we negotiated a redemption with the former owner of one of our business units in the Aerospace-grade segment in which we exchanged $2.3 million of our common stock for his remaining minority interest in that business unit.

Change in accounting principle. In July 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These pronouncements change the accounting for business combinations, goodwill and intangible assets. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 and the amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we adopted the provisions of SFAS No. 142, as required, on October 1, 2002. In connection with adopting the provisions of SFAS No. 142 in fiscal 2003, our transition impairment testing resulted in a $26.9 impairment of recorded goodwill associated with our Specialized Component segment. Accordingly, this amount was written off as a transition impairment charge and recorded as a change in accounting principle.

SEGMENT RESULTS OF OPERATIONS

Segment Reported Results

(dollars in thousands)

	2004	2003	2002
Net sales
Specialized Components	$133,772	$94,802	$96,192
Aerospace-grade Components	92,085	49,914	41,691
Eliminations	(508)	(409)	(709)

Total net sales	$225,349	$144,307	$137,174

Segment Income
Specialized Components	$20,608	$14,311	$16,113
Aerospace-grade Components	24,485	18,150	16,637
Unallocated corporate operating expenses	(6,963)	(4,512)	(3,951)

EBITDA (1)	38,130	27,949	28,799
Depreciation and amortization	(8,118)	(7,194)	(9,626)
Non recurring charges	(1,018)	(490)	452
Interest expense	(23,318)	(21,000)	(19,266)
Loss on early extinguishment of debt	—	(2,615)	—
Other, net	344	1,722	2,590

Income before income taxes	$6,020	$(1,628)	$2,949

(1)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and nonrecurring items. Management uses “EBITDA” as a basis for presenting and using segment financial data to aid it in making internal operating decisions. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

Segment Results of Operations: Fiscal 2004 Compared to Fiscal 2003

Specialized Components

Net sales. In our Specialized Components segment, net sales for the year ended September 30, 2004 increased $39.0 million, or 41.1% over the prior year. The majority of the increase reflects higher sales of heavy truck bolts (up 101.3%) due to an increase in downstream OEM unit production rates for Class 8 heavy trucks, as well as market share gains. In addition, stud fasteners and weld equipment sales were up 25.8%, or $16.8 million. Approximately $3.5 million of this increase relates to incremental sales from the acquisition of Spiegelberg.

EBITDA. For the year ended September 30, 2004, EBITDA from our Specialized Components segment increased $6.3 million over fiscal 2003. EBITDA margin increased from 15.1% to 15.4%. The increase in EBITDA reflects the additional operating results of Spiegelberg and the overall increase in sales for the segment.

Aerospace-grade Components

Net sales. Aerospace-grade component sales increased $42.2 million in fiscal 2004, or 84.5% over fiscal 2003. Approximately $21.3 million of this increase relates to incremental sales from the acquisitions of MECO, Gear & Broach and the Evansville Operations of Rolls-Royce Corporation. The balance of the increase reflects strong military sales, which were up 106.6% from the prior year.

EBITDA. For the year ended September 30, 2004, EBITDA from our Aerospace-grade segment increased $6.3 million while EBITDA margins decreased from 36.4% to 26.6% compared to fiscal 2003. The EBITDA increase was due to the operating results of MECO, Gear & Broach and the Evansville Operations of Rolls-Royce Corporation, as well as the significant increase in sales in the military market. The decline in EBITDA margin reflects the impact of one-time cancellation charges totaling approximately $1.4 million in fiscal 2003, lower margins from acquired companies and a sales mix shift within this segment.

Unallocated Corporate Operating Expenses

For the year ended September 30, 2004, Unallocated Corporate Operating Expenses increased $2.5 million over fiscal 2003 to $7.0 million. These increases reflect an increase in corporate staff to meet the demands of becoming a public company, execution of various new marketing initiatives and higher legal and professional fees.

Segment Results of Operations: Fiscal 2003 Compared to Fiscal 2002

Specialized Components

Net sales. In our Specialized Components segment, net sales for fiscal 2003 decreased $1.4 million or 1.4% over fiscal 2002, due to a general economic slow down in the United States and lower production of Class 8 vehicles. This, combined with lost market share with a key heavy truck customer, caused our sales to the heavy truck market to drop 12.0%. Offsetting this decline was a 5.7% increase in sales to industrial equipment customers and a 10.7% increase in installation equipment and component sales to automotive customers, principally in Europe.

EBITDA. For fiscal 2003, EBITDA from our Specialized Components segment decreased $1.8 million over fiscal 2002. EBITDA margin decreased from 16.8% to 15.1%. The decrease in EBITDA and EBITDA margin was primarily the result of lower fixed cost absorption due to the decline in sales to the heavy truck market.

Aerospace-grade Components

Net sales. Aerospace-grade component sales increased $8.2 million in fiscal 2003, or 19.7% over fiscal 2002. The acquisition of Evansville accounted for approximately $15.4 million of this increase. In addition, component sales to the military market were up 25.0%. Offsetting these increases was a 44.6% decline in component sales to power generation customers as a result of lower gas turbine unit production.

EBITDA. For fiscal 2003, EBITDA from our Aerospace-grade segment increased $1.5 million over fiscal 2002 while EBITDA margin decreased from 39.9% to 36.4% compared to fiscal 2002. The additional EBITDA generated from the acquisition of Evansville was partially offset by the decline in power generation sales and increased bad debt reserves established for specific customers. The decline in EBITDA margin reflects the effects of the lower sales; the reserves established for specific customers, and lower EBITDA margins from the acquired businesses.

Unallocated Corporate Operating Expenses

For fiscal 2003, Unallocated Corporate Operating Expenses increased $0.6 million over fiscal 2002 to $4.5 million.

Liquidity and Capital Resources

Our short-term liquidity needs include required debt service, day-to-day operating expenses, working capital requirements and the funding of capital expenditures. Long-term liquidity requirements include principal payments of long-term debt and funding of acquisitions. Our principal sources of cash to fund our short-term liquidity needs consist of cash generated by operations and borrowings under our credit facility. As of September 30, 2004, there were no borrowings under our credit facility and we had an availability of $115.0 million, subject to borrowing limits, including limitations required under the indenture governing the notes.

We believe that cash generated from operations, together with the amounts available under our credit agreement, will be adequate to meet our debt service requirements, capital expenditures and working capital needs for at least the next 12 months, although no assurance can be given. Our future operating performance may be impacted by future economic conditions and financial, business, and other factors that are beyond our control.

We continually evaluate potential strategic acquisition candidates to complement our existing businesses and evaluate various financing alternatives to enable us to execute additional and larger transactions. From time to time, we enter into discussions and confidentiality agreements with acquisition candidates we find attractive. Certain discussions are ongoing and certain confidentiality agreements remain in effect. We also currently have signed letters of intent with potential acquisition candidates. Whether or not these letters of intent result in consummated transactions is uncertain. However, we believe that it is probable that we will close three transactions in the next quarter. If these transactions were to close they would require approximately $38.8 million in cash or borrowings under our revolving credit facility. These transactions are not expected to meet the definition of a significant acquisition under Rule 3-05(b)2. We estimate the unaudited effects of these transactions, assuming they had occurred at the beginning of 2004, would be to increase sales and income from continuing operations approximately $29.3 million and $1.4 million, respectively.

Fiscal Year 2004 compared to Fiscal Year 2003

Cash provided by operating activities in fiscal 2004 was $15.1 million, an increase of $5.2 million over fiscal 2003. Cash generated before changes in operating assets and liabilities was $17.8 million during fiscal 2004 compared to $15.7 million during the prior year. During fiscal 2004, we paid $21.6 million in cash interest payments compared to $10.3 million during the prior year. We used approximately $3.1 million less in net operating assets and liabilities during the fiscal 2004 compared to fiscal 2003 due primarily to net income tax refunds of approximately $1.5 million this year compared to tax payments of approximately $2.3 million last year.

Days sales outstanding decreased to approximately 56 days at September 30, 2004 from approximately 58 days at September 30, 2003. Inventory days decreased to approximately 98 days at September 30, 2004 from approximately 122 days at September 30, 2003. The decrease in inventory days relates to the significant increase in sales volumes over the prior year and management’s focus on inventory reduction in fiscal 2004. We expect working capital to remain consistent in the upcoming fiscal year.

Cash provided by investing activities was $11.8 million for the year ended September 30, 2004. The sale of FabriSteel in September 2004 provided net proceeds of approximately $48.4 million. We used $26.9 million for acquisitions in fiscal 2004 including the purchase of all of the capital stock of Spiegelberg Manufacturing, Inc. (“SMI”) for approximately $5.2 million, net of cash acquired; the purchase of substantially all of the assets of Gear and Broach, Inc (“Gear and Broach”) for approximately $13.1 million; and the purchase of substantially all of the assets of MECO, Inc. (“MECO”) for approximately $8.6 million. This compares to $9.7 million used during the prior year to purchase the Evansville Operations of Rolls–Royce Corporation in February 2003. Capital expenditures increased $7.2 million in fiscal 2004 compared to fiscal 2003. This increase represents additional expenditures to support product line expansions in the Specialized and Aerospace-grade Components segments. Capital expenditures during fiscal 2004 by segment were 51.9% in Specialized Components and 48.1% in Aerospace-grade.

We used $15.3 million for financing activities in fiscal 2004, including repayment of the outstanding balance of $8.0 million under our credit agreement, $6.1 million used to repurchase redeemable and subsidiary preferred stock and $1.1 million used for debt issuance costs related to amending and restating our credit agreement.

Fiscal Year 2003 compared with Fiscal Year 2002

Cash provided by operating activities in fiscal 2003 was $10.0 million, a decrease of $3.0 million over fiscal 2002. This decrease was primarily related to lower earnings. Cash generated before changes in operating assets and liabilities was $15.7 million during fiscal 2003 compared to $17.9 million during the prior year. During fiscal 2003, we paid $10.3 million in cash interest payments compared to $14.9 million during the prior year. We used approximately $0.8 million more in net operating assets and liabilities during fiscal 2003 compared to fiscal 2002.

Days sales outstanding decreased to approximately 58 days at September 30, 2003 from approximately 60 days at September 30, 2002. Inventory days increased to approximately 122 days at September 30, 2003 from approximately 120 days at September 30, 2002, due primarily to an increase in inventory related to new products.

Cash used in investing activities increased $3.5 million in fiscal 2003 to $12.2 million. We used $9.7 million for the acquisition of the Evansville Operations of Rolls–Royce Corporation in February 2003. Capital expenditures were $2.5 million in fiscal 2003 and 2002. Capital expenditures during fiscal 2003 by segment were 62.1% for Specialized Components and 37.9% for Aerospace-grade.

We used $3.3 million of cash for financing activities in fiscal 2003 compared to $17.9 million in fiscal 2002. We had net repayments of long-term obligations of $0.9 million in fiscal 2003 compared to $17.9 in fiscal 2002. During fiscal 2003, we repurchased $2.2 million of certain preferred stock.

Debt

The following summarizes our debt outstanding and unused credit availability as of September 30, 2004:

(Dollars in millions)	Total Commitment	Amount Outstanding	Unused Credit Availability
Revolving credit facility	$115.0	$0.0	$115.0
11.5% senior subordinated notes, due May 2011	175.0	175.0	0.0

Total contractual cash obligations	$290.0	$175.0	$115.0

Credit Facility

In May 2003, we entered into a new credit agreement. This credit agreement was amended and restated on June 30, 2004 to, among other things, increase the available borrowings from $40.0 million to $115.0 million (subject to certain limits, including limitation requirements under the indenture for the notes). The loans provided under the credit agreement mature in May 2008.

Under the credit facility, borrowings bear interest, at our option, at LIBOR plus the Applicable Rate or the ABR plus the Applicable Rate. During fiscal 2004, interest on the borrowings was calculated using LIBOR and we intend to select the most favorable borrowing alternate when future borrowings are required. The Applicable Rate is based upon our Leverage Ratio, as defined in the credit facility. The Applicable rate on LIBOR borrowings is between 2.25% and 3.00% and on the ABR borrowings is between 1.25% to 2.00%.

Our credit facility is subject to annual commitment fees of 0.5% to 0.75% on the average unused portion of the credit facility, depending on the level of outstanding borrowings. Our credit facility is collateralized by substantially all of the Company’s assets. Our credit facility contains customary covenants, including financial condition covenants. The first financial condition covenant does not permit the Leverage Ratio, as defined, to exceed 4.50 to 1.00 as of September 30, 2004. The second financial condition covenant does not permit the Interest Coverage Ratio, as defined, to be less than 1.75 to 1.00 as of September 30, 2004. The final financial condition covenant does not permit EBITDA, as defined in the credit agreement to be less than $40.0 million as of September 30, 2004. For fiscal 2004, we were in compliance with all of our covenants. Our Leverage Ratio, as defined, was 3.36 to 1.00; our Interest Coverage Ratio, as defined, was 1.97 to 1.00; and our EBITDA, as defined, was $43.6 million.

Senior Notes

The indentures governing the notes contain a number of covenants that limit our ability, and the ability of our subsidiaries, to incur additional indebtedness or issue preferred stock, to make certain distributions, investments and other restricted payments, create certain liens, sell assets, enter into transactions with our affiliates, sell capital stock of our restricted subsidiaries, merge, consolidate or sell substantially all of our assets, or enter into new lines of business.

As of September 30, 2004, our Consolidated Coverage Ratio, as defined in the indenture governing the notes, was 1.89 to 1.00. The covenants under the indenture limit the amount of additional indebtedness we may incur if the ratio is less than 2.00 to 1.00, after giving effect to the financing and any related transaction on a pro forma basis.

Contractual Obligations

The following is a summary of our primary contractual obligations:

	Total	Cash Payments Due by Period
(Dollars in millions)		Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$175.0	—	—	—	$175.0
Operating leases	4.5	1.7	2.2	0.6	—

Total contractual cash obligations	$179.5	$1.7	$2.2	$0.6	$175.0

Contingent Acquisition Payments

Besides obligations related to our operating activities, we have various obligations that could create future payments, including potential earn outs of up to $5.0 million, $4.25 million and $2.0 million related to the acquisitions of the assets of the Evansville Operations of Rolls-Royce Corporation, Gear and Broach, Inc., and MECO, Inc., respectively. At September 30, 2004, the total amount of accrued and unpaid dividends on the preferred stock of the Company was approximately $21.3 million. We also have contractually obligated interest payments related to the notes, which is approximately $20.1 million annually, not including any additional interest required by the registration rights agreement.

Recently Issued Accounting Standards

On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Among other provisions, this statement generally requires that mandatorily redeemable equity shares be classified as a liability. SFAS No. 150 will become effective for the Company for fiscal periods beginning after December 15, 2004. Upon adoption of SFAS No. 150, the Company will reclassify its mandatorily redeemable preferred stock that was previously classified as mezzanine equity in previous periods.

Critical Accounting Policies

It is important to understand our significant accounting policies in order to understand our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These accounting principles require us to make estimates and assumptions that affect amounts reported in our consolidated financial statements and the accompanying notes. Actual results are likely to differ from those estimates, but we do not believe such differences will materially affect our financial position or results of operations for the periods presented in this report.

Pension and post-retirement benefits other than pensions

Pension and post-retirement benefits other than pension costs and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on plan assets, mortality rates, and other factors. In accordance with GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While we believe that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect our pension and other postretirement obligations and future expense. Each September, we review the actual experience compared to the more significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy.

The expected rates of return on pension plan assets of 9.0 to 9.5% for fiscal 2004 and 2003 are based on consultation with our actuaries and represent our expected long-term rate of return on plan assets. The rate of return assumptions selected by us reflect our estimate of the average rate of earnings expected on the funds invested or to be invested in order to provide for future participant benefits to be paid out over time. As part of this estimate of our rate of return, our actuary contemplated the composition of our plans’ actual investment policies, as well as the expected long-term rates of return for the various categories of investment vehicles within the plans. Although the plan has incurred substantial investment losses in recent years, we believe that the rate of return is reasonable based on the expected long-term rates of returns, the composition of the plan assets and the plans’ investment policies. As of September 30, 2004 and 2003, debt instruments comprise approximately 36% and 37% of the total plan assets, respectively. For the years ended September 30, 2004 and 2003, we recognized income related to the expected return on plan assets. For the year ended September 30, 2002 we elected to curtail certain salaried pension and postretirement medical benefit plans. The curtailment resulted in a gain of approximately $1.3 million, which has been reported in other income.

For the year ended September 30, 2004, we used discount rates of 5.25% to 6.0% for our pension plans. Holding other variables constant (such as expected return on plan assets and rate of compensation increase), a one percentage point decrease in the discount rate related to our most significant plans would have increased our expense by approximately $0.2 million and obligations by approximately $3.8 million.

Assumed health care cost trend rates have a significant effect on the amounts we report for our postretirement benefit plans. Holding other variables constant, a one percentage point decrease in assumed health care cost trend rates would have decreased our expense by approximately $0.1 million and the post-retirement benefit obligation by approximately $0.8 million.

Inventory

Inventories are valued at the lower of cost or market and are determined using the first in, first out (FIFO) method. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimate forecast of product demand, production requirements and our ability to sell excess inventory in the marketplace.

Our inventory reserve of approximately $2.0 million at September 30, 2004 and September 30, 2003, exceeds the level of actual write-offs for the years ended September 30, 2003 and 2002. The remaining reserves are to properly state inventory amounts at the lower of cost or market for products that will be disposed of or will be sold below cost and includes reserves for approximately $1.5 million and $1.6 million of inventory that has not been sold in the past year as of September 30, 2004 and 2003, respectively.

Receivables

Receivables are presented net of allowances for doubtful accounts of $0.7 million and $1.1 million at September 30, 2004 and 2003, respectively. We monitor our exposure for credit losses and maintain adequate allowances for doubtful accounts; we do not believe that significant credit risk exists. Our receivable reserve exceeds the level of actual write-offs for the years ended September 30, 2004 and 2003. The reserves include reserves for specific customers of approximately $0.5 million and $0.5 million at September 30, 2004 and 2003, respectively. The remaining reserves have been calculated on a basis consistent with our historical approach and relate to customers for which we believe collection is not certain.

Goodwill and Other Intangible Assets

Effective October 1, 2002, we adopted SFAS No. 142. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The new standard requires, at a minimum, an annual assessment of the carrying value of goodwill and other intangibles with indefinite useful lives. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss will be recognized.

During the fiscal year ended September 30, 2004, our Progressive Stamping business unit experienced rising U.S. steel prices that it could not pass on to its automotive customers. Based on these rising prices and our annual valuation of goodwill, we, along with an independent appraisal, determined that the book value of Progressive’s assets exceeded the current fair value. As a result, we recorded a noncash impairment charge of $14.0 million, which is included in discontinued operations for the fiscal year ended September 30, 2004. We did not have impairments to goodwill at any other business units in fiscal 2004.

In fiscal 2003, using an independent appraisal firm, we completed transitional impairment tests for all of our business units using a combination of valuation techniques, including discounted cash flow and market multiple analysis for each of our reporting units. The results of the test indicated that the economic slowdown and declining trends in the Class 8 NAFTA Vehicle Build from fiscal 1999 to fiscal 2002 (314,558 vehicle build compared to 173,898 vehicle build per ACT research) impaired goodwill in the two units that comprise our Specialized Components segment. These trends have resulted in decreased sales to heavy-truck, construction, and industrial markets. Although these units experienced declining revenues, they did not experience operating losses or cash flow deficits due to management’s cost control efforts. Our assumptions for the heavy-truck market as of October 1, 2002 were to see an initial decline in revenue of approximately 4% in fiscal 2003, an increase in fiscal 2004 of approximately 13% and steady increases thereafter of approximately 5-6%. Our assumptions for the industrial and construction markets as of October 1, 2002 were to see an increase in revenue of approximately 6% for fiscal 2003 through 2007 based on new industrial applications.

Upon completion of the transitional impairment test described above, we recognized a charge of $26.9 million, net of taxes of $10.1 million, for the impairment of goodwill in our Specialized Components segment resulting from a change in the criteria for the measurement of fair value under SFAS No. 142 from an undiscounted to a discounted cash flow method. We also completed our annual impairment test during the fourth quarter of 2003 and determined that remaining goodwill amounts were not impaired. The fair value of our businesses was determined using a combination of valuation techniques, including discounted cash flow and market multiple analysis for each business unit. The discount rate was based on a risk-adjusted weighted average cost of capital for each business.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We periodically enter into financial instruments to manage and reduce the impact of changes in interest rates.

The Company manages its fixed and floating rate debt mix, within defined limitations, using refinancings and unleveraged interest rate swaps. The Company will enter into fixed and floating interest rate swaps to alter its exposure to the impact of changing interest rates on consolidated results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce the Company’s risk of increased interest costs during periods of rising interest rates. Floating rate swaps are used to convert the fixed rates of long term borrowing into short-term variable rates. Interest rate swap contracts are thus used by the Company to separate interest rate risk management from debt funding decisions.

At September 30, 2004, we had total debt of $175.0 million, comprised entirely of fixed rate debt. In addition, we had availability under our credit agreement for borrowings of $115.0 million at variable interest rates. A one-percentage point increase in interest rates would not materially impact the fair value of the fixed rate debt.

A portion of our revenues was derived from manufacturing operations in Europe. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. The effects of foreign currency fluctuations in Europe are somewhat mitigated by the fact that expenses are generally incurred in the same currency in which revenues are generated. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency.

Our strategy for management of currency risk relies primarily upon conducting our operations in a country’s respective currency and may, from time to time, also involve hedging programs intended to reduce our exposure to currency fluctuations. Management believes the effect of a 100 basis point movement in foreign currency rates versus the dollar would not have materially affected our financial position or results of operations for the periods presented.

Quarterly Results

The following tables present our unaudited results of operations from continuing operations on a quarterly basis for fiscal 2004 and 2003 (dollars in thousands):

	Fiscal Year 2004
Quarter	1st	2nd	3rd	4th	Fiscal Year
Net sales	$43,915	$53,644	$61,442	$66,348	$225,349
Gross profit	13,063	16,369	18,855	19,259	67,546
Income (loss) from continuing operations	(564)	941	1,877	3,255	5,509
Net income (loss)	930	2,650	3,447	2,434	9,461

	Fiscal Year 2003
Quarter	1st	2nd	3rd	4th	Fiscal Year
Net sales	$28,466	$33,709	$39,239	$42,893	$144,307
Gross profit	9,252	10,985	12,278	14,481	46,996
Income (loss) before cumulative effective of a change in accounting principle	(1,034)	(93)	(1,301)	489	(1,939)
Net income (loss)	(25,667)	2,129	302	1,750	(21,486)

Our results of operations for the first quarter of fiscal 2003 includes a transitional impairment loss of $26.9 million, net of taxes of $10.1 million, related to the write-off of goodwill in accordance with SFAS No. 142. Our results of operations for the third quarter of fiscal 2003 include a $2.6 million loss on early extinguishment of debt related to the write-off of debt issuance costs and premiums paid on certain debt repayments, offset by a gain on the early extinguishment of debt.

BUSINESS

We are a leading manufacturer and marketer of highly engineered specialized and aerospace-grade components, and we believe, based upon our industry experience that we hold leading positions in the majority of the markets we serve. Through our Specialized Components segment, we offer a diverse collection of highly engineered specialty fasteners and fastener systems, which include custom engineered engine bolts, externally threaded fasteners, shear connectors, concrete anchors, punching resistor studs, inserts, ports, pipe & cable hangers, weld studs and bosses, and the devices used to apply, assemble and weld these items. Our Aerospace-grade segment provides an array of engineered components such as transition ducts, combustion chamber liners and connection rods for gas turbine engines, gearboxes, planetary gear systems, and military track pins. Our products are used in many critical applications by our broad customer base in various industries, such as: power generation, construction, industrial, military, recreational vehicles, medium- and heavy-duty truck, light truck, automotive, and aerospace. Some of our products are distributed globally. We employ approximately 1,050 associates worldwide and have 13 domestic manufacturing locations and a manufacturing operation in Gevelsburg, Germany.

We believe that substantially all of our fiscal 2004 net sales were in defensible market niches where we hold leading market positions in the United States. In some cases, we developed the proprietary products that created the market niches in which we compete. Our success is attributable to our strong brands and trade names, the highly engineered content of our products, our ability to machine to high-strength steels, super alloys and composites exacting quality specifications, and our significant commitment to our customers. The commitment to our customers is demonstrated by the offering of one-stop shopping for design and applications engineering, custom-designed installation equipment and tooling for certain products, just-in-time inventory management, and superior post-sale service and technical support. Moreover, we believe our products and services generally provide our customers a lower total cost solution for their fastening and engineered component needs As a result, we believe we are well positioned to benefit from the cyclical nature of our markets and positive trends in overall economic conditions.

We have achieved significant organic growth due to improved cyclical trends in all markets, improved economic conditions, and our solid competitive position, as well as growth through acquisitions. Excluding acquisitions, our net sales have increased 32% from $82.2 million for fiscal 2000 to $108.5 million for fiscal 2004. We also completed five acquisitions during this period, which in the aggregate added $116.8 million to our net sales. For the fiscal year ended September 30, 2004, our net sales, operating income, EBITDA (as defined in footnote 2 to the “Summary Historical Financial Information”), and EBITDA margin (defined as EBITDA divided by net sales) were $225.3 million, $29.0 million, $37.1 million and 16.5%, respectively. Based on information provided by the sellers for periods prior to the acquisitions and the actual performances of the acquired businesses from the dates they were acquired, our pro forma consolidated sales and EBITDA for fiscal 2004 were $243.9 million and $39.1 million, respectively.

As part of our ongoing business strategy, we also periodically review and evaluate our risks and opportunities within our existing business segments. As a result of these reviews, in fiscal 2004 we concluded that three of our business units, which principally manufacture fasteners for automotive original equipment manufacturers, no longer fit our core long-term growth strategy due to less attractive industry fundamentals and reduced potential long-term returns. As a result, on September 10, 2004, we sold substantially all of the assets of FabriSteel Products, Inc. and Profile Steel and Wire, Inc and committed to a plan to sell our interest in Progressive Stamping Co. (DE). We used the net cash proceeds of approximately $48.4 million from these sales to pay down debt and build cash reserves for future acquisitions.

As a result of the cyclical nature of our end-markets and our acquisition strategy, we annually assess the carrying values of goodwill and other intangibles to determine if these carrying values exceed their fair values, and recognize an impairment loss when they do. In fiscal 2003, we recorded a non-cash goodwill impairment charge of $26.9 million, net of tax, in our Specialized Components segment due to a protracted general downturn in the economy and a significant decline in heavy-duty truck production.

Our History

FabriSteel Products was founded in 1920 to produce fasteners for the automotive industry. FabriSteel Products was incorporated in June 1954, following the introduction of our self-piercing fastener systems. In 1962, we formed Profile Steel and Wire Co. to produce cold rolled shaped wire for our pierce nuts. In March 1998, Citicorp Venture Capital Ltd. entered into an agreement to recapitalize and reorganize FabriSteel Products, Inc. The recapitalization resulted in Citicorp Venture Capital owning a majority of the capital stock of FabriSteel and created a platform for consolidation of the highly fragmented fastener industry. In June 1998, we acquired 81.5% of the common stock of The Ferry Cap & Set Screw Company, a manufacturer of critical fasteners used primarily in large diesel engines. In March 1999, we acquired 80% of the common stock of Specialty Bar Products Company, a manufacturer of large, highly engineered fasteners used primarily in gas turbine engines for power generation and pins and bushings for military track vehicles.

In March 2000, we engaged in an agreement and plan of merger, pursuant to which FabriSteel became our wholly-owned subsidiary, and FabriSteel stockholders became our stockholders. Concurrently with the agreement and plan of merger, we acquired the Nelson Stud Welding division of TRW, Inc., a manufacturer and distributor of weld stud fastener systems to the automotive, construction and industrial industries worldwide, and 90% of Progressive Stamping Co. (DE), Inc., a manufacturer of automotive sub-assemblies. Since 1999, we have acquired all of the minority interest of common stock of Ferry Cap, Progressive and Specialty Bar that existed at the time of the original transactions.

On February 28, 2003, we acquired substantially all of the assets and certain liabilities of the Evansville Operations of Rolls-Royce Corporation that manufactures high temperature diffusion-bonded components for the power generation and aerospace industries.

In October 2003, we acquired all of the capital stock of Spiegelberg Manufacturing, Inc., which manufactures stud-welding equipment for the construction and general industrial markets. In March 2004, we acquired substantially all of the assets and certain liabilities of Gear and Broach, Inc., which manufactures gear components and systems designed to endure extreme temperatures, high cyclical loads, and vibration stresses, through a newly formed subsidiary Gear and Broach (DE), Inc. In August 2004, through a newly formed subsidiary, MECO (DE), Inc., we acquired substantially all of the assets and certain liabilities of MECO, Inc., which supplies precision fabrications and machined components to the turbine engine and aerospace industries.

In September 2004, we sold substantially all of the assets of FabriSteel Products, Inc. and Profile Steel and Wire, Inc (collectively “FabriSteel”).

Competitive Position

Our competitive position includes:

•    Leading market positions and strong brands. We believe that the competitive strength of our established brands and our leading U.S. niche market positions provide us with a significant competitive advantage. We believe that substantially all of our fiscal 2004 net sales were from products in defensible niche markets where we hold a leading market position in the United States. Our strong brands and trade names, such as Nelson, Specialty Bar, and Ferry Cap, which have been developed over many years, symbolize the quality, reliability and service that have enabled us to maintain these leading niche market positions.

•    Product innovation through leading design and engineering capabilities. We design highly engineered products and systems that reduce costs and/or increase the reliability and durability of our customers’ products. Our fasteners and components; while accounting for only a small portion of a customer’s total product cost, are critical to ensuring the reliability and durability of their products. As a result, we employ over 40 engineers to work with our customers to solve their current fastening and engineering problems and to develop next generation solutions to their fastening and component needs. We believe our ability to solve customer problems builds close customer relationships, helps us provide innovative and customized solutions, and differentiates us from our competitors. As our fasteners and components are usually engineered into our customers’ product at the beginning of the development process, we typically become the sole supplier for the life of the product. Our team participation approach with customers at the beginning of the new product design process places us in the unique position of providing critical fastening and performance solutions that meet their demanding specifications for functionality and physical properties. Such properties include high tolerances for heat, strength, concentricity and vibration resistance. As a result of our strong engineering capabilities and design innovation, we currently maintain 47 patents that expire between 2005 and 2024.

•    Strong commitment to our customers. We are dedicated to meeting and exceeding the fastening and component needs of our customers. We believe we create substantial value for customers with our design and applications engineering, quality, on-time delivery, just-in-time inventory management, installation tooling and equipment as well as post-sale service and support. As a result, we believe that we generally provide our customers a lower total cost solution for their fastening needs. To further support our customers, we maintain numerous quality certifications for our products and processes, which includes QS 9000, ISO 9001, ISO 9002, ISO 14001 and VDA 6 Part 2. These certifications assure our customers of our commitment to design and manufacturing excellence. We have also received many recognition awards from our customers for superior quality, on-time delivery and design engineering support. We have long-standing relationships with several of our customers, at least twelve of whom we have served for over 25 years.

•    Diverse and stable customer base. We serve a wide variety of customers in diverse end-markets, such as construction, industrial, military, power generation, aerospace, medium- and heavy-duty truck, light truck, and automotive. The stability of our customer base is evidenced by our long-standing relationships with our customers, many of whom we have served for over 25 years. Our diverse and stable customer base has helped, and we believe in the future will help, mitigate the effect of industry downturns.

FastenTech’s business is also subject to certain risks. For your information, see the “Risk Factors” section of this prospectus.

Our Business Strategy

Our goal is to achieve attractive revenue growth through new product introductions, marketing initiatives and selective acquisitions while continuing to deliver strong operating margins, free cash flow (defined as EBITDA, as defined, minus capital expenditures, minus cash tax expense, minus cash interest expense, plus/minus changes in net working capital excluding cash and cash equivalents) and return on invested capital. Key strategies to attain our goal are as follows:

•    Achieve revenue growth through product innovation and marketing initiatives. Our innovative marketing and engineering teams have established an impressive track record of working with our customers to design new products and new applications for existing products. For example, we recently launched a new proprietary digital line of welding equipment to provide our customers more flexible programming for the installation of our weld stud fasteners, faster weld times, more consistent welds and the application of weld studs to thinner metals. Another example of our product development is our new line of punching shear resistor, or PSR, studs, which is being used for the first time in the commercial construction market as an alternative to more labor-intensive methods to reinforce concrete floor and foundation slabs where large columns are used. The new PSR studs provide us with the opportunity to participate in the reinforced concrete market, which represents the only portion of the construction market niche into which we previously did not sell. In addition, we plan to continue to grow our revenues by expanding our share of the components within the combustion chambers of gas turbine engines and to begin manufacturing an array of Lamilloy products, which directly support the U.S. Joint-Strike Fighter—the newest class of military aircraft.

•    Continue to leverage our ability to provide total fastening and component solutions to our customers. We offer customers the opportunity for one-stop shopping with our broad range of fastening systems and solutions. We have strong engineering teams who work closely with our customers in designing new products and new applications for existing products. In many cases, we work with high performance materials, such as inconel and stainless steel, to meet our customers’ rigid specifications. With the higher cost of these materials, first time quality consistency is critical in minimizing our cost to manufacture the product. We also provide our customers with systems for efficiently installing certain of our products. The welding equipment we design, manufacture and market for our weld studs and the tooling provide our customers with an efficient and low total cost fastening solution. Moreover, we provide further value to our customers with post-sale services, such as training and maintenance for welding equipment and tooling. We believe our dedication to post-sale service helps our customers to maintain the productivity of their assembly lines and construction sites. We also provide just-in-time inventory management, which we believe makes our customers’ supply chains more efficient. We also have instituted cross-selling efforts among our various product specialists to increase our product penetration. For example, in our Aerospace-grade segment, gas turbine connection rod and transition duct sales teams are now able to present our entire range of engineering and production capabilities to power generation OEMs, which is resulting in business opportunities that were previously not available to us.

•    Continue to improve productivity and quality. We place a high value on production efficiency and quality as a means to reduce costs and improve our competitive position. This discipline has enabled us to significantly improve operating margins, generate strong free cash flow and prepay debt during the difficult economic conditions of the last two years. During fiscal 2001, we reduced employee head count by approximately 19% while substantially improving our productivity. This employee head count reduction resulted in cost savings of $6.9 million in fiscal year 2001. During fiscal 2002, we further reduced our employee head count by approximately 8%, which resulted in cost savings of $2.5 million. In addition, during fiscal 2002, we recognized additional cost savings of $0.8 million due to the outsourcing of certain operations and consolidating our buying power. We achieved productivity gains by enhancing our unit production per labor hour, improving equipment utilization through faster changeovers and set-ups, reducing non-production labor costs, such as shipping, material handling and receiving, as well as through consolidating sales territories and eliminating redundant administrative functions. We have established continuous improvement goals in our plants to achieve further productivity and quality improvements and track our progress through such measures as unit production per labor hour, sales dollars per employee, component output per machine, and the number of customer complaints. This commitment to productivity should enable us to limit the need for rehiring during an economic recovery.

•    Pursue select acquisitions to complement our business strategy. According to industry statistics published in 2004, despite the presence of a number of large multinational manufacturers, the industrial fastener business remains fragmented, with overall industry output dominated by small and mid-sized firms. In 2003, the 25 largest manufacturers accounted for less than 30 percent of all fastener sales. We intend to primarily target successful companies manufacturing high-performance, specialty fasteners and components that will be accretive and complement our business strategy. Our criteria for acquisitions are well-defined: highly engineered products in niche markets where we can hold the number one or two market position; significant value-added for customers with emphasis on engineering and quality; opportunities for top line growth; and solid financial results. We place significant emphasis on post-acquisition integration with goals and tracking supported by a strong financial reporting and planning system.

•    Increase our operating margins and free cash flow. We have significantly improved our financial results since our new management team started. As a result of our successful restructuring in 2001, continuous improvement culture, emphasis on lean manufacturing principles, and commitment to free cash flow, we believe that we have significant opportunities to increase operating margins and free cash flow as the broad industrial economy continues to recover. We are committed to continuous improvement goals linked to incentive-based compensation, such as annual bonus targets and stock options. Our senior leadership team, with a significant cash equity investment in us, is highly motivated to successfully execute our business strategy.

Products and End Users

We are a leading manufacturer and marketer of highly engineered specialized and aerospace-grade components, and we believe, based upon our industry experience, that we hold leading positions in the majority of the markets we serve. Through our

Specialized Components segment, we offer a diverse collection of highly engineered specialty fasteners and fastener systems, which include custom engineered engine bolts, externally threaded fasteners, shear connectors, concrete anchors, punching resistor studs, inserts, ports, pipe & cable hangers, weld studs and bosses, and the devices used to apply, assemble and weld these items. Our Aerospace-grade segment provides an array of engineered components such as transition ducts, combustion chamber liners and connection rods for gas turbine engines, gearboxes, planetary gear systems, and military track pins. Our products are used in many critical applications by our broad customer base in various industries, such as: power generation, construction, industrial, military, recreational vehicles, medium- and heavy-duty truck, light truck, automotive, and aerospace. Following is a summary of our key products and end users by business segment:

Segment	Products & Services	Types & Class of Customers
Specialized Components

Weld stud fastener systems. Weld stud fasteners are welded to metal surfaces without piercing the metal through the use of electricity. This process provides a more consistent weld quality and high torque retention, while reducing production assembly times relative to conventional fastening technologies. Our weld stud fastener systems are primarily used in the construction, automotive, light truck and industrial markets. We also produce a proprietary line of equipment used to install weld studs.

Critical engine fasteners. Critical engine fasteners are used for specific applications where the fastener is integral to the structural design of medium- and heavy-duty truck engines. These fasteners, which maintain their structural integrity in high heat environments, are essential to ensuring the long-term durability of truck engines that operate under punishing conditions.

Industrial, Construction, Heavy Truck, Automotive OEMs, Contractors & Distributors

Aerospace-grade Components

High-stress fasteners and components. We produce connecting pins and bushings that hold the track tread together on military tracked vehicles. These products are fundamental to the operating reliability of these military vehicles. High-strength steel alloys are machined to military specifications to meet demanding performance requirements under harsh training and combat conditions. We also machine gearboxes and planetary gear systems designed to endure extreme temperatures, high cyclical loads, and vibration stresses of all-terrain vehicles (ATVs).

Precision machined fasteners and components. We produce connecting hardware for turbine rotor assemblies in power generation equipment. These products are critical to the performance of the turbines due to the extreme operating parameters inherent to high energy power generation. This requires high performance metal alloy components machined to exacting tolerances to assure reliable and durable performance. We also provide gas turbine transition ducts and combustion chamber liners fabricated from high-strength steels, super alloys, and composites. These products are designed to endure temperature extremes, high fatigue and creep loads and repeated vibration stresses to draw air into the combustion chambers of industrial and aerospace gas turbine engines.

Power Generation, Aerospace, Military and Recreational Vehicle OEMs

Customers

We serve a diverse range of customers in a variety of industries, including power generation, construction, industrial, military, recreational vehicles, medium- and heavy-duty truck, light truck, automotive, and aerospace. For fiscal 2004, our top customer, Goodyear Tire and Rubber Company, accounted for 15.2% of our net sales and our top ten customers accounted for 54.9% of our net sales. Sales to customers located outside of the United States accounted for 20.9%, 26.5%, and 26.4% of our net sales for fiscal 2004, 2003, and 2002, respectively.

We have established long-term relationships with many of our customers and can trace many relationships back more than 25 years. We believe that the duration of these relationships is attributable to our innovative products, our strong design and engineering capabilities and our commitment to quality and customer service. We have received many recognition awards from our customers for superior quality, on-time delivery and design engineering support.

Marketing and Sales

We market our products primarily through our direct sales force and a number of our engineers, which has been critical to our success in maintaining customer loyalty and building new customer relationships. In order to supplement our direct sales force, we also use a worldwide network of approximately 100 distributors for our construction and industrial products. Distributors accounted for 5% of our net sales for fiscal 2004.

Our sales personnel are responsible for identifying new applications for our products, integrating our products during the early-stage design and engineering phases of our customers’ products and providing ongoing service for existing applications. We believe that the strong relationships we have developed with our customers enable us to not only identify new business opportunities, but also to compete based on the quality of our products and services, rather than exclusively on price. In addition, once our products have been engineered into the customer’s design, we typically remain the customer’s supplier for the life of the product.

We also have instituted cross-selling efforts among our various product specialists. For example, in our Aerospace-grade segment, our gas turbine connection rod and transition duct sales teams are now able to present our entire range of engineering and production capabilities to power generation OEMs, which is resulting in business opportunities that were previously not available to us.

Competition

The competitive drivers in the markets for our products include quality and reliability, cost, timely delivery, customer service and design and engineering capability. We also compete on the basis of new product innovation, product testing capability and our ability to reduce the time from concept to mass production. As our customers continue to designate fewer parts suppliers, we believe that the markets for our products will continue to consolidate and that a broad product offering will become even more of a competitive advantage. Our competitors include primarily privately-owned companies and small divisions of large public corporations.

We principally compete for new OEM business at the beginning of the product development cycle. New product development generally begins two years before production. In our experience, once an OEM customer has designated a manufacturer for a specific application, it usually will continue to purchase those parts from the designated producer for the life of the product.

Although we face competition from other highly engineered product suppliers, based upon our experience in the industry we believe that we maintain a competitive advantage due to our leading positions in each of our niche markets. In the majority of cases, we developed the proprietary products that created the niche markets in which we compete. We believe that we enjoy a competitive advantage by using our engineering capabilities to help our customers choose the optimal product or systems for their particular application. Our international network of sales and service offices for our stud welding business is staffed with engineers and sales personnel to allow us to provide clients with this value-added advice, a service not all of our competitors provide.

Manufacturing

We believe that we enjoy a reputation with our customers for being a high quality, full service supplier capable of providing highly engineered fastening and components solutions. Our operating philosophy emphasizes delivering a high quality product, on time and at the lowest achievable cost. In order to meet these criteria, we must increasingly drive our operations toward shorter lead and cycle times, which in turn require increasingly higher standards of quality and closer communication with the customer. As a result, we continually review our manufacturing processes to identify areas for improvement. We update and maintain the various production and quality standards certifications as required by particular markets, such as QS 9000, ISO 9001, ISO 9002, ISO 14001 and VDA 6 Part 2.

Due to the evolving purchasing and manufacturing policies of our customers, production and inventory control has emerged as the critical factor for coordinating and integrating our customers’ requirements with our scheduling and manufacturing processes. Responding to these changes, we have developed state of the art operating processes, which utilize the principles of “just in-time manufacturing” in our manufacturing operations. We believe that our operations are able to meet our customers’ changing product delivery requirements while increasing production efficiency.

Facilities

Our executive offices are located in Minneapolis, Minnesota. Our manufacturing and production operations are conducted at 14 facilities, located in North America and Europe. We also maintain seven warehouse, sales and service locations, supporting our weld stud activities in the construction and industrial markets. We believe that substantially all of our property and equipment is in good condition and that we have sufficient capacity to meet our manufacturing needs for the foreseeable future.

Nine of our principal facilities are owned and 13 of our principal facilities are held by lease. The leases for our principal facilities expire between December 2004 and September 2009.

The following table provides information regarding our principal facilities:

Location	Approximate Square Footage	Primary Function	Interest
Specialized Components Segment

Walnut, California	6,000	Warehouse, Sales, Service	Leased

Hayward, California	4,500	Warehouse, Sales, Service	Leased

Bridgeview, Illinois	10,250	Warehouse, Sales, Service	Leased

Elyria, Ohio	175,000	Manufacturing	Owned

Cleveland, Ohio	151,000	Manufacturing	Owned	(2)

Lagrange, Ohio	8,200	Manufacturing	Owned

Westlake, Ohio	30,720	Manufacturing	Leased

Irving, Texas	9,500	Warehouse, Sales, Service	Leased

Mississauga, Canada	10,000	Warehouse, Sales, Service	Leased

Herblay, France	5,000	Warehouse, Sales, Service	Leased

Gevelsberg, Germany	85,000	Manufacturing	Owned

Aerospace-grade Components Segment

Paris, Illinois	65,000	Manufacturing	Leased

Evansville, Indiana	55,000	Manufacturing	Leased

Brooklyn Park, Minnesota	18,000	Manufacturing	Owned

Waterville, Minnesota	48,800	Manufacturing	Owned

Blairsville, Pennsylvania	87,000	Manufacturing	Owned

Downington, Pennsylvania	9,000	Warehouse, Sales, Service	Leased

Greenville, South Carolina	36,000	Manufacturing	Owned

Brazil, Indiana	35,000	Manufacturing	Leased

Corporate

Minneapolis, Minnesota	3,000	Headquarters	Leased

Royal Oak, Michigan	60,200	Manufacturing	Owned

Birmingham, Michigan	9,600	Manufacturing	Leased	(1)

(1)	Lease is month-to-month.

(2)	Building is owned, land is leased.

In addition to the facilities described above, we also maintain a number of sales offices in the United States and abroad.

Product Development

We believe a large part of our success is attributable to our commitment to innovation and product development. We currently hold 47 patents, which expire between 2005 and 2024. Our early participation in the design and engineering phase of our customers’

application needs allows us to continuously develop products and processes which either reduce the total applied costs for the customer, or increase reliability and durability. For example, by working closely with BMW in Europe, we were able to develop a new servo-welding systems to more cost effectively and reliably apply our weld studs in automotive production. Not only will we retool their production lines with this new equipment, we will be able to provide other customers with the improved product. Our in-house staff of over 40 engineering personnel helps us maintain our development momentum. We continue to identify and capitalize on ways to use our diffusion bonding, robotic welding, and five and six axis cutting and machining method to expand our share of gas turbine combustion chamber components and other applications requiring strict material specifications and tolerances. We are also implementing manufacturing process to produce an array of Lamilloy products to support the U.S. Joint-Strike Fighter—the newest class of military aircraft.

It has been necessary, on occasion, to defend some of our patents or intellectual property rights. At the moment, we know of no infringement of our intellectual property rights, nor are we aware of any litigation issues outstanding, pending or threatened against us.

Raw Materials and Suppliers

Our business is heavily dependent on the availability and cost of raw materials, such as steel rod used by our Specialized Components segment, and high-strength steels, super alloys (titanium, nickel, inconel, and aluminum), and composites (ceramic nickel and titanium) used in our Aerospace-grade Components segment. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Although we currently maintain alternative sources for raw materials, our business is subject to the risk of price fluctuations and periodic delays in the delivery of certain raw materials. Any change in the supply or price of our raw materials could materially adversely affect our business and results of operations.

As a result of a weak dollar, which discourages imports, and rising demand in Asia and other parts of the world, United States steel prices began to rapidly increase starting in late December 2003. The volatility of raw material prices and our ability to pass on higher raw material costs to our customers may cause significant fluctuations in our sales and gross margins from period to period.

We employ just-in-time manufacturing and sourcing systems to meet customer requirements for faster deliveries and to minimize the need to carry significant inventory levels. We have not experienced any significant shortages of raw materials and normally do not carry inventories of raw materials or finished products in excess of those reasonably required to meet production and shipping schedules. For the twelve-month period ended September 30, 2004, raw material and component costs represented 41% of our net sales.

Employees

As of September 30, 2004, we had a total of approximately 1,050 employees, of which approximately 46% are represented by labor unions. Sixty-three employees are represented by I.G. Metall in Germany, where the contract expires in February 2006. The International Association of Machinists and Aerospace Workers, representing 71 employees, is under contract until June 2007. The United Autoworkers Local 3048, representing 12 employees, is under contract until February 2005. We have an agreement with the United Steelworkers of America, representing 185 employees, which expires in November 2005. Lastly, the International Association of Machinists and Aerospace Workers, representing 151 of our employees, is under contract until February 2006.

The remainder of our workforce is non-unionized. We are not aware of any effort to unionize, or otherwise organize, these employees. We believe that our employee relations are good.

Environmental Matters

As with most industrial companies, our facilities and operations are required to comply with and are subject to a wide variety of environmental laws. Certain of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants, including, in some instances, petroleum and petroleum products. Compliance with environmental laws also may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. Although we believe that our operations are in substantial compliance with current regulatory requirements under applicable environmental laws, the nature of our operations, and the history of industrial uses at some of our current and former facilities and prior operations of certain of our licensors, expose us to the risk of liabilities or claims with respect to environmental and worker health and safety matters.

Based upon our experience to date, the indemnities obtained in connection with past acquisitions and the indemnitors’ performance to date, we believe that the future cost of compliance with existing environmental laws (or liability for known environmental liabilities or claims) should not have a material adverse effect on our business, financial condition or results of operations. However, there can be no assurance that any available indemnities will be sufficient to cover all liabilities. Compliance with such laws has, and will, require expenditures by us on a continuing basis. Future events, such as changes in existing laws and regulations or their interpretation, may give rise to additional compliance costs or liabilities that could have a material adverse effect on our business, financial condition or results of operations. Compliance with more stringent laws or regulations, the discovery of currently unknown conditions as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require us to make additional expenditures that may be material.

Legal Proceedings

From time to time, we are party to various legal actions in the normal course of our business. We believe that we are not party to any litigation that, if adversely determined, would have a material adverse effect on our business, financial conditions and result of operations.

Acquisitions and Dispositions

We have engaged in a series of restructurings, acquisitions, and dispositions to bring our company to its present form. In March 1998, Citicorp Venture Capital Ltd. entered into an agreement with the Steward and Im’Oberstag families to recapitalize and reorganize FabriSteel Products, Inc., which provided $59.0 million in consideration to the former stockholders and resulted in Citicorp Venture Capital owning a majority of the capital stock of FabriSteel. In June 1998, FabriSteel, acquired 81.5% of the common stock of The Ferry Cap & Set Screw Company for $53.0 million in consideration. In March 1999, FabriSteel acquired 80% of the common stock of Specialty Bar Products Company. The former Specialty Bar stockholders received approximately $57.6 million in consideration from the transactions. In March 2000, we engaged in a recapitalization, pursuant to which FabriSteel became our wholly-owned subsidiary, and FabriSteel stockholders became our stockholders. In March 2000, we acquired the Nelson Stud Welding division of TRW, Inc. and 90% of Progressive Stamping Co. (DE), Inc. for $60.0 million and $25.3 million in consideration, respectively. Since 1999, we have acquired all of the capital stock of Ferry Cap and Progressive and all of the common stock of Specialty Bar retained by the former stockholders of Ferry Cap, Progressive and Specialty Bar, at the time of the original transactions, and have settled or satisfied our contingent consideration obligations to the former Specialty Bar stockholders.

On February 28, 2003, we acquired substantially all of the assets and certain liabilities of the Evansville Operations of Rolls-Royce Corporation that manufactures transition ducts. We acquired this business, including the accounts receivable, inventory, fixed assets, accounts payable and accrued liabilities, for a purchase price of $9.5 million in cash, subject to a post-closing adjustment and an earn out potential, which shall in no event exceed $5.0 million, based on the achievement of a three-year cumulative EBITDA target of the business acquired. We funded the acquisition with cash from operations and borrowings under our credit facility.

On October 17, 2003, we acquired Spiegelberg Manufacturing, Inc., a private manufacturer of stud welding equipment utilized in construction and general industrial markets, for a purchase price of approximately $5.2 million in cash. Management does not believe that this acquisition will have a material impact on the financial condition, operating results or cash flows of FastenTech. This acquisition represents an extension of our strategy of acquiring companies with highly engineered products, strong customers and niche market applications.

On March 1, 2004, we acquired substantially all of the assets and certain liabilities of Gear and Broach, Inc., a private manufacturer of gear components and systems designed to endure extreme temperatures, high cyclical loads and vibration stresses that are sold primarily to the commercial vehicle and heavy machinery markets, for a purchase price of approximately $13.1 million, subject to an earn out potential of up to $4.25 million based on an achievement of a three-year graded EBITDA target of the business acquired. We funded the acquisition with cash from operations and borrowings under our credit facility.

On August 16, 2004, we purchased substantially all of the assets of MECO, Inc., or MECO, for approximately $8.4 million. MECO supplies precision fabrications and machined components, such as combustion chamber liner assemblies and covers, to the turbine engine and aerospace industries. The acquisition includes an earn-out provision not to exceed $2.0 million based on the achievement of certain revenue targets. In addition, we will pay the former owners $1.6 million over the next five years for noncompete and consulting agreements. We funded the acquisition with cash from operations and borrowings under our credit facility.

On September 10, 2004, we sold substantially all of the assets of FabriSteel Products, Inc. and Profile Steel and Wire, Inc (collectively “FabriSteel”), which manufacture fasteners and components for automotive original equipment manufacturers and tier-one suppliers. Net cash proceeds of approximately $48.4 million from the sale were used to pay down debt.

Management

The following table sets forth certain information with respect to our directors and executive officers.

Directors and Executive Officers

Name	Age	Title

Richard J. Puricelli (1)(2)	66	Chairman of our Board of Directors

Ronald B. Kalich	56	President, Chief Executive Officer and director

Charles E. Corpening (1)(2)	39	Director

Sallie E. Snyder (1)(2)	63	Director

Paul J. Komaromy	54	Executive Vice President and Chief Operating Officer

Michael R. Elia	46	Senior Vice President and Chief Financial Officer

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

Richard J. Puricelli has been Chairman of our board of directors since March 2000 and the Chairman of the Board of Directors of FabriSteel since 1998. Mr. Puricelli has been Chairman of JAC Products, a leading supplier of roof racks and accessories to automotive OEMs since 1997. From 1997 to 2001, he served as President and Chief Executive Officer of JAC Products. From 1995 to 1997, he was President of Modern Engineering, President of Atwood Automotive, a partner in Grisanti, Galef and Goldress, and Senior Vice President of JP Industries. Mr. Puricelli began his career with KPMG and later with Emerson Electric Company and Standard Oil of Ohio.

Ronald B. Kalich has been our President, Chief Executive Officer and a director since October, 2000. From 1999 to 2000, he was Chief Executive Officer and a director of National-Standard Company. From 1994-1999, Mr. Kalich was President of Getz Bros. & Co., a large international manufacturing and trading company in The Marmon Group. He has previously held top executive positions in various Forstmann Little & Co. holdings, as well as in Danaher and Cooper Industries. Mr. Kalich serves on the board of directors of The Carbide/Graphite Group and Thomas & Betts Company.

Charles E. Corpening has been our director since March 2000 and a director of FabriSteel since 1998. Mr. Corpening has been a partner of an affiliate of Citigroup Venture Capital Equity Partners, L.P., a newly-formed $2.6 billion private equity fund, since 2002 and has been a vice president of Citicorp Venture Capital since 1994. Prior to joining Citicorp Venture Capital, Mr. Corpening was a vice president with Roundtree Capital Corporation, a private investment firm, from 1990 to 1994. Mr. Corpening was employed in the merchant banking division of Rockefeller Group from 1988 until 1990 and prior to that he worked in the mergers and acquisitions group of Paine Webber, Inc. Mr. Corpening serves on the board of directors of Royster-Clark, Inc.

Sallie E. Snyder has been our director since March 2000 and a director of FabriSteel since 1998. Mrs. Snyder was a major shareholder of Kean Manufacturing Corporation, one of the companies that Citicorp Venture Capital acquired as part of the formation of FabriSteel in 1998.

Paul J. Komaromy has been our Executive Vice President and Chief Operating Officer since December 2003. Prior to joining Fastentech, he was President-Drivetrain Remanufacturing for Aftermarket Technology Corporation. From 1997 to 2000, he held the position of Vice President and General Manager-Engine Systems and Accessories. From 1987 to 1997 he held various positions with Grimes Aerospace Company, a Forstmann Little and Co. LBO.

Michael R. Elia has been our Senior Vice President and Chief Financial Officer since January 2004. Prior to joining FastenTech he was President of Elia & Partners. He served as Senior Vice President, Chief Financial Officer, and Secretary of Insilco Technologies from June 1999 to May 2003 and Vice President and Controller from August 1998 to June 1999. He held various management positions at Jordan Telecommunication Products and Fieldcrest Cannon, Inc. from 1994 to 1998.

Director Compensation

Our directors do not receive compensation for their services as directors. Members of our board of directors are elected pursuant to a voting agreement among us and our stockholders. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.”

Executive Compensation

Summary compensation

The following table summarizes the compensation paid or accrued for fiscal year 2004, to our President and Chief Executive Officer and our other most highly paid executive officers earning in excess of $100,000 during fiscal year 2004 (each such person being referred to as a “Named Executive Officer”).

	Annual Compensation			Long Term Compensation
Name and Principal Position	Salary	Bonus (1)	Other annual compensation (2)	Securities Underlying Options	All Other Compensation (3)
Ronald B. Kalich President and Chief Executive Officer and Director	$366,667	$655,125	$35,417	10,000	$8,146

Paul J. Komaromy Executive Vice President and Chief Operating Officer	$250,000	$196,550	$47,605	5,756.1	$6,063

Michael R. Elia Senior Vice President and Chief Financial Officer	$159,375	$131,025	$—	5,756.1	$4,266

(1)	Amounts shown reflect bonuses with respect to fiscal year 2004 paid in fiscal year 2005.

(2)	Amounts shown include company car, club dues and life insurance.

(3)	Amounts shown reflect contributions to a FastenTech 401(k) plan.

Employment Agreements

In October 2000, we entered into an employment agreement with Ronald B. Kalich that provided for him to serve as our president and chief executive officer until September 30, 2003 unless his employment was terminated earlier in accordance with the agreement’s terms. We had the right to extend this employment agreement for an additional two-year period by providing written notice to Mr. Kalich at least 90 days before the end of the employment term. Prior to 90 days before the end of Mr. Kalich’s employment term, we exercised our right to extend his employment agreement for an additional two-year period.

Under his agreement, Mr. Kalich is to be paid an annual salary of at least $250,000 subject to increase by our board of directors. In addition, this executive is eligible for annual bonus compensation. The target bonus for Mr. Kalich is 100% of his base salary. The employment agreements for Mr. Kalich and Mr. Harbert also provide that each executive will receive health and welfare benefits, long-term disability insurance and term life insurance benefits payable upon the death of the executive to the executive’s named beneficiaries. Each of the agreements contains customary non-competition, non-solicitation, in each case lasting two years, and confidentiality covenants.

In connection with his employment agreement, Mr. Kalich was granted options to purchase 38,373.8 shares of our Class A common stock under our stock option plan and purchased 38,373.8 shares of our Class A common stock and 30,288.3 shares of our Series E junior preferred stock, such Series E junior preferred stock was subsequently exchanged for an equal number of shares of our Series C junior preferred stock, in each case at a purchase price equal to $10 per share.

If, upon 30 days prior written notice, Mr. Kalich terminates his employment for good reason, as defined in his employment agreement, or we terminate his employment for any reason other than death or cause, we must make salary continuation payments to him equal to 100% of his annual base salary for one year. In addition, under such circumstances, we would be obligated to make 12 equal monthly payments that in the aggregate equal the average bonus compensation received by Mr. Kalich during the previous two years. If his employment is terminated due to disability, these payments will be reduced by the amount of any disability payments made previously by us or under any of our plans.

We have an oral agreement with Richard J. Puricelli, the Chairman of our board of directors, pursuant to which Mr. Puricelli provides consulting services to us for a quarterly fee of $6,000 during fiscal year 2002 and $12,500 during fiscal years 2003 and 2004. This amount was increased to $18,750 effective July 1, 2004. The agreement is terminable by either party upon notice. We paid Mr. Puricelli an aggregate of $56,250, $50,000, and $24,000 for fiscal years 2004, 2003 and 2002, respectively. We also granted Mr. Puricelli options exerciseable for 1,000 and 2,075 shares of our Class A common stock in fiscal years 2003 and 2004, respectively.

FastenTech, Inc. 2001 Stock Incentive Plan

Our board of directors adopted the FastenTech, Inc. 2001 Stock Incentive Plan effective in April 2001. The plan provides for the grant of stock options, stock appreciation rights, dividend equivalents and restricted stock to officers, key employees, directors and consultants of ours and our subsidiaries and affiliates.

Purpose

The purpose of the plan is to promote the long-term financial success of us, our subsidiaries and our affiliates, to materially increase stockholder value by attracting and retaining outstanding officers, key employees, directors and consultants, to provide performance related incentives to motivate superior performance by these persons on our behalf and to allow these persons to acquire a greater stake and closer identity with us.

Administration

Our board of directors has appointed our compensation committee to administer the plan. The committee has full authority, subject to the terms of the plan, to do the following:

•	interpret and administer the plan;

•	select who among the eligible individuals will participate in the plan;

•	accelerate the exercisability or vesting of any award;

•	determine the terms, conditions and types of awards given under the plan; and

•	resolve in its sole discretion all controversies and claims arising under the plan.

All determinations made by the committee are final, conclusive and binding on all persons.

Eligibility

Any officer, key employee, director or consultant providing services to us, our subsidiaries or our affiliates, provided that incentive stock options may only be granted to our or our subsidiaries’ employees.

Number of shares

The plan provides for the issuance of up to a total of 115,121.4 shares of our Class A common stock, subject to adjustments for stock splits, stock dividends and similar changes in our capitalization.

Types of awards

The plan provides for the grant of stock options. A stock option is a grant by us of the right to purchase a specified number of shares of our Class A common stock for a specified time period at a fixed price. Options may be either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options. All options are evidenced by written option agreements containing the term and conditions of the options.

The exercise price of an option is determined by the committee, but, in the case of incentive stock options, the exercise price will not be less than the fair market value of a share of Class A common stock on the date of grant (or 110% of such fair market value if the option is granted to any person who owns more than 10% of our combined voting power or of our subsidiaries at the time the option is granted to such holder). The exercise price of a non-qualified stock option may be at less than the fair market value on the date of grant. The term of an option is determined by the committee, but may not be greater than ten years (or five years for an incentive stock option granted to any person who owns more than 10% of our combined voting power or of any of our subsidiaries). Options generally are not transferable during the optionee’s lifetime, but the committee may grant an option that is transferable during the optionee’s lifetime provided the transfer complies with the optionee’s individual option agreement. Incentive stock options are transferable only after the death of the optionee by will or the laws of descent or distribution.

Options may be exercised in several ways, including by payment of the exercise price in cash or its equivalent, by delivery of qualified shares of our Class A common stock, or any combination of such methods, or, if permitted by the committee, with the proceeds of a loan from us.

In addition to options, the committee also may, at its discretion, grant:

•	dividend equivalents in connection with option grants, which grant the recipient of an option the right to receive the equivalent value (payable in cash or our Class A common stock) of dividends paid on our Class A common stock;

•	stock appreciation rights, which grant the recipient the right to receive the equivalent value (payable in cash or our Class A common stock) of the increase between the value of our Class A common stock on the grant date and the fair market value on the date of exercise; and

•	restricted stock, which grants the recipient ownership of shares of our Class A common stock, subject to a vesting schedule and other limitations.

Changes in control

If a change in control occurs, the committee may, at its discretion, declare that all outstanding options and stock appreciation rights:

•	become immediately and fully vested and exercisable;

•	be canceled in exchange for a cash payment to the extent the amount the fair market value of the Class A common stock underlying the option or stock appreciation right on the date of the change of control exceeds the price of the option or the stock appreciation right;

•	be terminated immediately prior to the change in control unless the holder of the option or stock appreciation right exercises his or her rights within a specified period after receiving notice of the change of control from us; and/or

•	be assumed by the successor corporation and substituted with an option or stock appreciation right with terms and rights no less favorable than the options or stock appreciation rights the holder had under our plan.

Amendment and termination

The plan will terminate in April 2011, unless terminated earlier by the board of directors. Generally, the board of directors has the authority to amend, suspend or terminate the plan at any time.

FastenTech, Inc. 2004 Stock Incentive Plan

Our board of directors adopted the FastenTech, Inc. 2004 Stock Incentive Plan effective in November 2003. The plan provides for the grant of stock options, stock appreciation rights, dividend equivalents and restricted stock to officers, key employees, directors and consultants of ours and our subsidiaries and affiliates.

Purpose

The purpose of the plan is to promote the long-term financial success of us, our subsidiaries and our affiliates, to materially increase stockholder value by attracting and retaining outstanding officers, key employees, directors and consultants, to provide performance related incentives to motivate superior performance by these persons on our behalf and to allow these persons to acquire a greater stake and closer identity with us.

Administration

Our board of directors has appointed our compensation committee to administer the plan. The committee has full authority, subject to the terms of the plan, to do the following:

•	interpret and administer the plan;

•	select who among the eligible individuals will participate in the plan;

•	accelerate the exercisability or vesting of any award;

•	determine the terms, conditions and types of awards given under the plan; and

•	resolve in its sole discretion all controversies and claims arising under the plan.

All determinations made by the committee are final, conclusive and binding on all persons.

Eligibility

Any officer, key employee, director or consultant providing services to us, our subsidiaries or our affiliates, provided that incentive stock options may only be granted to our or our subsidiaries’ employees.

Number of shares

The plan provides for the issuance of up to a total of 105,000 shares of our Class A common stock, subject to adjustments for stock splits, stock dividends and similar changes in our capitalization.

Types of awards

The plan provides for the grant of stock options. A stock option is a grant by us of the right to purchase a specified number of shares of our Class A common stock for a specified time period at a fixed price. Options may be either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options. All options are evidenced by written option agreements containing the term and conditions of the options.

The exercise price of an option is determined by the committee, but, in the case of incentive stock options, the exercise price will not be less than the fair market value of a share of Class A common stock on the date of grant (or 110% of such fair market value if the option is granted to any person who owns more than 10% of our combined voting power or of our subsidiaries at the time the option is granted to such holder). The exercise price of a non-qualified stock option may be at less than the fair market value on the date of grant. The term of an option is determined by the committee, but may not be greater than ten years (or five years for an incentive stock option granted to any person who owns more than 10% of our combined voting power or of any of our subsidiaries). Options generally are not transferable during the optionee’s lifetime, but the committee may grant an option that is transferable during the optionee’s lifetime provided the transfer complies with the optionee’s individual option agreement. Incentive stock options are transferable only after the death of the optionee by will or the laws of descent or distribution.

Options may be exercised in several ways, including by payment of the exercise price in cash or its equivalent, by delivery of qualified shares of our Class A common stock, or any combination of such methods, or, if permitted by the committee, with the proceeds of a loan from us.

Option agreements may provide for a pre-vesting exercise of options, and, unless otherwise determined by the committee, upon exercise, stock certificates representing the shares underlying the option will be held in the Company’s physical possession, along with a stock power endorsed in blank and delivered to the committee by the grantee at the time the option is exercised.

In addition to options, the committee also may, at its discretion, grant:

•	dividend equivalents in connection with option grants, which grant the recipient of an option the right to receive the equivalent value (payable in cash or our Class A common stock) of dividends paid on our Class A common stock;

•	stock appreciation rights, which grant the recipient the right to receive the equivalent value (payable in cash or our Class A common stock) of the increase between the value of our Class A common stock on the grant date and the fair market value on the date of exercise; and

•	restricted stock, which grants the recipient ownership of shares of our Class A common stock, subject to a vesting schedule and other limitations.

Changes in control

If a change in control occurs, the committee may, at its discretion, declare that all outstanding options and stock appreciation rights:

•	become immediately and fully vested and exercisable;

•	be canceled in exchange for a cash payment to the extent the amount the fair market value of the Class A common stock underlying the option or stock appreciation right on the date of the change of control exceeds the price of the option or the stock appreciation right (in this case, the committee has the authority to determine that the fair market value of the Class A common stock is equal to the per share consideration to be received by the Company’s stockholders in the change of control transaction and cancel any option or stock appreciation right that has an exercise price greater than the fair market value without payment of consideration);

•	be terminated immediately prior to the change in control unless the holder of the option or stock appreciation right exercises his or her rights within a specified period after receiving notice of the change of control from us; and/or

•	be assumed by the successor corporation and substituted with an option or stock appreciation right with terms and rights no less favorable than the options or stock appreciation rights the holder had under our plan.

Amendment and termination

The plan will terminate in November 2013, unless terminated earlier by the board of directors. Generally, the board of directors has the authority to amend, suspend or terminate the plan at any time.

Option Grants During the Year Ended September 30, 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year 2004 (1)	Exercise Price per Share	Expiration Date	5%	10%
Ronald B. Kalich President and Chief Executive Officer	10,000	28.4	$10	11/19/2013	$162,889	$259,374
Paul J. Komaromy Executive Vice President and Chief Operating Officer	5,756.1	16.3	$10	5/1/2014	$93,761	$149,298
Michael R. Elia Senior Vice President and Chief Financial Officer	5,756.1	16.3	$10	5/1/2014	$93,761	$149,298

(1)	Options to purchase a total of 35,268.3 shares of Class A common stock were issued in fiscal year 2004.

(2)	The potential realizeable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of our Class A common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The fair market value of our Class A common stock on the date of the grant was $10.00 per share.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following chart sets forth information regarding 2004 fiscal year-end option values for each of the executive officers named below:

	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options		Value of Unexercised In- the-Money Options at Fiscal Year-End ($)
			Exercisable/Unexercisable		Exercisable/Unexercisable
Ronald B. Kalich President and Chief Executive Officer	—	—	25,024.5	33,349.7	—	0
Paul J. Komaromy Executive Vice President and Chief Operating Officer	—	—	0	5,756.1	—	0
Michael R. Elia Senior Vice President and Chief Financial Officer	—	—	0	5,756.1	—	0

Compensation Committee Interlocks and Insider Participation

The compensation committee is presently composed of Richard Puricelli, who serves as chairman of the committee, Charles Corpening and Sallie Snyder.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our voting capital stock as of December 17, 2004 by:

•	each person or entity who owns five percent or more of any class of our capital stock;

•	each of our directors;

•	each named executive officer; and

•	all of the named executive officers and directors as a group.

The amounts and percentages of capital stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Certain of our stockholders are party to stockholders agreements containing agreements relating to voting for directors designees and share transfer restrictions. See “Certain Relationships and Related Transactions.” Except as otherwise indicated, the address of each beneficial owner listed below is c/o FastenTech, Inc., 8500 Normandale Lake Blvd., Suite 1230, Minneapolis, Minnesota 55437 and we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by them.

	Number and Percent of Shares
	Class A Common Stock (1)(2)		Class B Common Stock (3)		Series A Senior Preferred		Series B Junior Preferred		Series C Junior Preferred
Name of Beneficial Owners	Number	Percent	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Citicorp Venture Capital Ltd. 399 Park Avenue New York, NY 10043 (4)	37,566	14.9%	1,397,311	82.9%	—	—	549,061	62.4%	435,244	70.6%
Citicorp Mezzanine Partners, L.P. 399 Park Avenue New York, NY 10043 (5)(6)	—	—	79,150	4.7%	—	—	—	—	—	—
Key Bank N.A. (7)	11,074	4.3%	—	—	363,250	43.0%	104,941	11.9%	—	—
Ronald B. Kalich (8)	67,398.3	23.7%	—	—	—	—	—	—	30,288	4.9%
Paul J. Komaromy	5,756.1	2.3%	—	—	—	—	—	—	4,545	0.7%
Michael R. Elia	5,756.1	2.3%	—	—	—	—	—	—	4,545	0.7%
Sallie E. Snyder (9)	4,000	1.6%	—	—	65,595	7.8%	18,950	2.2%	11,006	1.8%
Richard Puricelli (10)	8,107.1	3.2%	—	—	—	—	9,474	1.1%	—	—
Charles E. Corpening (11)	1,246	*	41,242	2.4%	—	—	7,689	*	6,150	1.0%
All directors and executive officers as a group	92,263.5	30.7%	41,242	2.4%	65,595	7.8%	36,113	4.1%	56,534	9.2%

*	Represents less than 1%.

(1)	Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Does not include shares of Class A common stock issuable upon conversion of Class B common stock. See “Description of our capital stock—Common stock.” Assuming the conversion of all of a holder’s shares of Class B common stock into Class A common stock, but no such conversion by any other holder of Class B common stock, the number of shares and the percentage of total Class A common stock held by the converting holder would be as follows: for Citicorp Venture Capital Ltd., 1,434,877 and 85.0%; for Citicorp Mezzanine Partners, L.P., 79,150 and 23.8%; for Charles E. Corpening, 42,488 and 14.5%; and for all directors and executive officers as a group, 133,505.5 and 45.4%. Each share of our Class A common stock is entitled to one vote per share.

(3)	Does not include shares of Class B common stock issuable upon conversion of Class A common stock. See “Description of our capital stock—Common stock.” Assuming the conversion of all of a holder’s shares of Class A common stock into Class B common stock, but no such conversion by any other holder of Class A common stock, the number of shares and the percentage of total Class B common stock held by the converting holder would be as follows: for Citicorp Venture Capital Ltd., 1,434,877 and 87.3%; for Citicorp Mezzanine Partners, L.P., 79,150 and 4.7%; for Charles E. Corpening, 42,488 and 2.6%; and for all directors and executive officers as a group, 133,505.5 and 7.9%. Our Class B common stock is nonvoting stock.

(4)	Does not include 79,150 shares of Class B common stock held by Citicorp Mezzanine Partners, L.P., who is an affiliate of Citicorp Venture Capital Ltd. Citicorp Venture Capital Ltd. disclaims beneficial ownership of these shares owned by Citicorp Mezzanine Partners, L.P.

(5)	Does not include 37,566 shares of Class A common stock, 1,397,311 shares of Class B common stock, 549,061 shares of Series B junior preferred stock and 435,244 shares of Series C junior preferred stock held by Citicorp Venture Capital Ltd, who is an affiliate of Citicorp Mezzanine Partners, L.P. Citicorp Mezzanine Partners, L.P. disclaims beneficial ownership of these shares owned by Citicorp Venture Capital Ltd.

(6)	Consists of warrants to purchase 16,680 shares of Class B common stock and warrants to purchase 62,470 shares of Class B common stock.

(7)	Key Bank N.A. is the beneficial owner and has sole voting and dispositive control of the shares held by certain Steward family trusts pursuant to its position as the trustee of such trusts.

(8)	Includes options exercisable for 29,024.5 shares of Class A common stock within 60 days of December 17, 2004.

(9)	Sallie E. Snyder is the beneficial owner of shares held by the Sallie Snyder Living Trust.

(10)	Includes options exercisable for 6,786.1 shares of Class A common stock within 60 days of December 17, 2004.

(11)	Does not include 37,566 shares of Class A common stock, 1,397,311 shares of Class B common stock, 549,061 shares of Series B junior preferred stock and 435,244 shares of Series C junior preferred stock held by Citicorp Venture Capital Ltd. Mr. Corpening is an officer of Citicorp Venture Capital Ltd. Mr. Corpening disclaims beneficial ownership of the shares owned by Citicorp Venture Capital Ltd.

DESCRIPTION OF OUR CAPITAL STOCK

Preferred Stock

Our certificate of incorporation provides that we may issue 5,000,000 shares of preferred stock, which may be issued in one or more series. There are six such series of preferred stock, as described below. We have never paid cash dividends on any class or series of our capital stock, nor do we expect to pay cash dividends for the foreseeable future.

Series A senior preferred stock

Our Series A senior preferred stock has a stated value of $10.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 8%, compounding annually. We were required to pay cash dividends to the holders of Series A senior preferred stock beginning March 1, 2001, so long as such payment is not prohibited by law or an agreement between us and an unaffiliated third party. Cash dividends have not been paid under the Series A senior preferred stock as payment of such dividends are restricted under our revolving credit facility and the indenture governing the new notes. In the event of a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more and we do not offer to repurchase 100% of the outstanding Series A senior preferred stock at a price equal to $10.00 per share plus all accrued and unpaid dividends to the date of such repurchase, the dividend amount will increase by $0.025 per share per year on the first day of the first month following our failure to repurchase 100% of our Series A senior preferred stock and will thereafter increase by an additional $0.025 per share per year on the first day of each subsequent three month period up to a maximum dividend amount of $1.20 per share per year. In the event that we issue $75.0 million or more of unsecured debt securities with a weighted average maturity of at least five years in a public offering or a Rule 144A private placement and we do not offer to repurchase 50% of the outstanding Series A senior preferred stock at a price equal to $10.00 per share plus all accrued and unpaid dividends to the date of repurchase, the dividend amount will increase by $0.025 per share per year on the first day of the first month following our failure to repurchase at least 50% of our outstanding Series A senior preferred stock and will thereafter increase by an additional $0.025 per share per year on the first day of each subsequent three month period up to a maximum dividend rate of $1.20 per share per year. The vote of a majority of the outstanding shares of the Series A senior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series A senior preferred stock; provided, that the vote of all of the outstanding shares of the Series A senior preferred stock will be required to change the dividend payable of such stock. However, the issuance of a series of Preferred Stock that is on a parity with or junior to the Series A senior preferred stock or that has a redemption date earlier than the Series A senior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series A senior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series A senior preferred stock is not entitled to vote. Notwithstanding the foregoing, prior to the public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, the holders of the Series A senior preferred stock, the Series B junior preferred stock, the Series C junior preferred stock and the Series D senior preferred stock, voting as a single class, will be entitled to elect one member to our board of directors. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series A senior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series A senior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series A senior preferred stock have been paid in full. Upon our liquidation, dissolution or winding up, holders of the Series A senior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of capital stock junior to the Series A senior preferred stock, an amount equal to $10.00 per share of Series A senior preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If available assets are insufficient to pay the holders of the outstanding shares of the Series A senior preferred stock, the Series D senior preferred stock (described below) and the Series F senior preferred stock (described below) (together, the “senior preferred stock”) in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series A senior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $10.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series A senior preferred stock shall be paid in full pursuant to the prior sentence before any payment is made to the holders of capital stock junior to the Series A senior preferred stock.

We did not redeem any of the Series A senior preferred stock in conjunction with the offering of the old notes. As a result, the dividend increase described above was triggered. However, we did repurchase 64,338 shares of Series A senior preferred stock in June 2003.

As of September 30, 2004, there were 845,662 shares of our Series A senior preferred stock outstanding.

Series B junior preferred stock

Our Series B junior preferred stock has a stated value of $10.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 12%, compounding annually. The vote of all of the outstanding shares of the Series B junior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series B junior preferred stock.

However, the issuance of a series of preferred stock that is senior to, on a parity with or junior to the Series B junior preferred stock or that has a redemption date earlier than the Series B junior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series B junior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series B junior preferred stock is not entitled to vote. Notwithstanding the foregoing, prior to the public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, the holders of the Series A senior preferred stock, the Series B junior preferred stock, the Series C junior preferred stock and the Series D senior preferred stock, voting as a single class, will be entitled to elect one member to our board of directors. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series B junior preferred stock ), or redeem or otherwise acquire shares of, capital stock junior to the Series B junior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series B junior preferred stock have been paid in full. We may not pay any dividend upon the Series B junior preferred stock unless the holders of the senior preferred stock or any other stock senior to the Series B junior preferred stock shall have been paid in full. Upon our liquidation, dissolution or winding up, holders of Series B junior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of stock junior to the Series B junior preferred stock, an amount equal to $10.00 per share of Series B junior preferred stock, plus all accrued and unpaid dividends to the date of final distribution; provided, that no such amounts shall be paid to the holders of Series B junior preferred stock until the holders of the senior preferred stock or any other stock senior to the Series B junior preferred stock have been paid in full in accordance with their terms. The Series B junior preferred stock shall rank on parity with the Series C junior preferred stock (as defined below) and the Series E junior preferred stock (as defined below) with regard to dividends, liquidation, dissolution or winding up. If available assets are insufficient to pay the holders of the outstanding shares of Series B junior preferred stock, Series C junior preferred stock and Series E junior preferred stock (together, the “junior preferred stock”) in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series B junior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $10.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series B junior preferred stock shall not be entitled to any amounts pursuant to the prior sentence until the holders of the senior preferred stock have been paid in full in accordance with the mandatory redemption rights.

As of September 30, 2004, there were 879,834 shares of our Series B junior preferred stock outstanding.

Series C junior preferred stock

Our Series C junior preferred stock has a stated value of $10.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 12%, compounding annually. The vote of all of the outstanding shares of the Series C junior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series C junior preferred stock. However, the issuance of a series of preferred stock that is senior to, on a parity with or junior to the Series C junior preferred stock or that has a redemption date earlier than the Series C junior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series C junior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series C junior preferred stock is not entitled to vote. Notwithstanding the foregoing, prior to the public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, the holders of the Series A senior preferred stock, the Series B junior preferred stock, the Series C junior preferred stock and the Series D senior preferred stock, voting as a single class, will be entitled to elect one member to our board of directors. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series C junior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series C junior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series C junior preferred stock have been paid in full. We may not pay any dividend upon the Series C junior preferred stock unless the holders of the senior preferred stock or any other stock senior to the Series C junior preferred stock shall have been paid in full. Upon our liquidation, dissolution or winding up, holders of Series C junior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of stock junior to the Series C junior preferred stock, an amount equal to $10.00 per share of Series C junior preferred stock, plus all accrued and unpaid dividends to the date of final distribution; provided, that no such amounts shall be paid to the holders of Series C junior preferred stock until the holders of the senior preferred stock or any other stock senior to the Series C junior preferred stock have been paid in full in accordance with their terms. The Series C junior preferred stock shall rank on parity with the Series B junior preferred stock and the Series E junior preferred stock with regard to dividends, liquidation, dissolution or winding up. If available assets are insufficient to pay the holders of the outstanding shares of junior preferred stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series C junior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $10.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series C junior preferred stock shall not be entitled to any amounts pursuant to the prior sentence until the holders of the senior preferred stock have been paid in full in accordance with the mandatory redemption rights. The Series C junior preferred stock ranks in parity with the Series B junior preferred stock and Series E junior preferred stock with regard to mandatory redemption. We may optionally redeem, in whole or in part, the Series C junior preferred stock at any time at a price per share of $10.00 plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date.

As of September 30, 2004, there were 616,639 shares of our Series C junior preferred stock outstanding.

Series D senior preferred stock

Our Series D senior preferred stock has a stated value of $100.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 8%, compounding annually; provided that dividends did not begin to accrue until April 1, 2001. The vote of all of the outstanding shares of the Series D senior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series D senior preferred stock or change the dividend payable of such stock. However, the issuance of a series of preferred stock that is on a parity with or junior to the Series D senior preferred stock or that has a redemption date earlier than the Series D senior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series D senior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series D senior preferred stock is not entitled to vote. Notwithstanding the foregoing, prior to the public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, the holders of the Series A senior preferred stock, the Series B junior preferred stock, the Series C junior preferred stock and the Series D senior preferred stock, voting as a single class, will be entitled to elect one member to our board of directors. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series D senior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series D senior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series D senior preferred stock have been paid in full. Upon our liquidation, dissolution or winding up, holders of Series D senior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of capital stock junior to the Series D senior preferred stock, an amount equal to $100.00 per share of Series D senior preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If available assets are insufficient to pay the holders of the outstanding shares of senior preferred stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series D senior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $100.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series D senior preferred stock shall be paid in full pursuant to the prior sentence before any payment is made to the holders of capital stock junior to the Series D senior preferred stock. We may optionally redeem, in whole or in part, the Series D senior preferred stock at any time at a price per share of $100.00 plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date.

As of September 30, 2004, there were no shares of our Series D senior preferred stock outstanding. During fiscal year 2004, all shares of Series D Preferred Stock were repurchased for approximately $5.1 million. The difference between the repurchase value and the par value has been reflected as a decrease to additional paid-in-capital.

Series E junior preferred stock

Our Series E junior preferred stock has a stated value of $100.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 12%, compounding annually. The vote of all of the outstanding shares of the Series E junior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series E junior preferred stock. However, the issuance of a series of preferred stock that is senior to, on a parity with or junior to the Series E junior preferred stock or that has a redemption date earlier than the Series E junior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series E junior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series E junior preferred stock is not entitled to vote. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series E junior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series E junior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series E junior preferred stock have been paid in full. We may not pay any dividend upon the Series E junior preferred stock unless the holders of the senior preferred stock or any other stock senior to the Series E junior preferred stock shall have been paid in full. Upon our liquidation, dissolution or winding up, holders of Series E junior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of stock junior to the Series E junior preferred stock, an amount equal to $100.00 per share of Series E junior preferred stock, plus all accrued and unpaid dividends to the date of final distribution; provided, that no such amounts shall be paid to the holders of Series E junior preferred stock until the holders of the senior preferred stock or any other stock senior to the Series E junior preferred stock have been paid in full in accordance with their terms. The Series E junior preferred stock shall rank on parity with the Series B junior preferred stock and the Series C junior preferred stock with regard to dividends, liquidation, dissolution or winding up. If available assets are insufficient to pay the holders of the outstanding shares of junior preferred stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series E junior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $100.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series E junior preferred stock shall not be entitled to any amounts pursuant to the prior sentence until the holders of the senior preferred stock have been paid in full in accordance with the mandatory redemption rights. The Series E junior preferred stock ranks in parity with the Series B junior preferred stock and Series C junior preferred stock with regard to mandatory redemption. We may optionally redeem, in whole or in part, the Series E junior preferred stock at any time at a price per share of $100.00 plus all full cumulative accrued and unpaid dividends whether or not earned or declared to such date.

As of September 30, 2004, there were no shares of our Series E junior preferred stock outstanding.

Series F senior preferred stock

Our Series F senior preferred stock has a stated value of $100.00 per share and holders are entitled to receive, when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 10%, compounding annually. We will be required to pay cash dividends to the holders of Series F senior preferred stock beginning March 17, 2005, so long as such payment is not prohibited by law or an agreement between us and an unaffiliated third party. Under our existing credit facilities, cash dividends on the Series F senior preferred stock could not be paid as payment of such dividends are restricted under our revolving credit facility and the indenture governing the new notes. In the event that we issue $100.0 million or more of unsecured debt securities with a weighted average maturity of at least five years in a public offering or a 144A private placement and we do not offer to repurchase at least 50% of the outstanding Series F senior preferred stock at a price equal to $100.00 per share plus accrued and unpaid dividends to the date of repurchase, the dividend amount will increase by $0.25 per share per year on the first day of the first month following our failure to repurchase at least 50% of our outstanding Series F senior preferred stock and will thereafter increase by an additional $0.25 per share per year on the first day of each subsequent three month period up to a maximum dividend amount of $12.00 per share per year. The vote of all of the outstanding shares of the Series F senior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series F senior preferred stock or change the dividend payable of such stock. However, the issuance of a series of preferred stock that is on a parity with or junior to the Series F senior preferred stock or that has a redemption date earlier than the Series F senior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series F senior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series F senior preferred stock is not entitled to vote. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series F senior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series F senior preferred stock (except for repurchases of senior stock from our former employee where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series F senior preferred stock have been paid in full. Upon our liquidation, dissolution or winding up, holders of the Series F senior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of capital stock junior to the Series F senior preferred stock, an amount equal to $100.00 per share of Series F senior preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If available assets are insufficient to pay the holders of the outstanding shares of the Series F senior preferred stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders and of any shares of stock ranking on parity with the Series F senior preferred stock. The Series F senior preferred stock is mandatorily redeemable upon the earlier to occur of March 17, 2012, the consummation of an initial public offering resulting in aggregate net proceeds to us of $35.0 million or certain change of control events, at a price of $100.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series F senior preferred stock shall be paid in full pursuant to the prior sentence before any payment is made to the holders of capital stock junior to the Series F senior preferred stock. The Series F senior preferred stock is optionally redeemable by us at any time at a price of $100.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date.

Although we did not redeem any of the Series F senior preferred stock in conjunction with the offering of the old notes, we did repurchase all outstanding Series F preferred stock in May 2003.

As of September 30, 2004, there were no shares of our Series F senior preferred stock outstanding.

Common Stock

Our certificate of incorporation provides that we may issue 2,500,000 shares of Class A common stock and 2,500,000 shares of Class B common stock. The holders of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B common stock have no voting rights. Under our certificate of incorporation, a holder of either class of common stock may convert any or all of his or her shares into an equal number of shares of the other class of common stock; provided that in the case of a conversion from Class B common stock, which is nonvoting, into Class A common stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A common stock which would be held after giving effect to the conversion.

As of September 30, 2004, there were 252,732 shares of our Class A common stock and 1,606,372 shares of our Class B common stock outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

We and certain of our stockholders are parties to a Securities Purchase and Holders Agreement (the “Stockholders Agreement”). The Stockholders Agreement contains certain agreements among our stockholders with respect to our capital stock and corporate governance, including:

Governance provisions

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, our board of directors will be composed at all times of up to five directors as follows:

•	one individual designated by the continuing investors identified in the Stockholders Agreement;

•	two individuals designated by Citicorp Venture Capital; and

•	up to two independent directors who shall be designated by Citicorp Venture Capital, subject to the right of holders of the majority of the outstanding shares of our Class A common stock (including shares of Class A common stock held by Citicorp Venture Capital) to veto the election of either of such additional directors.

In addition, the Stockholders Agreement provides that, under certain circumstances, Citicorp Venture Capital, the Steward family stockholders and the Im’Oberstag family stockholders shall have the right to designate observers to our board of directors.

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, our certificate of incorporation cannot be amended or modified without the consent of Citicorp Venture Capital. In addition, so long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, Citicorp Venture Capital will not consent to any amendment that will adversely affect the continuing investors’ right to designate a member of our board of directors.

Approved sale

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, if holders of at least 50% of our common stock then outstanding approve our sale, each stockholder has agreed to consent to such sale and, if such sale includes the sale of stock, each stockholder has agreed to sell all of such stockholder’s common stock on the terms and conditions approved by holders of a majority of the common stock then outstanding.

Tag-along rights

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more and Citicorp Venture Capital and its affiliates own 10% or more of our common stock, neither Citicorp Venture Capital nor any affiliate of Citicorp Venture Capital holding in excess of 5% of our common stock may sell any of our common stock unless our other stockholders are offered an opportunity to participate in such sale on a pro rata basis and on identical terms. These tag-along rights will not be applicable in certain circumstances, such as sales to affiliates and permitted transferees and sales in accordance with “—Approved sale.”

Preemptive rights

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, in the event we propose to issue and sell any shares of our common stock or any securities containing options or rights to acquire any shares of our common stock or any securities convertible into common stock to Citicorp Venture Capital or its corporate affiliates to which Citicorp Venture Capital has transferred our common stock, we must first offer to each of other stockholder who is an “accredited investor” as defined in Rule 501(a) of the Securities Act of 1933 and who holds in excess of 1% of our common stock, a pro rata portion of such shares. These preemptive rights will not apply to issuances of common stock in a public offering pursuant to a registration statement, upon the conversion of shares of one class of our common stock into shares of the other class, as a dividend on the outstanding shares of common stock, in connection with grants of stock or options to our employees and directors and in any transaction available to all holders of our common stock on a pro rata basis.

Non-compete agreement

Each management investor has agreed not to compete with us for a period of one year after the termination of such management investor’s employment with us.

Transfer restrictions

Generally, no stockholder may transfer shares of our capital stock unless the transfer is approved in writing by 40% of the outstanding shares of our common stock and the transfer is in compliance with the terms described above in “—Approved sale” and “—Tag-along rights.” However, stockholders may transfer their capital stock to certain enumerated permitted transferees such as a person’s spouse or child or grandchild (or a trust exclusively for their benefit), a person’s heirs, a trust’s grantor (if the stockholder is a trust), any party upon a public offering of our capital stock, or in the case of Citicorp Venture Capital or any of its affiliates, any of their employees, offices or directors (or any trust of such person for the benefit of their spouse, child or grandchild), any affiliate company of Citicorp Venture Capital or any manager (with respect to certain amounts of shares) or director of FastenTech.

Unless consented to by the holders of two-thirds of our Series A senior preferred stock, until we redeem or repurchase the outstanding Series A senior preferred stock or such stock is acquired by a third party other than a “permitted transferee” of the holders of the Series A senior preferred stock, we may not repurchase, retire, redeem or pay cash dividends on any of our common stock or Series B junior preferred stock and no stockholder may transfer its shares of our common stock or Series B junior preferred stock other than to a “permitted transferee.” We are not prohibited by this provision from repurchasing shares of our capital stock pursuant to an option to repurchase a terminated employee’s shares under a written agreement between us and such employee.

Preferred Stockholders Agreement

We and certain of our stockholders are parties to a Preferred Stockholders Agreement. The Preferred Stockholders Agreement contains certain agreements among the stockholders with respect to transfers of their preferred stock, including:

Take-along rights

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, if Citicorp Venture Capital or any of its affiliates who collectively hold in excess of 5% of our common stock shall sell any of our preferred stock to us, any of our subsidiaries or any non-affiliate of such seller, each stockholder has agreed to sell a pro rata share of all of such stockholder’s preferred stock on the same terms and conditions.

Tag-along rights

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more and Citicorp Venture Capital and its affiliates own 10% or more of our common stock, neither Citicorp Venture Capital nor any affiliate of Citicorp Venture Capital holding in excess of 5% of our common stock may sell any junior preferred stock unless the other stockholders are offered an opportunity to participate in such sale on a pro rata basis and on identical terms. Such tag-along rights will not be applicable in certain circumstances, such as sales to affiliates and permitted transferees.

Registration Rights Agreement

In connection with their entry into the Stockholders’ Agreement, we, Citicorp Venture Capital, and certain of our other stockholders entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, upon the written request of Citicorp Venture Capital, we have agreed to (subject to certain exceptions) on one or more occasions prepare and file a registration statement with the Commission concerning the distribution of all or part of the shares held by Citicorp Venture Capital and use our best efforts to cause such registration statement to become effective. If at any time we file a registration statement for our common stock pursuant to a request by Citicorp Venture Capital or otherwise (other than a registration statement of Form S-8, Form S-4 or any similar form, a registration statement filed in connection with a share exchange or an offering solely to our employees or existing stockholders, or a registration statement registering a unit offering), we will use our best efforts to allow the other parties to the

Registration Rights Agreement to have their shares of our common stock (or a portion of their shares under certain circumstances) included in such offering of common stock if the registration form proposed to be used may be used to register such shares. Registration expenses of the selling stockholders (other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by us. We have agreed to indemnify the stockholders against certain liabilities in connection with any registration.

Employment Agreements

For a description of our employment agreement with Mr. Kalich and consulting agreement with Mr. Puricelli, see “Management—Employment Agreements.”

Advisory Agreement

We and our subsidiaries are party to an Advisory Agreement with Citicorp Venture Capital. Pursuant to the Advisory Agreement, Citicorp Venture Capital will identify, support and analyze mergers, acquisitions and divestitures by us and perform such other services for us as Citicorp Venture Capital and we may agree. Pursuant to the Advisory Agreement, we are required to pay to Citicorp Venture Capital a high yield management fee equal to 1% of the aggregate principal amount of any debt securities that we issue either pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144A under the Securities Act and that are in an aggregate principal amount of at least $75 million and have a weighted average life to maturity of at least five years. In accordance with the terms of the Advisory Agreement, we paid Citicorp Venture Capital approximately $1.75 million upon the completion of the offering of the old notes.

In addition, upon the completion of any merger, acquisition or divestiture by us or any of our subsidiaries, we shall pay Citicorp Venture Capital a transaction advisory fee equal to 1% of the aggregate consideration of such transaction, plus reasonable out of pocket expenses.

Under the Advisory Agreement, we are obligated to indemnify Citicorp Venture Capital from any and all losses, liability, damages or expenses arising out of any claim by any person with respect to, or in any way related to Citicorp Venture Capital’s provision of services under the Advisory Agreement.

The Advisory Agreement will terminate in May 2013, subject to automatic one-year renewals thereafter.

Securities Acquired by Citicorp Mezzanine Partners, L.P.

In connection with our acquisition of Specialty Bar Products Company, FabriSteel Products, Inc., one of our subsidiaries, issued to Citicorp Mezzanine Partners, L.P. a $25.0 million senior subordinated note and a stock purchase warrant for 16,680 shares of Class A or Class B common stock. The warrant is exercisable at a price of $0.01 per share, subject to certain anti-dilution adjustments, through April 1, 2009. The note bears interest at a rate of 11% per year and will mature on April 1, 2008. The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital. We paid interest to Citicorp Mezzanine Partners, L.P. an aggregate of $4.1 million and $1.6 million for fiscal years 2002 and 2003, respectively with respect to this note. The note was repaid with proceeds from the offering of the old notes.

In connection with our acquisition of the Nelson Stud Welding division of TRW, Inc. and Progressive Stamping Co. (DE), Inc., we issued to Citicorp Mezzanine Partners, L.P. a $20.0 million subordinated note and a stock purchase warrant for 62,470 shares of Class A or Class B common stock. The warrant is exercisable at a price of $0.01 per share, subject to certain anti-dilution adjustments, through March 17, 2010. The note bears interest at a rate of 18% per year and will mature on March 31, 2008. The general partner of Citicorp Mezzanine Partners, L.P., is an affiliate of Citicorp Venture Capital. The note was repaid with proceeds from the offering of the old notes.

Lease Agreement with Novi Properties L.L.C.

Until the sale of FabriSteel, we were a party to a lease agreement with Novi Properties L.L.C., a Michigan limited liability company in which the Im’Oberstag family owns a 40% equity interest. Sallie Snyder, one of our directors, is a member of the Im’Oberstag family. Pursuant to this lease, we leased approximately 38,400 square feet of manufacturing space. This lease expires in March 2013 and has a base monthly rent of $21,000. We paid Novi Properties L.L.C. an aggregate of $0.3 million, $0.3 million and $0.3 million for fiscal years 2004, 2003 and 2002, respectively, with respect to this lease. We assigned this lease to the purchaser of our FabriSteel business on September 10, 2004.

Lease Agreement with Redford Properties L.L.C.

Until the sale of FabriSteel, we were a party to a lease agreement with Redford Properties L.L.C., a Michigan limited liability company in which beneficiaries of certain Steward family trusts that own our capital stock own a 33% equity interest. Pursuant to this lease, we leased approximately 17,700 square feet of manufacturing space. This lease expires in February 2008 and has a base monthly rent of $6,500. We paid Redford Properties L.L.C. an aggregate of $0.1 million, $0.1 million and $0.1 million for fiscal years

2004, 2003 and 2002, respectively, with respect to this lease. We assigned this lease to the purchaser of our FabriSteel business on September 10, 2004.

Purchase Agreement with CVC Capital Funding, LLC

In August 2002, we issued to CVC Capital Funding, LLC (“CVC Capital”), $30.0 million in aggregate principal amount of notes, which bear interest at 10.5% per year and will mature on August 30, 2012. CVC Capital is an affiliate of our principal stockholder, Citicorp Venture Capital Ltd. Upon consummation of the offering of the old notes, CVC Capital exchanged the outstanding notes for $30.0 million in aggregate principal amount of old notes. In connection with the exchange, we paid CVC Capital $0.3 million in cash for accrued interest associated with the outstanding notes. The amount of notes purchased by the initial purchasers in the offering of the old notes were reduced accordingly. CVC Capital has indicated that it will not sell the notes prior to April, 2005 without the prior consent of J.P. Morgan Securities Inc.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Revolving Credit Facility

Our amended and restated revolving credit facility provides for $115.0 million aggregate principal amount of revolving loans. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender and affiliates of the other initial purchasers are lenders under our revolving credit agreement. We are permitted to utilize up to $5.0 million aggregate principal amount of this $115.0 million facility for the issuance of letters of credit by JPMorgan Chase Bank, Lehman Commercial Paper Inc. and National City Bank. We borrowed $9.0 million under our revolving credit facility on the consummation of the offering of the old notes and utilized approximately $0.1 million of letter of credit capacity under our revolving credit facility on the consummation of the offering of the old notes to support certain obligations and our ordinary course needs. We may prepay our obligations under the new revolving credit facility at any time without penalty. In addition, we may reduce or terminate the unused commitments of the lenders under the revolving credit facility, provided that any such reduction or termination will be permanent.

Borrowings under the revolving credit facility will bear interest, at our option, at either of the following rates:

•	the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City, referred to as the prime rate, (ii) the secondary market rate for three-month certificates on deposit (adjusted for statutory reserve requirements) plus 1.0%, and (iii) the federal funds effective rate from time to time plus 0.5%, plus a percentage determined in accordance with a set pricing grid; and

•	the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (selected at our option) are quoted on the Dow Jones Markets Telerate Service page 3750, plus a percentage determined in accordance with a set pricing grid.

If a default has occurred and is continuing under the revolving credit facility, all amounts due under the revolving credit facility will bear interest at an additional rate of 2% per annum.

All borrowings under the revolving credit facility will mature in May 2008.

We may use the funds we borrow under the revolving credit facility for our general corporate purposes and those of our subsidiaries, in each case, in the ordinary course of business and, subject to limitations to be determined, for certain acquisitions and restricted payments.

Our obligations under the revolving credit facility will be secured by all of our current and future assets, subject to customary exceptions. Our U.S. subsidiaries guarantee our obligations under the revolving credit facility. These guarantees are secured by all of the guarantor subsidiaries’ current and future assets, subject to customary exceptions. The revolving credit facility requires us to comply with certain financial covenants, including:

•	The interest expense coverage ratio (the ratio of consolidated EBITDA (as defined in the revolving credit facility) to consolidated cash interest expense) must be at least 1.75 to 1.0 for any period of four consecutive fiscal quarters ending on any date from October 1, 2003 through September 30, 2005, at least 2.00 to 1.0 for any consecutive fiscal quarters ending on any date from October 1, 2005 through September 30, 2007 and at least 2.25 to 1.0 thereafter.

•	The leverage ratio (the ratio of indebtedness to consolidated EBITDA (as defined in the revolving credit facility)) may not exceed 4.75 to 1.0 at any time from October 1, 2003 through March 31, 2004, 4.5 to 1.0 from April 1, 2004 through September 30, 2004, 4.75 to 1.0 from October 1, 2004 through December 31, 2004, 4.5 to 1.0 from January 1, 2005 through September 30, 2005, 4.0 to 1.0 from October 1, 2005 to September 30, 2006, 3.5 to 1.0 from October 1, 2006 to September 30, 2007 and 3.0 to 1.0 thereafter.

•

The consolidated EBITDA (as defined in the revolving credit facility) may not be less than $40 million for any period of four consecutive fiscal quarters ending on any date from October 1, 2003 through September 30, 2004, with such minimum requirement increasing by $2 million for each following fiscal year to a required minimum of $46 million after September 30, 2006.

•	For the fiscal year ended September 30, 2004, aggregate capital expenditures cannot exceed $15 million. In any fiscal year ending after September 30, 2004, aggregate capital expenditures cannot exceed $17 million.

In addition, the revolving credit facility contains customary covenants that, among other things, restrict our ability and the ability of our subsidiaries to: incur indebtedness and issue redeemable capital stock; create liens; issue guarantees and other contingent obligations; consummate mergers, consolidations, liquidations and dissolutions; sell assets; enter into hedging transactions; enter into leases; create restrictions on our subsidiaries; pay dividends and make other payments in respect of capital stock; make capital expenditures; make investments, loans and advances; make optional payments and modifications of subordinated and other debt instruments; make payments to and transactions with affiliates; enter into sale and leasebacks; make changes in fiscal years; pledge assets; and change material contracts or lines of business.

DESCRIPTION OF THE NEW NOTES

This description of the new notes is intended to be a useful overview of the material provisions of the new notes and the indenture. Since this description of new notes is only a summary, you should refer to the indenture for a complete description of our obligations and your rights.

FastenTech, Inc. will issue the new notes under an indenture between itself, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee. The terms of the new notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The form and terms of the new notes are the same as the form and terms of the old notes, except that the exchange notes have been registered under the Securities Act, will not bear legends restricting the transfer of the notes and will not be entitled to registration rights under our registration rights agreement.

You will find the definitions of capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “FastenTech,” “we,” “our” and “us” in the following description refer only to FastenTech, Inc. and not to its subsidiaries and references to the “notes” in the following description refer to the new notes.

General

The notes:

•	will be general unsecured senior subordinated obligations of FastenTech;

•	will be subordinated in right of payment to all existing and future Senior Debt of FastenTech, including under the Credit Agreement;

•	will be pari passu in right of payment with all existing and future unsecured senior subordinated Indebtedness of FastenTech;

•	will be senior in right of payment with all existing and future Indebtedness of FastenTech that is expressly subordinated in right of payment to the notes;

•	are unconditionally guaranteed on a senior subordinated basis by each Domestic Subsidiary of FastenTech (other than a Securitization Entity);

•	will mature on May 1, 2011;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form (see “Book-entry settlement and clearance”); and

•	may be resold or transferred only in transactions registered, or exempt from registration, under the Securities Act.

Each Subsidiary Guarantee:

•	will be a general unsecured senior subordinated obligation of the applicable Subsidiary Guarantor;

•	will be subordinated in right of payment to all existing and future Subsidiary Guarantor Senior Debt of such Subsidiary Guarantor, including under the Credit Agreement;

•	will be pari passu in right of payment with all existing and future unsecured senior subordinated Indebtedness of such Subsidiary Guarantor; and

•	will be senior in right of payment with all existing and future Indebtedness of such Subsidiary Guarantor that is expressly subordinated in right of payment to the notes.

In connection with this exchange offer, FastenTech will issue $145.0 million aggregate principal amount of notes. The indenture provides for the issuance of additional notes having identical terms and conditions to the notes offered in this offering, subject to compliance with the covenants contained in the indenture. Any such additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered in this offering.

Interest

Interest on the notes will compound semi-annually and:

•	accrue at the rate of 11 1/2% per annum;

•	accrue from the date of issuance or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on May 1 and November 1, commencing on November 1, 2003;

•	be payable to the holders of record on the April 15 and October 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes

We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by FastenTech in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the trustee in New York, New York). In addition, interest may be paid at the option of FastenTech on any notes not issued in global form by check mailed to the person entitled thereto as shown on the security register, subject to the right of any holder of notes in the principal amount of $500,000 or more to request payment by wire transfer.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holder of the notes, and FastenTech or any Restricted Subsidiary may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes at the office or agency designated by FastenTech in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the trustee in New York, New York), in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer or exchange of notes, but FastenTech may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. FastenTech is not required to transfer or exchange any note selected for redemption. Also, FastenTech is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the notes are not redeemable until May 1, 2007. On and after such date, FastenTech may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on May 1 of the years indicated below:

Year	Percentage
2007	105.750%
2008	102.875%
2009 and thereafter	100.000%

Before May 1, 2006, FastenTech may on any one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of notes issued under the indenture, including additional notes permitted under the indenture, if any, with the Net

Cash Proceeds of one or more Public Equity Offerings at a redemption price equal to 111.50% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that

(1) there is a Public Market at the time of such redemption;

(2) at least 65% of the aggregate principal amount of notes issued under the indenture, including additional notes permitted under the indenture, if any, remains outstanding immediately after the occurrence of such redemption; and

(3) such redemption occurs within 90 days after the closing of such Public Equity Offering (or, if later, the closing of any over-allotment option for such Public Equity Offering).

In the case of any partial redemption, the trustee will select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the trustee in its sole discretion will deem to be fair and appropriate; provided, however, that (1) in the case of a redemption pursuant to the immediately preceding paragraph, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of The Depository Trust Company) and (2) no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Mandatory Redemption

FastenTech is not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

Subordination of the Notes

The payment of all Obligations on or relating to the notes will be subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt of FastenTech, including all Obligations with respect to the Credit Agreement, whether outstanding on the Issue Date or incurred after that date.

The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt before the holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the notes (other than Permitted Junior Securities) in the event of any distribution to creditors of FastenTech:

(1) in a total or partial liquidation, dissolution or winding up of FastenTech;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to FastenTech or its assets;

(3) in an assignment for the benefit of creditors; or

(4) in any marshalling of FastenTech’s assets and liabilities.

In addition, FastenTech may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the notes or acquire any notes for cash or assets or otherwise (other than, in either case, Permitted Junior Securities), if:

(1) a payment default on any Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Designated Senior Debt.

Payments on and distributions with respect to any Obligations on or with respect to the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

(2) in case of a nonpayment default, the earliest of (x) the date on which all such nonpayment defaults are cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

Notwithstanding anything to the contrary, payments and distributions made from the Defeasance trust established pursuant to the provisions described under “—Defeasance” will be permitted and will not be subordinated so long as the payments into the Defeasance trust were made in accordance with the requirements described under “—Defeasance” and did not violate the subordination provisions when they were made.

FastenTech must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of FastenTech, holders of the notes may recover less ratably than creditors of FastenTech who are holders of Senior Debt or who are trade creditors. See “Risk Factors—Risks Relating to the New Notes—Your right to receive payments on the new notes is junior to our existing senior indebtedness and the existing senior indebtedness of the subsidiary guarantors and possibly all of our and their future indebtedness.”

As of September 30, 2004, we had no Senior Debt and $115.0 million of undrawn borrowings available under the Credit Agreement.

Subordination of Subsidiary Guarantees

Each Guarantee of the notes will be subordinated to Subsidiary Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt.

Subsidiary Guarantees

The Subsidiary Guarantors will, jointly and severally, fully, unconditionally and irrevocably guarantee on a senior subordinated basis FastenTech’s Obligations under the notes and all Obligations under the indenture, as primary obligor and not merely as surety.

Although the indenture will limit the amount of Indebtedness that the Restricted Subsidiaries may incur, such Indebtedness may be substantial and all of it may be Indebtedness of Subsidiary Guarantors.

Not all of FastenTech’s Subsidiaries will guarantee the notes. Foreign Subsidiaries, Securitization Entities and Unrestricted Subsidiaries will not be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to FastenTech. The non-guarantor Subsidiaries generated 10.9% of FastenTech’s Consolidated Adjusted EBITDA for fiscal year 2004 and held 10.4% of FastenTech’s assets as of September 30, 2004.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not FastenTech or a Restricted Subsidiary of FastenTech, such Subsidiary Guarantor will be released from its obligations under the indenture and its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the indenture, including the covenants described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Limitation on Sales of Capital Stock of Restricted Subsidiaries;” and

(2) all the obligations of such Subsidiary Guarantor under the Credit Agreement and related documentation and any other agreements relating to any other Indebtedness of FastenTech or the Restricted Subsidiaries (other than such Subsidiary Guarantor) terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the indenture, the Subsidiary Guarantee if FastenTech designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the indenture.

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require FastenTech to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, FastenTech will mail a notice (the “Change of Control Offer”) to each registered holder with a copy to the trustee stating, among other things:

(1) that a Change of Control has occurred and that such holder has the right to require FastenTech to purchase such holder’s notes at a repurchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by FastenTech, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date, FastenTech will, to the extent lawful:

(1) accept for payment all notes or portions of notes (equal to $1,000 or an integral multiple of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by FastenTech.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

FastenTech will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by FastenTech, and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

FastenTech will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the change of control provisions of the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, FastenTech will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue of the conflict.

The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that FastenTech repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

FastenTech’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a Change of Control under the Credit Agreement and cause a default thereunder may not constitute a Change of Control under the indenture. Future Indebtedness of FastenTech and its subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require FastenTech to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on FastenTech. Finally, FastenTech’s ability to pay cash to the holders upon a repurchase may be limited by FastenTech’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The agreements governing our outstanding Senior Debt will prohibit us from purchasing any notes, and also provide that some change of control events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which FastenTech becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when FastenTech is prohibited from purchasing notes, FastenTech could seek the consent of our senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If FastenTech does not obtain a consent or repay the borrowings, FastenTech will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the

Senior Debt. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving FastenTech by increasing the capital required to effect such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the assets of FastenTech and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a person. As a result, it may be unclear as to whether a Change of Control has occurred and whether FastenTech is required to make an offer to repurchase the notes as described above.

The provisions under the indenture relative to FastenTech’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding notes (other than Affiliates of FastenTech).

Certain Covenants

Limitation on Indebtedness

FastenTech will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness; provided, however, that FastenTech, any Subsidiary Guarantor or any Securitization Entity that is a Restricted Subsidiary may incur Indebtedness, and any Restricted Subsidiary may incur Acquired Indebtedness, in either case, if:

(a) the Consolidated Coverage Ratio for FastenTech and the Restricted Subsidiaries is at least 2.00 to 1.00; and

(b) no Default has occurred and is continuing or would occur as a consequence of incurring the Indebtedness (this proviso, the “Coverage Ratio Exception”).

The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness represented by the notes issued on the Issue Date, the Exchange Notes and the Subsidiary Guarantees;

(2) any refinancing Indebtedness incurred in respect of any Indebtedness outstanding on the Issue Date (other than Indebtedness outstanding under the Credit Agreement and Indebtedness of the type described in clause (4) or (5)) or incurred pursuant to the first paragraph of this covenant, clause (1) or this clause (2);

(3) Indebtedness incurred, whether before, on or after the Issue Date, pursuant to the Credit Agreement and/or pursuant to a Permitted Securitization Transaction in an aggregate principal amount, not to exceed the greater of:

(a) $50,000,000 at any time outstanding, less the aggregate principal amount of all mandatory prepayments of principal and commitment reductions, in each case permanently reducing the commitments thereunder; and

(b) the sum of (x) 60% of the consolidated book value of the inventory of FastenTech and its Restricted Subsidiaries and (y) 85% of the consolidated book value of the accounts receivable of FastenTech and its Restricted Subsidiaries less any amount of any Indebtedness incurred pursuant to clause (13) below, in each case as determined as of the last day of the most recent fiscal quarter for which internal financial statements are in existence;

(4) Indebtedness owed by FastenTech or any Restricted Subsidiary to FastenTech or any Restricted Subsidiary; provided, however, that

(a) any such Indebtedness owed by FastenTech shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and any such Indebtedness owed by any Subsidiary Guarantor shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b) if such Indebtedness is subsequently held by a person other than FastenTech or any Restricted Subsidiary, the obligor of such Indebtedness shall be deemed to have incurred Indebtedness not permitted by this clause (4);

(5) the Guarantee by FastenTech or any Restricted Subsidiary of Indebtedness of FastenTech or a Subsidiary Guarantor; provided, however, that the Indebtedness being Guaranteed is, or was at the time of issuance, permitted to be incurred by another provision of the indenture;

(6) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that (x) in the case of Currency Agreements, such Currency Agreements are related to business transactions of FastenTech or any Restricted

Subsidiary entered into in the ordinary course of business and (y) such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of FastenTech or any Restricted Subsidiary and not for purposes of speculation;

(7) Capitalized Lease Obligations and Purchase Money Indebtedness, and refinancing Indebtedness thereof, in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;

(8) indebtedness of FastenTech and its Restricted Subsidiaries, to the extent the proceeds thereof are immediately used after the incurrence thereof to purchase notes tendered in an offer to purchase made as a result of a Change of Control;

(9) Indebtedness of FastenTech or any Restricted Subsidiary represented by letters of credit and guarantees for the account of FastenTech or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by FastenTech or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness in respect of trade and standby letters of credit, performance bonds, bankers’ acceptances and surety or appeal bonds issued for the account of FastenTech or any Restricted Subsidiary in the ordinary course of its business;

(11) indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or capital stock of FastenTech or any Restricted Subsidiary, provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by FastenTech and the Restricted Subsidiaries in connection with such disposition;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(13) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time not to exceed the sum of (x) 60% of the consolidated book value of the inventory of Foreign Subsidiaries and (y) 85% of the consolidated book value of the accounts receivable of such Foreign Subsidiaries, in each case as of the end of the most recent fiscal quarter for which internal financial statements are available;

(14) Acquired Indebtedness; provided, however, that at the time such Person becomes a Restricted Subsidiary or is acquired by FastenTech or at the time such Person is merged with or into FastenTech or one of its Restricted Subsidiaries, FastenTech would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Acquired Indebtedness pursuant to this clause; and

(15) in addition to the Indebtedness referred to in clauses (1) through (14) above, Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to incur such obligation. In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (2) through (15) of the definition of “Permitted Indebtedness” or is entitled to be incurred pursuant to the Coverage Ratio Exception, FastenTech shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant (provided, however, that all Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed to have been incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”) and, in FastenTech’s sole discretion, may later reclassify such item into any one or more of the categories of Permitted Indebtedness described in clauses (2) through (15) of the definition of “Permitted Indebtedness” or the first paragraph of this covenant (provided, however, that at the time of reclassification it meets the criteria in such category or categories). The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture.

Accrual of interest, accrual of dividends, fluctuations in exchange rates and commodity prices and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (2) the principal amount or liquidation preference thereof, together with any interest and dividends thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance of any non-U.S. dollar-denominated Indebtedness with this covenant, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

In addition, FastenTech will not permit any Unrestricted Subsidiary to incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of FastenTech as of such time (and, if such Indebtedness is not permitted to be incurred as of such time under the “Limitation on Indebtedness” covenant, FastenTech shall be in Default of such covenant).

Limitations on Layering Indebtedness

FastenTech will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior to the notes or the Subsidiary Guarantee of such Restricted Subsidiary and subordinated to any other Indebtedness of FastenTech or of such Restricted Subsidiary, as the case may be.

Limitation on Restricted Payments

FastenTech will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of its capital stock (including any payment in connection with any merger or consolidation involving FastenTech or any Restricted Subsidiary) except:

(a) dividends or distributions payable in Qualified Stock or in options, warrants or other rights to purchase Qualified Stock; and

(b) dividends or distributions payable to FastenTech or a Restricted Subsidiary of FastenTech (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common capital stock on a pro rata basis);

(2) purchase, repurchase, redeem or otherwise acquire or retire for value any capital stock of FastenTech or a Restricted Subsidiary held by persons other than FastenTech or a Restricted Subsidiary of FastenTech (other than in exchange for Qualified Stock);

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, before scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations; or

(4) make any Restricted Investment in any person;

(any of the foregoing referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time FastenTech or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default has occurred and is continuing (or would result from such Restricted Payment);

(b) FastenTech is not able to incur an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3) and (5) of the next paragraph) would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) the aggregate Net Cash Proceeds received after the Issue Date by FastenTech or its Restricted Subsidiaries from the (A) issuance and sale of Qualified Stock by FastenTech or its Restricted Subsidiaries or capital contributions to FastenTech or (B) issuance and sale of Disqualified Stock or Indebtedness of FastenTech or its Restricted Subsidiaries that has been converted into or exchanged by FastenTech or its Restricted Subsidiaries for Qualified Stock of FastenTech or a Restricted Subsidiary, less the amount of any cash, or the fair market value of any other assets, distributed by FastenTech or any Restricted Subsidiary upon such conversion or exchange (other than Net Cash Proceeds received from an issuance and sale of capital stock to, or capital contributions from, (x) FastenTech or a Subsidiary of FastenTech or (y) an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by FastenTech or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); plus

(iii) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (i) above, 100% of (x) any amount received in cash or marketable securities (upon conversion thereof to cash within 30 days of receipt thereof) by FastenTech or any Restricted Subsidiary as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate amount of cash or marketable securities (upon conversion thereof to cash within 30 days of receipt thereof) received by FastenTech or any Restricted Subsidiary upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary) of any Investment made by FastenTech and the Restricted Subsidiaries since the Issue Date (other than from an Investment in a Restricted Subsidiary); provided, however, that the foregoing sum shall not exceed, in the case of any investee (other than an Unrestricted Subsidiary), the aggregate amount of Restricted Investments previously made by FastenTech or any Restricted Subsidiary in such investee subsequent to the Issue Date; plus

(iv) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (i) above, 100% of (x) any amount received in cash by FastenTech or any Restricted Subsidiary as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the capital stock of, an Unrestricted Subsidiary of FastenTech and (y) the fair market value of the net assets of an Unrestricted Subsidiary of FastenTech, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into, FastenTech or any Restricted Subsidiary, multiplied by FastenTech’s proportionate interest in such Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Restricted Investments previously made by FastenTech or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Issue Date.

The provisions of the preceding paragraph will not prohibit:

(1) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this “Limitation on Restricted Payments” covenant;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of capital stock of FastenTech or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Stock (other than capital stock issued or sold to a Subsidiary of FastenTech or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by FastenTech or any Restricted Subsidiary unless such loans have been repaid with cash prior to the date of determination) or a substantially concurrent cash capital contribution to FastenTech; provided, however, that the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, Subordinated Obligations that qualify as refinancing Indebtedness;

(4) repurchases of capital stock deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(5) so long as no Default or Event of Default has occurred and is continuing, any purchase, repurchase, redemption or other acquisition of Subordinated Obligations from Net Available Cash to the extent not otherwise required to be applied pursuant to the “Limitation on Sales of Assets and Subsidiary Stock” covenant; provided, however, that such purchase, repurchase, redemption of other acquisition will be excluded in the calculation of the amount of Restricted Payments;

(6) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom) loans or advances to employees or directors of FastenTech or any Subsidiary of FastenTech the proceeds of which are used to purchase Qualified Stock (or repurchases of such capital stock in exchange for cancellation of such loans or advances), in an aggregate amount not in excess of $1,000,000 at any one time outstanding; provided, however, that (a) the amount of such loans and advances will be included in the calculation of the amount of Restricted Payments and (b) the Net Cash Proceeds from any such sale of Qualified Stock of FastenTech will be excluded from clause (c)(ii) of the preceding paragraph;

(7) any purchase, repurchase, redemption or other acquisition of (a) Disqualified Stock of FastenTech made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of FastenTech that qualifies as refinancing Indebtedness or (b) Disqualified Stock of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Restricted Subsidiary or FastenTech that qualifies as refinancing Indebtedness; provided, however, in each case under this clause (7) that (i) such refinancing Indebtedness is not issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by FastenTech or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (ii) at the time of such exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) such purchase, repurchase, redemption or other acquisition will be excluded in the calculation of the amount of Restricted Payments;

(8) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under “Change of Control” above (including the purchase of all notes tendered), any purchase, repurchase, redemption or other acquisition of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase, repurchase, redemption or other acquisition price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (a) at the time of such purchase, repurchase, redemption or other acquisition, no Default shall have occurred and be continuing (or would result therefrom), (b) FastenTech would be able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” after giving pro forma effect to such Restricted Payment, (c) such purchase, repurchase, redemption or other acquisition is not made, indirectly or indirectly, from the proceeds of (or made in anticipation of) any incurrence of Indebtedness by FastenTech or any Subsidiary and (d) such purchase, repurchase, redemption or other acquisition will be included in the calculation of the amount of Restricted Payments;

(9) purchases of capital stock of Restricted Subsidiaries from minority Holders (other than Affiliates of FastenTech); provided, however, that upon giving effect to any such purchase of capital stock of any Restricted Subsidiary, such Subsidiary shall be a Subsidiary Guarantor; provided further, however, that such purchases will be included in the calculation of the amount of Restricted Payments;

(10) any Investment made by the exchange for, or out of the proceeds of, a capital contribution in respect of or the substantially concurrent sale of, capital stock (other than Disqualified Stock) of FastenTech to the extent the net cash proceeds thereof are received by FastenTech (other than from a Restricted Subsidiary of FastenTech); provided, however, that the amount of such capital contribution or proceeds used to make such Investment shall be excluded from the calculation of the amount of Restricted Payments;

(11) repayment of all outstanding indebtedness under the (a) Senior Credit Agreement, dated as of March 16, 2000, as amended, between Nelson Stud Welding, Inc., Progessive Stamping Co. (DE), Inc., the subsidiary borrowers, the lenders and Bank One, NA, as Administrative Agent, (b) Amended and Restated Credit Agreement, dated as of June 11, 1998, as amended, among FabriSteel Products, Inc., the eligible subsidiaries, Morgan Guaranty Trust Company, as Agent, (c) Senior Subordinated Credit Agreement, dated as of March 31, 1999, between FabriSteel Products, Inc., and Citigroup Mezzanine Partners, L.P., (d) Subordinated Credit Agreement, dated as of March 17, 2000, by and between FabriSteel Holdings, Inc., and Citicorp Mezzanine Partners, L.P., (e) Swap Transaction Letter Agreement, dated July 5, 2000, between Morgan Guaranty Trust Company of New York and FabriSteel Products, Inc. and (f) Letter Agreement, dated November 8, 2000, between Nelson Stud Welding, Inc. and Bank One, NA (Chicago, Illinois) with respect to interest rate swaps; and

(12) Restricted Payments in an amount not to exceed $10,000,000 in the aggregate.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by FastenTech or any Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the board of directors acting in good faith, whose resolution with respect thereto shall be delivered to the trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $10,000,000.

Limitation on Liens

FastenTech will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its respective assets (including capital stock), whether owned on the date of the indenture or acquired after that date, which Lien secures any Indebtedness that ranks equally with, or is subordinate to the notes or any Subsidiary Guarantee in right of payment, unless contemporaneously with the incurrence of such Lien, effective provision is made to secure the Indebtedness due under the indenture and the notes or any Subsidiary Guarantees equally and ratably with or prior to such obligation with a Lien on the same collateral for so long as such obligation is secured by such Lien; provided, however, that, in the case of any Lien securing an obligation that is subordinated in right of payment to the notes or a Subsidiary Guarantee, the Lien securing such Obligations, will also be subordinated by its terms to the notes or such Subsidiary Guarantee, as the case may be, at least to the same extent.

Limitation on Restrictions on Distributions From Restricted Subsidiaries

FastenTech will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its capital stock or pay any Indebtedness or other obligations owed to FastenTech or any Restricted Subsidiary;

(2) make any loans or advances to FastenTech or any Restricted Subsidiary; or

(3) transfer any of its property or assets to FastenTech or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to the indenture or an agreement in effect at or entered into on the date of the indenture (including, without limitation, the indenture and the Credit Agreement in effect on such date) or any encumbrance or restriction pursuant to any Indebtedness incurred after the Issue Date no more restrictive, taken as a whole, than the encumbrances or restrictions pursuant to the Credit Agreement or the indenture;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness incurred by a Restricted Subsidiary before the date on which such Restricted Subsidiary was acquired by FastenTech (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by FastenTech or in contemplation of such transaction) and outstanding on such date;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to refinancing Indebtedness or Indebtedness under the Credit Agreement incurred to refinance Indebtedness pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable, taken as a whole, in any material respect to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) and (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable or are ordinary and customary for a financing of that type and would not materially adversely affect FastenTech’s ability to make payments on the notes (in each case as determined in good faith by FastenTech’s board of directors);

(iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B) contained in mortgages, pledges or other security agreements securing Indebtedness of FastenTech or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of FastenTech or any Restricted Subsidiary;

(v) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vi) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the capital stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(viii) any restriction with respect to a Restricted Subsidiary contained in any agreement or instrument governing capital stock (other than Disqualified Stock) of any Restricted Subsidiary that is in effect on the date such Restricted Subsidiary is acquired by FastenTech (and is not incurred in contemplation of such acquisition);

(ix) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(x) any agreement or instrument placing contract restrictions or restrictions applicable only to a Securitization Entity effected in connection with, or Liens on receivables or related assets which are the subject of, a Permitted Securitization Transaction.

Limitation on Sales of Assets and Subsidiary Stock

FastenTech will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) FastenTech or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the board of directors (including as to the value of all non-cash consideration), of the assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by FastenTech or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied within 360 days from the later of the date of such asset Disposition or the receipt of such Net Available Cash:

(a) to prepay, repay or purchase Senior Debt or Guarantor Senior Debt, including, without limitation, obligations under the Credit Agreement; provided, however, that, in connection with any such prepayment, repayment or purchase, FastenTech will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(b) to repay any Indebtedness that was secured by the assets sold in such Asset Disposition; and

(c) to invest in Additional Assets.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 361st day after the later of the date of an Asset Disposition or the receipt of Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $5,000,000, FastenTech will be required to make an offer (“Asset Disposition Offer”) to all holders of notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring FastenTech to make an offer to repurchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to repurchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be repurchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase and the offer price for the Pari Passu Notes, in accordance with the procedures set forth in the indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, FastenTech may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the trustee shall select the notes and Pari Passu Notes to be repurchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 business days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five business days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), FastenTech will repurchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, FastenTech will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and Pari Passu Notes or portions of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. FastenTech will deliver to the trustee an officers’ certificate stating that such notes or portions thereof were accepted for payment by FastenTech in accordance with the terms of this covenant and, in addition, FastenTech will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. FastenTech or the paying agent, as the case may be, will promptly (but in any case not later than five business days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the repurchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by FastenTech for purchase, and FastenTech will promptly issue a new note, and the trustee, upon delivery of an officers’ certificate from FastenTech, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, FastenTech will take any and all other actions required by the agreements governing the Pari Passu Notes. Any note not so accepted will be promptly mailed or delivered by FastenTech to the holder thereof. FastenTech will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of FastenTech or of any Restricted Subsidiary of FastenTech that is a Subsidiary Guarantor and the release of FastenTech or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case FastenTech will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) above); and

(2) notes or other securities received by FastenTech or any Restricted Subsidiary of FastenTech from the transferee that are converted promptly by FastenTech or such Restricted Subsidiary into cash.

FastenTech will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, FastenTech will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of any conflict.

Limitation on Affiliate Transactions

FastenTech will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of FastenTech (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are no less favorable to FastenTech or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a person that is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate amount in excess of $2,000,000, the terms of such transaction have been approved by a majority of the members of the board of directors of FastenTech and by a majority of the disinterested members of such board of directors, if any (and such majority or majorities, as the case may be, determine that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate amount in excess of $15,000,000, FastenTech has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a person that is not an Affiliate.

The preceding paragraph will not apply to:

(1) transactions exclusively between or among FastenTech and/or any of its Restricted Subsidiaries; provided, however, in each case, such transaction is not otherwise prohibited by the indenture and that no Affiliate of FastenTech (other than another Restricted Subsidiary) owns capital stock in any such Restricted Subsidiary;

(2) any agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner which is, taken as a whole, in the good faith judgment of the board of directors of FastenTech not materially less favorable to FastenTech or such Restricted Subsidiary than the original agreement as in effect on the Issue Date;

(3) any directors’ fees, employment, compensation, benefit, incentive, indemnity or similar agreements, arrangements or plans in respect of any officer, director, employee or consultant of FastenTech or any Restricted Subsidiary entered into in the ordinary course of business and approved by the board of directors of FastenTech;

(4) loans and advances permitted by clause (7) of the definition of “Permitted Investments”;

(5) any transaction with a Unrestricted Subsidiary in the ordinary course of business that complies with the requirements of clause (1) of the first paragraph of this covenant;

(6) the performance of obligations of FastenTech or any of its Restricted Subsidiaries under the terms of any agreement to which FastenTech or any of its Restricted Subsidiaries is a party on the Issue Date and identified on a schedule to the indenture on the Issue Date, as these agreements may be amended, modified or supplemented from time to time in compliance with the first paragraph of this covenant;

(7) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to FastenTech or the Restricted Subsidiaries in the ordinary course of business that complies with the requirements of clause (1) of the first paragraph of this covenant;

(8) the Advisory Agreement;

(9) purchase, lease, supply or similar agreements entered into in the ordinary course of business between FastenTech or any Restricted Subsidiaries and any Unrestricted Subsidiary or any Affiliate, so long as a majority of the disinterested directors determine that any such agreement is on terms no less favorable to FastenTech or the Restricted Subsidiary, as applicable, than those that could have been obtained in a comparable arm’s-length transaction with Person that is not an Affiliate;

(10) the issuance and sale of Qualified Stock;

(11) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;” and

(12) transactions effected as part of a Permitted Securitization Transaction.

Limitation on Sales of Capital Stock of Restricted Subsidiaries

FastenTech will not, and will not permit any Restricted Subsidiary (other than a Securitization Entity) to, transfer, convey, sell, lease or otherwise dispose of any capital stock of any Restricted Subsidiary or to issue any capital stock of any Restricted Subsidiary (other than, if necessary, shares of capital stock constituting directors’ qualifying shares) to any person except:

(1) to FastenTech or a Wholly-Owned Subsidiary; or

(2) in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer be a Restricted Subsidiary, then the Investment of FastenTech in such person (after giving effect to such issuance or sale) would have been permitted to be made under the covenant described under “—Limitation on Restricted Payments” as if made on the date of such issuance or sale.

Notwithstanding the preceding paragraph, FastenTech may sell all the capital stock of a Restricted Subsidiary as long as FastenTech complies with the terms of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and may create Liens that are Permitted Liens.

Future Subsidiary Guarantors

If, after the Issue Date, (a) FastenTech or one or more of its Restricted Subsidiaries (other than a Securitization Entity) shall acquire or create another Subsidiary (other than (x) a Subsidiary that has been designated an Unrestricted Subsidiary or (y) a Foreign Subsidiary) or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary (other than a Foreign Subsidiary), then, in each such case, the Issuer shall cause such Restricted Subsidiary (other than a Securitization Entity) to:

(1) execute and deliver to the Trustee (x) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the notes on a senior subordinated basis and (y) a notation of guarantee in respect of its Subsidiary Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (x) has been duly authorized, executed and delivered by such Restricted Subsidiary and (y) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

SEC Reports

Notwithstanding that FastenTech may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, FastenTech will file with the Securities and Exchange Commission, and provide to the trustee and the holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided, however, that availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy FastenTech’s delivery obligations hereunder. In the event that FastenTech is not permitted to file such reports, documents and information with the Securities and Exchange Commission pursuant to the Exchange Act, FastenTech will nevertheless provide such Exchange Act information to the trustee and the holders of the notes as if FastenTech were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If FastenTech has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of FastenTech and the Restricted Subsidiaries.

Merger, Consolidation, Etc.

FastenTech will not consolidate with or merge with or into, or sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all its assets to, any person, unless:

(1) the resulting, surviving or transferee person (the “Successor Company”) will be a corporation or limited liability company organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not FastenTech) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of FastenTech under the notes, the indenture and the exchange and registration rights agreement;

(2) immediately after giving effect to such transaction (including any Indebtedness incurred and Liens incurred or granted in connection therewith), no Default has occurred and is continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such person’s obligations in respect of the indenture and the notes and its obligations under the exchange and registration rights agreement shall continue to be in effect; and

(5) FastenTech shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Except as provided in the fourth paragraph under the caption “—Subsidiary Guarantees,” no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the Successor Company) another person, whether or not Affiliated with such Subsidiary Guarantor, unless:

(1) the Successor Company will be a corporation or limited liability company organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee of such Subsidiary Guarantor and the exchange and registration rights agreement; and

(2) immediately after giving effect to such transaction (including any Indebtedness incurred and Liens incurred or granted in connection therewith), no Default has occurred and is continuing.

Upon any consolidation or merger of FastenTech or a Subsidiary Guarantor, or any transfer of all or substantially all of the assets of FastenTech in accordance with the foregoing, in which FastenTech or such Subsidiary Guarantor is not the continuing obligor under the notes or its Subsidiary Guarantee, as the case may be, the Surviving Company formed by such consolidation or into which FastenTech or such Subsidiary Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, FastenTech or such Subsidiary Guarantor under the indenture, the notes and the Subsidiary Guarantees with the same effect as if such Surviving Company had been named therein as FastenTech or such Subsidiary Guarantor and, except in the case of a conveyance, transfer or lease, FastenTech or such Subsidiary Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the notes or in respect of its Subsidiary Guarantee, as the case may be, and all of FastenTech’s or such Subsidiary Guarantor’s other obligations and covenants under the notes, the indenture and its Subsidiary Guarantee, if applicable.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the assets of one or more Subsidiaries of FastenTech, which assets, if held by FastenTech instead of such Subsidiaries, would constitute all or substantially all of the assets of FastenTech on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of FastenTech.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

Notwithstanding clause (3) of the first paragraph of this covenant, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets to FastenTech or a Wholly-Owned Subsidiary of FastenTech and (y) FastenTech may merge with an Affiliate incorporated solely for the purpose, and with the effect, of reincorporating FastenTech in another jurisdiction to realize tax or other benefits.

Limitation on Lines of Business

FastenTech will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Events of Default

Each of the following is an “Event of Default”:

(1) default by FastenTech in any payment of interest or liquidated damages (as required by the exchange and registration rights agreement) on any note when due and payable, continued for 30 days (whether or not such payment is prohibited by the subordination provisions of the indenture);

(2) default by FastenTech in the payment of principal of or premium, if any, on any note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not such payment is prohibited by the subordination provisions of the indenture);

(3) failure by FastenTech or any Subsidiary Guarantor to comply with its obligations described under “—Certain Covenants—Merger, Consolidation Etc.”;

(4) failure by FastenTech to comply for 30 days after the notice specified below with any of its obligations under the covenants described under “—Change of Control” or “—Certain Covenants” above and certain other covenants (in each case, other than a failure to repurchase notes when required pursuant to the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Change of Control,” which will constitute an Event of Default under clause (2) above, and other than a failure to comply with “—Certain Covenants—Merger, Consolidation Etc.,” which will constitute an Event of Default under clause (3) above);

(5) failure by FastenTech to comply for 60 days after the notice specified below with its other agreements contained in the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by FastenTech or any Restricted Subsidiary (or the payment of which is Guaranteed by FastenTech or any Restricted Subsidiary), other than Indebtedness owed to FastenTech or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the date of the indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness before the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness before its maturity (the “Cross-Acceleration Provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

(7) certain events of bankruptcy, insolvency or reorganization of FastenTech or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for FastenTech and the Restricted Subsidiaries), would constitute a Significant Subsidiary (the “Bankruptcy Provisions”);

(8) failure by FastenTech or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for FastenTech and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5,000,000 or its foreign currency equivalent (net of any amounts for which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “Judgment Default Provision”); or

(9) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Subsidiary Guarantee and the indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the indenture or its Subsidiary Guarantee.

However, a Default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding notes notify FastenTech of the default and FastenTech does not cure such Default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above with respect to FastenTech) occurs and is continuing, the trustee by notice to FastenTech, or the holders of at least 25% in principal amount of the outstanding notes by notice to FastenTech and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be immediately due and payable. If an Event of Default described in clause (7) above occurs and is continuing with respect to FastenTech, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding notes, by notice to the trustee, may waive all past Defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. The indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. Before taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of Default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, FastenTech is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. FastenTech also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute Events of Default, their status and any action FastenTech has taken or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder affected, no amendment or waiver may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the stated rate of, or extend the stated time for, payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) change the redemption provisions in any manner adverse to the holders of notes;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any holder to receive payment of, principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7) modify or change any provision of the indenture or the related definitions affecting the subordination of the notes or of any Subsidiary Guarantee in a manner that adversely affects the rights of any holder;

(8) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except as permitted by the indenture; or

(9) make any change in the amendment provisions which require each holder’s consent.

Without the consent of any holder, FastenTech and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation or limited liability company of the obligations of FastenTech under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the internal revenue code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the internal revenue code);

(4) add Subsidiary Guarantees;

(5) secure the notes;

(6) add to the covenants of FastenTech or the Subsidiary Guarantors for the benefit of the holders or surrender any right or power conferred upon FastenTech;

(7) make any change that does not adversely affect the rights of any holder; or

(8) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, FastenTech is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

No amendment of, or supplement or waiver to, the indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the indenture, without the consent of such holder.

Defeasance

FastenTech at any time may terminate all its obligations under the notes and the indenture (“Legal Defeasance”), except for certain obligations, including those regarding the Defeasance Trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If FastenTech exercises its Legal Defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

FastenTech at any time may terminate its obligations under covenants described under “—Certain Covenants” (other than “Merger, Consolidation Etc.”), the operation of the cross-default upon a Payment Default, the Cross-Acceleration Provision, the Bankruptcy Provisions with respect to Significant Subsidiaries and the Judgment Default Provision and the Subsidiary Guarantee provision described under “Events of Default” above and the limitations contained in clause (3) and clause (4) under “Certain Covenants—Merger, Consolidation Etc.” above (“Covenant Defeasance”).

FastenTech may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If FastenTech exercises its Legal Defeasance option, payment of the notes may not be accelerated because of an Event of Default. If FastenTech exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default described in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of Default” above or because of the failure of FastenTech to comply with clause (3) and clause (4) under “Certain Covenants—Merger, Consolidation Etc.” above.

In order to exercise either defeasance option, FastenTech must irrevocably deposit in trust (the “Defeasance Trust”) with the trustee for the benefit of the holders money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of Legal Defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all outstanding notes when either:

(1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by FastenTech and thereafter repaid to FastenTech or discharged from this trust) have been delivered to the trustee for cancellation; or

(2) (a) all notes not delivered to the trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and FastenTech has irrevocably deposited or caused to be deposited with the trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the trustee for cancellation,

(b) FastenTech has paid all sums payable by it under the indenture,

(c) FastenTech has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be, and

(d) the holders of outstanding notes have a valid, perfected, exclusive security interest in this trust.

In addition, FastenTech must deliver an officers’ certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, controlling person or stockholder of FastenTech or any Subsidiary Guarantor, as such, shall have any liability for any obligations of FastenTech under the notes or the indenture or the Subsidiary Guarantees for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver will not be effective to waive any person’s compliance with the federal securities laws.

Concerning the Trustee

BNY Midwest Trust Company is the trustee under the indenture and has been appointed by FastenTech as registrar and paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means (1) with respect to any person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such person and its Subsidiaries existing at the time such person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary and (2) with respect to FastenTech or any Restricted Subsidiary, any Indebtedness of a person (other than FastenTech or a Restricted Subsidiary) existing at the time such person is merged with or into FastenTech or a Restricted Subsidiary, or Indebtedness expressly assumed by FastenTech or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another person, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such merger or acquisition.

“Additional Assets” means:

(1) any assets (other than Indebtedness and securities) to be used by FastenTech or a Restricted Subsidiary of FastenTech in a Related Business;

(2) the capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by FastenTech or a Restricted Subsidiary of FastenTech; or

(3) capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary of FastenTech;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Advisory Agreement” means the Advisory Agreement, to be dated as of May 1, 2003, by and among FastenTech, certain of its Subsidiaries from time to time and Citicorp Venture Capital Ltd., as in effect on the Issue Date.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person; provided, however, that no lender under the Credit Agreement shall be treated as an Affiliate solely by virtue of the exercise of its rights and remedies thereunder. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that beneficial ownership of 10% or more of the voting stock of a person shall be deemed to be control.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of capital stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by FastenTech or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to FastenTech or by FastenTech or a Restricted Subsidiary to a Wholly-Owned Subsidiary;

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) dispositions of inventory in the ordinary course of business;

(4) dispositions of obsolete or worn-out equipment or equipment that is no longer useful in the conduct of the business of FastenTech and the Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions permitted under “—Certain Covenants—Merger, Consolidation Etc.”;

(6) an issuance of capital stock by a Restricted Subsidiary to FastenTech or to a Wholly-Owned Subsidiary;

(7) for purposes of “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment or a disposition subject to and permitted by “—Certain Covenants—Limitation on Restricted Payments”;

(8) dispositions of assets with an aggregate fair market value since the Issue Date of less than $1,000,000;

(9) dispositions in connection with Permitted Liens; and

(10) sales of accounts receivable and related assets of the type described in the definition of “Permitted Securitization Transaction” to a Securitization Entity for the fair market value thereof, and transfers of accounts receivable and related assets of the type described in the definition of “Permitted Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Entity in a Permitted Securitization Transaction.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or preferred stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such preferred stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the government or any agency or instrumentality (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition thereof, having a credit rating of at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank, the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500,000,000;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d–3 and 13d–5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power (including by the terms of the organizational documents governing such shares, any agreement or otherwise) of the voting stock of FastenTech (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of FastenTech held by a parent entity, if such person or group “beneficially owns,” directly or indirectly, more than 50% of the voting power (including by the terms of the organizational documents governing such shares, agreement or otherwise) of the voting stock of such parent entity); or

(2) the first day on which a majority of the members of the board of directors of FastenTech are not Continuing Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of FastenTech and the Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(4) the adoption by the stockholders of FastenTech of a plan or proposal for the liquidation or dissolution of FastenTech.

“Consolidated Coverage Ratio” means, with respect to any person, as of any date of determination, with respect to any person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if FastenTech or any Restricted Subsidiary:

(a) has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period

(except that in making such computation, the amount of Indebtedness under any revolving credit facility, including, without limitation, the Credit Agreement, outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility, including, without limitation, the Credit Agreement, unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period FastenTech or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of FastenTech or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to FastenTech and the continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent FastenTech and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if, since the beginning of such period, FastenTech or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary or is merged with or into FastenTech) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if, since the beginning of such period, any person that subsequently became a Restricted Subsidiary or was merged with or into FastenTech or any Restricted Subsidiary since the beginning of such period will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by FastenTech or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of FastenTech (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated EBITDA” means, without duplication:

(1) the Consolidated Net Income for such period; plus

(2) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense;

(b) Consolidated Income Taxes;

(c) consolidated depreciation expense of FastenTech and its consolidated Restricted Subsidiaries determined in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture;

(d) consolidated amortization of intangibles of FastenTech and its consolidated Restricted Subsidiaries determined in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture; and

(e) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period, or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); minus

(3) the aggregate amount of all non-cash charges, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

Notwithstanding the preceding sentence, amounts under clauses (2)(b) through (e) and clause (3), to the extent relating to amounts of a Restricted Subsidiary of a Person, will be added to or subtracted from Consolidated Net Income to compute Consolidated EBITDA of such person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person and, to the extent the amounts set forth in clauses (2)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to FastenTech by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any person for any period, taxes imposed upon such person or other payments required to be made by such person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such person or such person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of FastenTech and its consolidated Restricted Subsidiaries determined in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture and the interest component of any deferred payment obligations;

(2) amortization of issuance costs, debt discount or premium, and other financing fees and expenses;

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another person that is Guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries;

(6) net costs associated with Hedging Obligations (including amortization of fees);

(7) the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such person or on preferred stock of its Restricted Subsidiaries payable to a party other than FastenTech or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture;

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than FastenTech) in connection with Indebtedness incurred by such plan or trust; and

(10) all interest payable with respect to discontinued operations.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by FastenTech and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of FastenTech and its consolidated Restricted Subsidiaries determined in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that subject to the limitations contained in clauses (4), (5) and (6) below, FastenTech’s equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to FastenTech or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(2) any net income (or loss) of any person acquired by FastenTech or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to FastenTech, except that:

(a) subject to the limitations contained in clauses (4), (5) and (6) below, FastenTech’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to FastenTech or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) FastenTech’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any property, plant or equipment of FastenTech or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any capital stock of any person;

(5) any extraordinary gain or extraordinary loss; and

(6) the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of the date of determination, any member of the board of directors of FastenTech who: (1) was a member of such board of directors on the date of the indenture; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement, dated as of May 1, 2003, among FastenTech, JPMorgan Chase Bank, as Administrative Agent, and the lenders and letter of credit issuing banks party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements, intercreditor agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of FastenTech as additional borrowers or guarantors thereunder) all or a portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means, in respect of a person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such person is a party or a beneficiary.

“CVC” means (i) any Subsidiary of Citigroup Inc., a Delaware corporation, including Citicorp Venture Capital Ltd., a New York corporation, (ii) any investment vehicle that (A) is sponsored or managed (whether through ownership of securities having a majority of the voting power or through the management of investments) by any Subsidiary included in clause (i) hereof and (B) contains, as a part of its name “Citigroup,” “CVC” or any variant thereof, or (iii) Citigroup Venture Capital Partners, L.P., a Delaware limited partnership and its Affiliates.

“CVC Investors” means (i) CVC, (ii) any officer, employee, director or general partner of CVC or general partner of any investment vehicle included in the definition of CVC, (iii) any spouse or lineal descendant (including by adoption and stepchildren) of the officer, employee, director, partner or member referred to in clause (ii) above, and (iv) any trust, corporation, partnership or other entity established solely for the benefit of the persons included in clauses (ii) or (iii) above.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” means (1) Indebtedness constituting Senior Debt under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $20,000,000 and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any person, any capital stock of such person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of FastenTech or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the capital stock, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the notes mature or (b) on which there are no notes outstanding; provided, however, only the portion of capital stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, however, that any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require FastenTech to repurchase such capital stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such capital stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) provide that FastenTech may not repurchase or redeem any such capital stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by FastenTech with the provisions of the indenture described under the captions “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and such repurchase or redemption complies with “Certain Covenants—Limitation on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of FastenTech organized under the laws of, and conducting a majority of its business in, the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Restricted Subsidiary of FastenTech organized under the laws of, and conducting a majority of its business in, any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any person means the obligations of such person pursuant to any Interest Rate Agreement or Currency Agreement.

“Indebtedness” means, with respect to any person on any date of determination (without duplication):

(1) the principal of and premium, if any, in respect of obligations of such person for borrowed money;

(2) the principal of and premium, if any, in respect of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);

(4) the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such person;

(6) the principal component or liquidation preference of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such person; and

(9) to the extent not otherwise included in this definition, net Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time).

In addition, “Indebtedness” of any person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such person if such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”) and either:

(1) such person or a Restricted Subsidiary of such person is a general partner of the Joint Venture; or

(2) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such person or a Restricted Subsidiary of such person.

“Interest Rate Agreement” means with respect to any person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such person is party or a beneficiary.

“Investment” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by, such person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture; provided, however, that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, capital stock or other securities by FastenTech or a Subsidiary for consideration to the extent such consideration consists of common equity securities of FastenTech.

For purposes of “Certain Covenants—Limitation on Restricted Payments,” the term “Investment” will include:

(1) the portion (proportionate to FastenTech’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of FastenTech at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of FastenTech. If FastenTech or any Restricted Subsidiary of FastenTech sells or otherwise disposes of any voting stock of any Restricted Subsidiary of FastenTech such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of FastenTech, FastenTech will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the board of directors of FastenTech in good faith) of the capital stock of such Subsidiary not sold or disposed of.

“Issue Date” means the date on which the notes are originally issued.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Investors” means (i) each of the executive officers and directors of FastenTech who own voting stock of FastenTech, in each case so long as such person shall remain an executive officer, employee or director of FastenTech, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the executive officers and directors referred to in clause (i) above; and (iii) any trust, corporation, partnership or other entity established solely for the benefit of the Persons included in clauses (i) and (ii) above.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by FastenTech or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither FastenTech nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of FastenTech or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of FastenTech or the Restricted Subsidiaries, except in the case of Standard Securitization Undertakings.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“opinion of counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of, or counsel to, FastenTech.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the notes.

“Permitted Holder” means the CVC Investors and the Management Investors; provided, however, that in no event shall any Persons (other than CVC), collectively, be deemed “Permitted Holders” with respect to more than 30% of the total voting power of all classes of voting stock of FastenTech.

“Permitted Investment” means an Investment by FastenTech or any Restricted Subsidiary in:

(1) a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, FastenTech or a Subsidiary Guarantor; provided, however, that such person’s primary business is a Related Business;

(3) FastenTech;

(4) cash and Cash Equivalents;

(5) receivables owing to FastenTech or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as FastenTech or any such Restricted Subsidiary deems reasonable under the circumstances;

(6) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7) loans or advances to employees made in the ordinary course of business consistent with past practices of FastenTech or such Restricted Subsidiary in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to FastenTech or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(9) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(10) Investments in existence on the Issue Date;

(11) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are incurred in compliance with”—Certain Covenants—Limitation on Indebtedness”;

(12) assets, capital stock or other securities by FastenTech or a Restricted Subsidiary to the extent the consideration therefor consists solely of capital stock of FastenTech (other than Disqualified Stock);

(13) any Investment by FastenTech or any Guarantor in a Securitization Entity or any Investment by a Securitization Entity in any other person, in each case in connection with a Permitted Securitization Transaction; provided, however, that the foregoing Investment is in the form of a Purchase Money Note that the Securitization Entity or such other person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual arrangements with entities that are not Affiliates entered into as part of a Permitted Securitization Transaction;

(14) Investments in Permitted Joint Ventures of up to $10,000,000 at any one time outstanding.

The amount of Investments outstanding at any time pursuant to clause (12) above shall be deemed to be reduced, without duplication:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital with respect to such Investment to FastenTech or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of FastenTech’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

“Permitted Joint Venture” means an entity characterized as a joint venture in which FastenTech or a Restricted Subsidiary (a) owns at least 30% of the ownership interest and (b) has the right to receive a percentage of the profits or distributions at least equal to the percentage of its ownership interest.

“Permitted Junior Securities” means, as to FastenTech or a Subsidiary Guarantor, as the case may be, any securities of FastenTech or such Subsidiary Guarantor, as the case may be, provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law relating to FastenTech or such Subsidiary Guarantor, as relevant, that:

(1) constitute either (x) capital stock of FastenTech or the Subsidiary Guarantor, as the case may be, or (y) Indebtedness of FastenTech or the Subsidiary Guarantor, as the case may be, subordinated in right of payment to all Senior Debt of FastenTech or Subsidiary Guarantor, as relevant, then outstanding to at least the same extent as the notes are subordinated as provided in the indenture;

(2) not exceeding the interest rate borne by the notes;

(3) are not entitled to the benefits of covenants or defaults materially more favorable to the holders of such securities than those then in effect with respect to the notes; and

(4) do not provide for any maturity, mandatory redemption, or mandatory repayment or repurchase, upon the occurrence of any event or otherwise, prior to the date six months following the last stated maturity of Senior Debt of FastenTech or the Subsidiary Guarantor, as relevant (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

“Permitted Liens” means, with respect to any person:

(1) Liens securing Senior Debt or Subsidiary Guarantor Senior Debt;

(2) Liens securing the notes and the Subsidiary Guarantees;

(3) pledges or deposits by such person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(4) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, landlords’ and vendors’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture shall have been made in respect thereof;

(5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to generally accepted accounting principles in the Unites States of America as in effect as of the date of the indenture have been made in respect thereof;

(6) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of FastenTech or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, however, that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by FastenTech in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by FastenTech or any Restricted Subsidiary to provide collateral to the depository institution;

(11) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by FastenTech and the Restricted Subsidiaries in the ordinary course of business;

(12) Liens on property or shares of stock of a person at the time such person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by FastenTech or any Restricted Subsidiary;

(13) Liens on property at the time FastenTech or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into FastenTech or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by FastenTech or any Restricted Subsidiary;

(14) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to FastenTech or a Subsidiary Guarantor;

(15) Liens securing Indebtedness under Interest Rate Agreements and Currency Agreements; and

(16) Liens on assets transferred to a Securitization Entity or an asset of a Securitization Entity, in either case, incurred in connection with a Permitted Securitization Transaction.

“Permitted Securitization Transaction” means any transaction or series of transactions pursuant to which FastenTech or any of its Restricted Subsidiaries may sell, contribute, convey or otherwise transfer to (i) a Securitization Entity (in the case of a transfer by FastenTech or any of its Restricted Subsidiaries) and (ii) any other person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of FastenTech or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and other assets (including contract rights and all guarantees or other obligations in respect to such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable).

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Public Equity Offering” means an offering for cash by FastenTech of its common stock, or options, warrants or rights with respect to its common stock, made pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission (other than on Form S-4 or S-8 under the Securities Act).

“Public Market” means, with respect to the common stock of FastenTech, that:

(1) the common stock of FastenTech is then registered with the Securities and Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System; and

(2) at least 15% of the total issued and outstanding common stock of FastenTech has been distributed before such time by means of an effective registration statement under the Securities Act of 1933, as amended, and has not been repurchased by FastenTech or any of its Affiliates.

“Purchase Money Indebtedness” means Indebtedness of FastenTech or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the ordinary course of business by FastenTech or any Restricted Subsidiary; provided, however, that (1) the aggregate amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or completion of such construction or improvement and (3) such Indebtedness shall not be secured by any assets of FastenTech or any Restricted Subsidiary other than the assets so acquired or constructed and improvements thereon.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from FastenTech or any Restricted Subsidiary in connection with a Permitted Securitization Transaction to a Securitization Entity, which note is repayable from cash available to Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Qualified Stock” means any capital stock of FastenTech that is not Disqualified Stock.

“Refinancing Indebtedness” means Indebtedness (or with respect to clause (7) of the second paragraph of “Certain Covenants—Limitations on Restricted Payments,” Disqualified Stock) that is incurred to refinance any Indebtedness (or with respect to clause (7) of the second paragraph of “Certain Covenants—Limitations on Restricted Payments,” Disqualified Stock) existing on the date of the indenture or incurred in compliance with the indenture (including Indebtedness (or Disqualified Stock, as the case may be) of FastenTech that refinances Indebtedness (or Disqualified Stock, as the case may be) of any Restricted Subsidiary and Indebtedness (or Disqualified Stock, as the case may be) of any Subsidiary Guarantor that refinances Indebtedness (or Disqualified Stock, as the case may be) of either FastenTech or another Subsidiary Guarantor); provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness (or Disqualified Stock, as the case may be) being refinanced is earlier than the Stated Maturity of the notes, the refinancing Indebtedness (or Disqualified Stock, as the case may be) has a

Stated Maturity no earlier than the Stated Maturity of the Indebtedness (or Disqualified Stock, as the case may be) being refinanced or (b) if the Stated Maturity of the Indebtedness (or Disqualified Stock, as the case may be) being refinanced is later than the Stated Maturity of the notes, the refinancing Indebtedness (or Disqualified Stock, as the case may be) has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2) the refinancing Indebtedness (or Disqualified Stock, as the case may be) has an Average Life at the time such refinancing Indebtedness (or Disqualified Stock, as the case may be) is incurred that is equal to or greater than the Average Life of the Indebtedness (or Disqualified Stock, as the case may be) being refinanced;

(3) such refinancing Indebtedness (or Disqualified Stock, as the case may be) is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness (or Disqualified Stock, as the case may be) being refinanced (plus, without duplication, any additional Indebtedness (or Disqualified Stock, as the case may be) incurred to pay interest or premiums required by the instruments governing such existing Indebtedness (or Disqualified Stock, as the case may be) and fees incurred in connection therewith);

(4) if the Indebtedness (or Disqualified Stock, as the case may be) being refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such refinancing Indebtedness (or Disqualified Stock, as the case may be) is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness (or Disqualified Stock, as the case may be) being refinanced; and

(5) the obligor(s) on the refinancing Indebtedness (or Disqualified Stock, as the case may be) shall not include any person that is not FastenTech or a Subsidiary Guarantor or a person that is an obligor on the Indebtedness (or Disqualified Stock, as the case may be) being refinanced.

“Related Business” means any business which is the same as, or related, ancillary or complementary to, any of the businesses of FastenTech and the Restricted Subsidiaries on the Issue Date (as determined in the good faith judgment of FastenTech’s board of directors).

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided, however, that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of FastenTech other than an Unrestricted Subsidiary.

“Securitization Entity” mean a Wholly-Owned Subsidiary of FastenTech that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the board of directors of FastenTech as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by FastenTech or any other Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to, or obligates FastenTech or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of FastenTech or any Restricted Subsidiary directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither FastenTech nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to FastenTech or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of FastenTech, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither FastenTech nor any Restricted Subsidiary (other than such entity)

has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to, or that would accrue but for, the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of FastenTech, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to, or that would accrue but for, the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of:

(1) all monetary obligations of every nature of FastenTech under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations in respect of the Credit Agreement;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of FastenTech to any of its Subsidiaries;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of FastenTech or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3) obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Stock;

(5) any liability for taxes owed or owing by FastenTech;

(6) that portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of FastenTech to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to FastenTech; and

(8) any Indebtedness of FastenTech which is, by its express terms, subordinated in right of payment to any other Indebtedness of FastenTech.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of FastenTech within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Standard Securitization Undertakings” mean representations, warranties, covenants and indemnities entered into by FastenTech or any Restricted Subsidiary that are reasonably customary in securitization transactions relating to accounts receivable.

“Stated Maturity” means (1) with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal before the date originally scheduled for the payment thereof and (2) with respect to any Capitalized Lease Obligations, the date of the last payment of rent or any other amount due under such lease before the first date such lease may be terminated without penalty.

“Subordinated Obligation” means any Indebtedness of FastenTech or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor pursuant to a written agreement.

“Subsidiary” of any person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of FastenTech.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the indenture.

“Subsidiary Guarantor” means each Subsidiary of FastenTech (other than a Foreign Subsidiary) in existence on the Issue Date and any Restricted Subsidiary created or acquired, directly or indirectly, by FastenTech after the Issue Date (other than a Subsidiary that is not required to become a Subsidiary Guarantor pursuant to “—Certain Covenants—Future Subsidiary Guarantors”).

“Subsidiary Guarantor Senior Debt” means, with respect to any Subsidiary Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to, or that would accrue but for, the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor.

Without limiting the generality of the foregoing, “Subsidiary Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1) all monetary obligations of every nature of such Subsidiary Guarantor under, or with respect to, the Credit Agreement and the guarantees issued in connection therewith, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations in respect of the Credit Agreement,

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Subsidiary Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Subsidiary Guarantor to FastenTech or any of its Subsidiaries;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of FastenTech or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3) obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Stock;

(5) any liability for taxes owed or owing by such Subsidiary Guarantor;

(6) that portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of such Subsidiary Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Subsidiary Guarantor; and

(8) any Indebtedness of such Subsidiary Guarantor which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of FastenTech that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of FastenTech in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of FastenTech may designate any Subsidiary of FastenTech (including any newly acquired or newly formed Subsidiary or a person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any capital stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of FastenTech which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary (other than Liens on accounts receivable and related assets in connection with a Permitted Securitization Transaction);

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of FastenTech in such Subsidiary complies with “Certain Covenants—Limitation on Restricted Payments”;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of FastenTech and its Subsidiaries;

(5) such Subsidiary is a person with respect to which neither FastenTech nor any of the Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional capital stock of such person; or

(b) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with FastenTech or any Restricted Subsidiary with terms substantially less favorable to FastenTech than those that might have been obtained from Persons who are not Affiliates of FastenTech.

Any such designation by the board of directors of FastenTech shall be evidenced to the trustee by filing with the trustee a resolution of the board of directors of FastenTech giving effect to such designation and an officers’ certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

The board of directors of FastenTech may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default shall have occurred and be continuing or would occur as a consequence thereof and FastenTech could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception on a pro forma basis taking into account such designation.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of FastenTech, all of the capital stock of which (other than directors’ qualifying shares) is owned by FastenTech or another Wholly-Owned Subsidiary.

The Global Notes

The new notes will be in the form of one or more registered global notes without interest coupons (collectively, the “global notes”). Upon issuance, the global notes will be deposited with the trustee, as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.”

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositories for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositories that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes the material U.S. federal income tax consequences to holders of the exchange of old notes for new notes and of the ownership and disposition of the new notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought your old notes in the initial offering and are exchanging old notes for new notes in the exchange offer.

•	The discussion only covers you if you hold your old notes (and will hold your new notes) as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a partnership or other pass-through entity, a regulated investment company, a dealer in securities or currencies, a person holding the old notes (and will hold your new notes) as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of the exchange of old notes for new notes or on any other matter discussed herein. As a result, the IRS could disagree with portions of this discussion.

We urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the exchange of old notes for new notes, the ownership and disposition of the new notes and the application of the U.S. federal income tax laws to your particular situation.

A “U.S. holder” is (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. Income tax treaties contain provisions which occasionally may modify the U.S. Federal income tax principles for determining the tax residency of individuals and entities. You should consult your tax advisors if you believe a relevant income tax treaty modifies the application of the aforementioned rules as applied to your status as a U.S. holder. All references to “holders” (including U.S. holders) are to beneficial owners of the notes. The term “Non-U.S. holder” refers to any beneficial owner of a note who or which is not a U.S. holder or a partnership or other pass-through entity.

Exchange Offer

The exchange of old notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange because there will not be a significant modification of the terms of the notes. Instead, the new notes will be treated as a continuation of the old notes for U.S. federal income tax purposes. As a result, (i) you will not recognize a taxable gain or loss as a result of exchanging your old notes for new notes; (ii) the holding period of the new notes you receive will include the holding period of the old notes you exchange; and (iii) the adjusted tax basis of the new notes you receive will be the same as the adjusted tax basis of the old notes you exchange determined immediately before the exchange.

U.S. Holders

Taxation of Interest. If you are a U.S. holder, as was the case with the old notes, you will be required to recognize as ordinary income any interest paid or accrued on the new notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of New Notes. On the sale, retirement or redemption of your new notes:

•	You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note generally will equal the cost of the old note exchange by you for the new note.

•	Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the new note for more than one year (including your holding period for the old notes). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Withholding Tax on Payments of Principal and Interest on New Notes. Generally, payments of principal and interest on a new note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

•	you do not actually or constructively own 10% or more of the total combined voting power of all of our voting stock;

•	you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	you are either (A) the beneficial owner of the new note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of your trade or business (a “financial institution”) and that certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payment on a new note if such interest is effectively connected with your conduct of a trade or business in the United States. Foreign corporations may wish to consider the possible impact of a branch profits tax.

Sale, Exchange or Redemption of New Notes. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

•	you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

•	the gain is effectively connected with your conduct of a trade or business in the U.S.; or

•	you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

Backup Withholding and Information Reporting

U.S. Holders. Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding (currently at 28%) may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders. Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the new notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides a certification described above under “—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on New Notes” or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of new notes effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of new notes effected outside the U.S. by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of new notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

While any notes remain outstanding, we will make available, on request, to any holder and any prospective purchaser of the notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (Registration No. 333-108365). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

As a result of the exchange offer, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. Copies of these periodic reports and the registration statement of which this prospectus forms a part, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0030 for further information on operation of the public reference rooms. The SEC also maintains a world wide web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address: FastenTech, 8500 Normandale Lake Blvd., Suite 1230, Minneapolis, MN 55437; the telephone number at that address is (952) 921-2090.

LEGAL MATTERS

Certain legal matters with respect to the validity of the new notes and the guarantees offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania; Bowen, Radabaugh, Milton & Brown, P.C., Troy, Michigan; and Dinsmore & Shohl LLP, Cincinnati, Ohio.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedules as of September 30, 2004 and 2003, and for each of the three years in the period ended September 30, 2004, as set forth in their reports, which are included in this registration statement. We have included our financial statements in the Registration Statement in reliance on Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of the Evansville Operations of Rolls-Royce Corporation as of December 31, 2002, and for each of the years in the two year period ended December 31, 2002 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Virchow, Krause & Company, LLP, registered independent public accounting firm, have audited the financial statements of BHNP Acquisition Company (d/b/a Gear & Broach, Inc.) as of February 29, 2004 and May 31, 2003 and for the nine-month period ended February 29, 2004, as set forth in their report which is included in this registration statement. We have included these financial statements in the registration statement in reliance on Virchow, Krause & Company, LLP’s reports given on their authority as experts in accounting and auditing.

FastenTech, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

The Board of Directors

FastenTech, Inc.

We have audited the accompanying consolidated balance sheets of FastenTech, Inc. and Subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency in assets), and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FastenTech, Inc. and Subsidiaries at September 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 6 to the accompanying consolidated financial statements, the Company changed its method of accounting for goodwill and intangible assets in 2003.

Minneapolis, Minnesota	/s/ Ernst & Young LLP
November 5, 2004

Fa stenTech, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands, Except per Share Information)

	September 30
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$28,819	$10,128
Accounts receivable, net of allowance of $739 and $1,098, respectively	42,893	29,150
Inventory	52,433	37,925
Income tax receivable	—	2,626
Deferred income taxes	1,530	3,841
Other current assets	2,203	1,028
Current assets of discontinued operations	5,717	15,229

Total current assets	133,595	99,927
Goodwill and intangible assets, net	41,455	27,859
Property, plant, and equipment, net	61,105	50,986
Deferred income taxes	—	883
Other assets	9,001	8,191
Noncurrent assets of discontinued operations	8,927	49,474

Total assets	$254,083	$237,320

Liabilities and stockholders’ equity (deficiency in assets)
Current liabilities:
Accounts payable	$23,583	$12,070
Income taxes payable	5,087	—
Other accrued liabilities	22,074	17,479
Current liabilities of discontinued operations	3,796	6,284

Total current liabilities	54,540	35,833
Long-term debt	175,000	183,000
Preferred stock dividends payable	21,311	17,912
Deferred income taxes	335	—
Other long-term liabilities	16,057	13,970

Total liabilities	267,243	250,715
Minority interest	—	1,439
Redeemable preferred stock	23,422	27,665
Stockholders’ equity (deficiency in assets):
Common stock, $.01 par value: 5,000,000 shares authorized, 1,859,104 and 1,858,300 issued and outstanding	19	19
Additional paid-in capital	10,755	14,997
Accumulated deficit	(43,288)	(52,749)
Accumulated other comprehensive loss	(4,068)	(4,766)

Total stockholders’ equity (deficiency in assets)	(36,582)	(42,499)

Total liabilities and stockholders’ equity (deficiency in assets)	$254,083	$237,320

See accompanying notes.

Fa stenTech, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except per Share Information)

	Year Ended September 30
	2004	2003	2002
Net sales	$225,349	$144,307	$137,174
Cost of sales	157,803	97,311	91,904

Gross profit	67,546	46,996	45,270
Selling, general, and administrative expenses	37,534	26,241	26,097
Impairment of long-lived assets	1,018	490	—
Restructuring and nonrecurring charges	—	—	(452)

Operating income	28,994	20,265	19,625
Other income (expense):
Investment income	29	60	52
Unrealized gain on interest rate swaps	—	1,417	1,444
Interest expense	(23,318)	(21,000)	(19,266)
Loss on early extinguishment of debt	—	(2,615)	—
Other, net	315	245	1,094

	(22,974)	(21,893)	(16,676)

Income (loss) from continuing operations before income tax expense and minority interest	6,020	(1,628)	2,949
Income tax expense	511	119	2,491
Minority interest in income of subsidiaries	—	(192)	(1,185)

Income (loss) from continuing operations	5,509	(1,939)	(727)
Income from discontinued operations	3,952	7,345	8,496
Cumulative effect of a change in accounting principle (net of taxes of $10,096)	—	(26,892)	—

Net income (loss)	9,461	(21,486)	7,769
Less preferred stock dividends	(3,399)	(2,935)	(4,377)
(Premium) discount on preferred stock repurchases	(851)	2,167	—

Net income (loss) applicable to common stockholders	$5,211	$(22,254)	$3,392

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency in Assets)

(Dollars in Thousands, Except per Share Information)

Years Ended September 30, 2004, 2003, and 2002

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)		Total
				Minimum Pension Liability	Foreign Currency Translation
Balance at September 30, 2001	$18	$17,850	$(39,032)	$(1,200)	$(965)	$(23,329)
Comprehensive income (loss):
Net income	—	—	7,769	—	—	7,769
Adjustment to recognize minimum pension liability (net of taxes of $1,314)	—	—	—	(2,806)	—	(2,806)
Foreign currency translation adjustment	—	—	—	—	1,007	1,007

Total comprehensive income						5,970
Preferred stock dividends	—	(4,377)	—	—	—	(4,377)
Issuance of common shares	1	2,292	—	—	—	2,293

Balance at September 30, 2002	19	15,765	(31,263)	(4,006)	42	(19,443)
Comprehensive income (loss):
Net loss	—	—	(21,486)	—	—	(21,486)
Adjustment to recognize minimum pension liability (net of taxes of $1,250)	—	—	—	(2,426)	—	(2,426)
Foreign currency translation adjustment	—	—	—	—	1,624	1,624

Total comprehensive loss						(22,288)
Preferred stock dividends	—	(2,935)	—	—	—	(2,935)
Repurchase of preferred stock	—	2,167	—	—	—	2,167

Balance at September 30, 2003	19	14,997	(52,749)	(6,432)	1,666	(42,499)
Comprehensive income (loss):
Net income	—	—	9,461	—	—	9,461
Adjustment to recognize minimum pension liability (net of taxes of $127)	—	—	—	(246)	—	(246)
Foreign currency translation adjustment	—	—	—	—	944	944

Total comprehensive income						10,159
Preferred stock dividends	—	(3,399)	—	—	—	(3,399)
Repurchase of preferred stock	—	(851)	—	—	—	(851)
Issuance of common shares	—	8	—	—	—	8

Balance at September 30, 2004	$19	$10,755	$(43,288)	$(6,678)	$2,610	$(36,582)

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in Thousands, Except per Share Information)

	Year Ended September 30
	2004	2003	2002
Operating activities
Net income (loss)	$9,461	$(21,486)	$7,769
Income from discontinued operations	(3,952)	(7,345)	(8,496)
Cumulative effect of a change in accounting principle	—	26,892	—

Income (loss) from continuing operations	5,509	(1,939)	(727)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations:
Loss on early extinguishment of debt	—	2,615	—
Depreciation	7,735	7,198	7,903
Amortization	383	—	1,728
Noncash interest expense (including amortization of debt issuance costs)	1,179	4,307	5,687
Deferred income taxes	2,014	4,281	3,532
Minority interest in income of subsidiaries	—	192	1,185
Unrealized gain on interest rate swaps	—	(1,418)	(1,444)
Loss on write-off of property, plant, and equipment	1,018	490	—
Changes in operating assets and liabilities:
Accounts receivable	(9,104)	(4,514)	1,706
Inventory	(8,613)	(2,893)	(954)
Income taxes	3,290	(4,195)	756
Other current assets	(1,100)	(285)	10
Accounts payable	9,449	1,280	(2,963)
Other current liabilities	4,036	5,636	(3,094)
Other	(649)	(790)	(399)

Net cash provided by operating activities from continuing operations	15,147	9,965	12,926
Investing activities
Cash provided by divestitures	48,440	—	—
Cash used for acquisitions, net of cash acquired	(26,936)	(9,695)	(6,216)
Additions to property, plant, and equipment	(9,712)	(2,500)	(2,491)

Net cash provided by (used in) investing activities from continuing operations	11,792	(12,195)	(8,707)
Financing activities
Proceeds from long-term borrowings, net of issuance costs	—	167,090	28,562
(Payments) borrowings on revolving credit facility	(8,000)	8,000	—
Repayments of long-term borrowings	—	(176,035)	(46,506)
Debt issuance costs	(1,121)	—	—
Repurchase of redeemable preferred stock	(6,141)	(2,162)	—
Net proceeds from sales of common and redeemable preferred stock	8	—	—
Other, net	—	(228)	—

Net cash used in financing activities from continuing operations	(15,254)	(3,335)	(17,944)

	11,685	(5,565)	(13,725)
Effect of exchange rate fluctuations on cash	139	107	22
Net cash provided by discontinued operations	6,867	5,660	15,684

Net increase in cash and cash equivalents	18,691	202	1,981
Cash and cash equivalents at beginning of year	10,128	9,926	7,945

Cash and cash equivalents at end of year	$28,819	$10,128	$9,926

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except per Share Information)

September 30, 2004

1. Summary of Significant Accounting Policies

Description of Operations

FastenTech, Inc. (the Company) is a leading international manufacturer and supplier of engineered components and specialty industrial fasteners and fastener installation equipment. The Company’s products are utilized in a variety of applications and markets including power generation, construction, military, industrial, automotive and light truck, and medium and heavy-duty truck.

As described in Note 3, we have classified the results of operations from Progressive Stamping Co. (DE), FabriSteel Products, Inc., and Profile Steel and Wire, Inc. as discontinued operations. The notes to the consolidated financial statements, except where otherwise indicated, relate to continuing operations only.

The Company’s principal stockholder is Citigroup Venture Capital Ltd. (CVC). The Company has received funding from various CVC affiliates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term highly liquid investments with maturities of three months or less when purchased.

Inventory

Inventory is valued at the lower of cost or market using the first-in, first-out (FIFO) method.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

1. Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows:

Buildings and improvements	5 to 50 years
Capitalized software	3 to 4 years
Leasehold improvements	5 to 30 years
Machinery and equipment	5 to 20 years
Office equipment and furniture and fixtures	5 to 12 years
Transportation equipment	3 to 5 years

The Company periodically reviews the carrying value of its long-lived assets, including property, plant, and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent that the fair value of a long-lived asset, determined based upon the estimated future cash inflows attributable to the asset less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized. During 2004 and 2003, noncash impairment losses of $1,018 and $490, respectively, were recognized related to the abandonment and disposal of specific assets at one of the Company’s business units within the Specialized Components segment.

Goodwill and Intangible Assets

Intangible assets with finite useful lives are amortized on a straight-line basis over the periods benefited. Goodwill and intangible assets with indefinite useful lives are not amortized. Prior to 2003, goodwill and intangible assets with indefinite lives were amortized over periods not exceeding 40 years. The carrying value of goodwill is tested at least annually for impairment. If it is determined that the carrying value exceeds fair value, an impairment loss is recognized.

Other Assets

Other assets consist primarily of debt issuance costs, which are amortized over the term of the related debt using the straight-line method, which approximates the amortization expense that would have resulted from the interest method.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

1. Summary of Significant Accounting Policies (continued)

Fair Value of Balance Sheet Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount of the revolving line of credit approximates fair value because the interest rates for these instruments approximate current market rates. The Company has used derivative instruments to manage exposure to interest rate risks. The Company’s objective for holding derivatives is to manage these risks using the most effective methods to eliminate or reduce the impact of these exposures.

Based upon estimated market values, the fair value of the senior subordinated notes (see Note 7) was determined to be approximately $196,875 and $182,000 at September 30, 2004 and 2003, respectively.

Derivatives and Hedging

The Company follows Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, for accounting and reporting of its derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities.

SFAS No. 133 requires companies to recognize all of their derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation.

For derivative instruments that are designated and qualify as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk is recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

1. Summary of Significant Accounting Policies (continued)

to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of changes. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income as part of the cumulative foreign currency translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

Revenue Recognition

The Company recognizes revenue when legal title, ownership, and risk of loss are transferred to the customer, generally when the product is shipped, and provides an appropriate allowance for estimated returns and adjustments.

Shipping and Handling Costs

Amounts billed to customers for shipping and handling costs are included in net sales. The related costs are included in cost of sales.

Research and Development Expenses

Research and development costs related to both present and future products are charged to expense when incurred. Research and development costs charged to expense totaled $1,975, $1,542, and $2,454 for the years ended September 30, 2004, 2003, and 2002, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to carryforwards and to temporary differences in the financial reporting and income tax bases of assets and liabilities. The deferred tax assets and liabilities are measured using the enacted rates and laws that are expected to be in effect when the differences are expected to reverse.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

1. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company follows Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options. Under APB No. 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has adopted the disclosure-only provisions of SFAS No. 123.

Pro forma information regarding net income (loss) as required by SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value option model with the following assumptions: risk-free interest rate of 5.6% and weighted average expected life of ten years. The pro forma net income (loss) calculated in accordance with SFAS No. 123, as amended by SFAS No. 148, approximated net income (loss) as reported for all periods.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements. Estimates also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company makes adjustments to its value of inventories based on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices. However, forecasts are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the Company’s financial position and results of operations.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

1. Summary of Significant Accounting Policies (continued)

The Company has a diverse customer base. The Company records an allowance for doubtful accounts based on past history, current economic conditions, and the composition of its accounts receivable aging and, in some instances, makes allowances for specific customers based on several factors, such as the creditworthiness of those customers and payment history. Actual write-offs may differ from the allowance for doubtful accounts provision, and this difference may have a material effect on the Company’s financial position and results of operations.

Currency Translation

The local currency is the functional currency for all of the Company’s operations outside of the United States. The determination of the functional currency for foreign operations of the Company was made based upon the appropriate economic and management indicators. Translation adjustments of foreign operations are reflected in the consolidated financial statements as a component of accumulated other comprehensive income (loss). Gains and losses from currency transactions are included in current earnings.

Comprehensive Income (Loss)

Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive income (loss) represents net income (loss) adjusted for foreign currency translation adjustments and changes in pension liabilities.

Reclassifications

Certain reclassifications have been made to the fiscal year 2003 and 2002 consolidated financial statements to conform to the fiscal year 2004 presentation.

Recently Issued Accounting Standards

On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity. This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Among other provisions, this statement generally requires that mandatorily redeemable equity shares be classified as a liability. SFAS No. 150 will become effective for the Company for fiscal periods beginning after December 15, 2004.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

1. Summary of Significant Accounting Policies (continued)

Upon adoption of SFAS No. 150, the Company will remeasure and reclassify its mandatorily redeemable preferred stock that was previously classified as mezzanine equity in previous periods.

2. Acquisitions

MECO, Inc. Acquisition

In August 2004, the Company, through its newly formed subsidiary, MECO (DE), Inc., acquired substantially all of the assets and certain liabilities of MECO, Inc. (MECO). MECO manufactures precision fabrications and machined components for the gas turbine and aerospace markets. The Company acquired MECO, including the accounts receivable, inventory, fixed assets, accounts payable, and accrued liabilities, for a purchase price of approximately $8.4 million in cash plus estimated fees of approximately $0.3 million. The acquisition includes an earn out provision not to exceed $2.0 million based on the achievement of certain revenue targets. In addition, the Company will pay the former owners $1.6 million over the next five years for non-compete and consulting agreements. The Company funded the acquisition with cash from operations and borrowings under the credit agreement. This business unit has been included in the Aerospace-grade segment. The Company is in the process of obtaining independent appraisals on the intangible assets. Upon completion of the appraisals, the Company will finalize the purchase price allocation. The preliminary purchase price allocation was as follows:

Accounts receivable	$1,917
Inventory	2,874
Property, plant, and equipment	2,593
Other assets	127
Intangible assets	1,488
Excess purchase price over the value of acquired assets not yet assigned	2,298
Accounts payable and accrued liabilities	(2,625)

$8,672

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

2. Acquisitions (continued)

Gear and Broach, Inc.

In March 2004, the Company, through its newly formed subsidiary, Gear and Broach (DE), Inc., acquired substantially all of the assets and certain liabilities of Gear and Broach, Inc. (G&B). G&B manufactures gear components and systems designed to endure extreme temperatures, high cyclical loads and vibration stresses that are sold primarily to the commercial vehicle market. The Company acquired G&B for a purchase price of approximately $13.1 million in cash plus estimated fees of approximately $0.1 million. The acquisition includes an earn out provision not to exceed $4.25 million based on the achievement of a three-year graded business unit EBITDA target. The Company funded the acquisition with cash on hand and borrowings under the credit agreement. G&B has been included in the Company’s Aerospace-grade segment. The Company is in the process of obtaining independent appraisals on the intangible assets. Upon completion of the appraisals, the Company will finalize the purchase price allocation. The preliminary purchase price allocation was as follows:

Accounts receivable	$2,115
Inventory	2,050
Property, plant, and equipment	5,695
Noncompete agreement	1,920
Excess purchase price over the value of acquired assets not yet assigned	2,843
Accounts payable and accrued liabilities	(1,419)

$13,204

Spiegelberg Manufacturing, Inc.

In October 2003, the Company acquired all of the capital stock of Spiegelberg Manufacturing, Inc. (Spiegelberg), a private manufacturer of stud welding equipment utilized in construction and general industrial markets. The Company acquired Spiegelberg for a purchase price of approximately $5.2 million in cash, net of cash acquired. This business unit is included in the Company’s Specialized Components segment. The Company funded the acquisition with cash on hand and borrowings under the credit agreement.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

2. Acquisitions (continued)

The final purchase price allocation was as follows:

Cash	$315
Accounts receivable	419
Inventory	538
Property, plant, and equipment	394
Goodwill	767
Intangible assets	5,000
Accounts payable and accrued liabilities	(230)
Deferred income taxes	(1,700)

$5,503

Integrated Energy Technologies Acquisition

In February 2003, the Company, through its newly formed subsidiary, Integrated Energy Technologies, Inc. (IET), acquired substantially all of the assets and certain liabilities of the Evansville Operations of Rolls-Royce Corporation that manufactures transition ducts for gas turbine generators. The Company acquired this business, including the accounts receivable, inventory, fixed assets, accounts payable, and accrued liabilities, for a purchase price of $9.5 million in cash plus estimated fees of approximately $0.2 million, subject to an earn out potential, which shall in no event exceed $5.0 million, based on the achievement of a three-year cumulative business unit EBITDA target. The Company funded the acquisition with cash from operations and borrowings under the Company’s prior revolving credit facility. This business unit has been included in the Aerospace-grade segment. The allocation of the purchase price to the assets and liabilities was finalized in the fourth quarter of fiscal 2003. The final purchase price allocation was as follows:

Accounts receivable	$851
Inventory	6,618
Property, plant, and equipment	3,494
Other assets	247
Accounts payable and accrued liabilities	(1,517)

$9,693

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

2. Acquisitions (continued)

The following additional unaudited pro forma information for the years ended September 30, 2004, 2003, and 2002, assumes that the acquisitions of MECO, G&B, and Speigelberg had occurred at the beginning of 2004 and 2003 and that the acquisition of IET had occurred at the beginning of 2002.

	Year Ended September 30
	2004	2003	2002
Revenue	$243,871	$191,069	$179,392
Income from continuing operations	6,654	2,140	4,836
Net income (loss)	10,606	(17,407)	13,332

Operating results for the acquired companies are included in the Company’s statement of operations from the date of acquisition. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations.

3. Discontinued Operations

The Company reviews its business portfolio on an ongoing basis as part of its strategic planning process. Based on this review, the Company determined that the potential long-term returns from FabriSteel Products, Inc. and Profile Steel and Wire, Inc. (collectively referred to as FabriSteel) and Progressive Stamping Co. (DE) (Progressive), which manufacture fasteners and components for automotive original equipment manufacturers and tier-one suppliers, were becoming less attractive and were no longer core to the Company’s long-term growth strategy. As a result, the Company committed to a plan to divest its interest in these business units.

On September 10, 2004, the Company sold certain assets and liabilities of FabriSteel for net proceeds after expenses of $48.4 million, which were used to reduce bank debt. The gain on sale was $8.3 million, net of taxes of $4.5 million. In addition, during the fourth quarter of fiscal 2004, the Company committed to a plan to sell its interest in Progressive and expects to complete the transaction within 12 months. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, FabriSteel and Progressive are reported as discontinued operations for all periods presented.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

3. Discontinued Operations (continued)

The results of operations for these discontinued business units for the fiscal years ended September 30, 2004, 2003, and 2002, and their current and noncurrent assets and liabilities as of September 30, 2004 and 2003, are as follows:

	Fiscal Year Ended September 30
	2004(1)	2003	2002
Net sales	$59,174	$65,585	$71,624

(Loss) income before income taxes(2)	$(6,368)	$11,159	$12,668
Income tax (benefit) expense	(2,054)	3,814	4,172
(Loss) income before the disposal	(4,314)	7,345	8,496
Gain on disposal of discontinued operations, net of $4,457 tax	8,266	–	–

Income from discontinued operations, net of tax	$3,952	$7,345	$8,496

(1)	Fiscal 2004 includes operating results of FabriSteel from October 1, 2003 to September 10, 2004, the date of sale.

(2)	Fiscal 2004 includes a write-off of goodwill at Progressive of $14.0 million before taxes (see Note 6).

	September 30
	2004	2003
Cash and cash equivalents	$403	$231
Receivables	2,658	8,883
Inventories	2,439	6,310
Other current assets	217	(195)

Current assets of discontinued operations	$5,717	$15,229

Net property, plant, and equipment	$5,787	$19,652
Other assets, principally goodwill	3,140	29,822

Noncurrent assets of discontinued operations	$8,927	$49,474

Accounts payable	$1,890	$5,066
Accrued liabilities	1,906	1,218

Current liabilities of discontinued operations	$3,796	$6,284

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

4. Inventory

Inventory is comprised of the following at September 30:

	2004	2003
Raw material	$12,838	$9,875
Work-in-process	15,831	10,306
Finished goods	25,734	19,695
Obsolescence reserve	(1,970)	(1,951)

Total inventory	$52,433	$37,925

5. Property, Plant, and Equipment

Property, plant, and equipment are comprised of the following at September 30:

	2004	2003
Land and improvements	$3,535	$2,695
Building and improvements	22,376	20,045
Machinery and equipment	64,082	56,558
Office equipment and furniture and fixtures	2,930	2,288
Transportation equipment	220	147
Construction in process	5,202	730

	98,345	82,463
Less accumulated depreciation	37,240	31,477

	$61,105	$50,986

6. Goodwill and Intangible Assets

Effective October 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under this standard, goodwill and intangibles with indefinite lives are no longer amortized. The new standard requires, at a minimum, an annual assessment of the carrying value of goodwill. If the carrying value of goodwill exceeds its fair value, an impairment loss will be recognized.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

6. Goodwill and Intangible Assets (continued)

Goodwill and intangible assets consist of the following at September 30:

	2004	2003
Goodwill	$28,237	$27,859
Noncompete agreements	3,878	—
Excess purchase price over the value of acquired assets not yet assigned	5,140	—
Trademark/tradename	1,000	—
Distributor relationships	3,200	—

	$41,455	$27,859

The changes in the carrying amount of goodwill for the years ended September 30, 2004 and 2003, are as follows:

	2004	2003
Balance at beginning of year	$27,859	$64,847
Additions	767	—
Impairment loss	—	(36,988)
Translation and other adjustments	(389)	—

	$28,237	$27,859

Noncompete agreements are amortized over their estimated useful lives based on the length of the agreement over a range of three to five years. Total amortization expense included in selling, general, and administrative expenses was $0.4 million for the year ended September 30, 2004.

The excess purchase price over the value of acquired assets not yet assigned of $5.2 million is currently being reviewed by an independent appraiser to determine if any of this amount should be allocated to any identifiable intangible assets. The trademark/ tradename and distributor relationship intangible assets are deemed to have indefinite lives and therefore are not amortized.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

6. Goodwill and Intangible Assets (continued)

Impairment of Goodwill

Using an independent appraisal firm, the Company reviews all its business units at least annually to assess the carrying value of goodwill. If the carrying value of goodwill exceeds its fair value, an impairment loss is recognized. The Company determines the fair value of its business units using a combination of valuation techniques, including discounted cash flow and market multiple analysis. The discount rate is based on a risk-adjusted weighted average cost of capital for each business unit.

Based on these procedures, for the fiscal year ended September 30, 2003, the Company recognized a charge of $26,892 (net of taxes of $10,096) for the impairment of goodwill at two reporting units within its Specialized Components segment. This impairment reflected the impact of a general U.S. economic slowdown and declining trends in the Class 8 NAFTA Vehicle Build from 1999 to fiscal 2002 causing management to believe that the growth prospects for the Specialized Components segment were significantly less than previously expected and less than those of historical periods. The Company noted no other impairments to goodwill during the fiscal year ended September 30, 2003.

During the fiscal year ended September 30, 2004, the Company’s Progressive business unit experienced rising U.S. steel prices that it could not pass on to its automotive customers. Based on the Company’s fiscal 2004 assessment of goodwill, it determined that the book value of Progressive’s assets exceeded the current fair value. As a result, the Company recorded a noncash impairment charge of $14.0 million, which is included in discontinued operations for the fiscal year ended September 30, 2004. No other impairments to goodwill were noted during the fiscal year ended September 30, 2004.

The effects of adopting SFAS No. 142 on net (loss) income for the years ended September 30, 2004, 2003, and 2002, are as follows:

	2004	2003	2002
Net income (loss)	$9,461	$(21,486)	$7,769
Less discontinued operations	3,952	7,345	8,496
Plus cumulative effect of a change in accounting principles	—	(26,892)	—

Income (loss) from continuing operations	5,509	(1,939)	(727)
Add goodwill amortization	—	—	1,728

Income (loss) from continuing operations excluding goodwill amortization	$5,509	$(1,939)	$1,001

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

7. Long-Term Debt

Long-term debt is comprised of the following at September 30:

	2004	2003
Revolving credit facility	$—	$8,000
11.5% senior subordinated notes, due May 2011	175,000	175,000

Total long-term debt	$175,000	$183,000

In May 2003, the Company entered into a new credit agreement. This credit agreement was amended and restated on June 30, 2004 to, among other things, increase the available borrowings from $40,000 to $115,000 (subject to certain limits, including requirements under the indenture for the notes). Borrowings under the credit agreement bear interest at the financial institutions’ reference rate as defined therein plus a margin from 1.25% to 2.00% or Eurocurrency rates as defined therein plus a margin from 2.25% to 3.00% depending on the ratio of current debt to EBITDA as defined therein. The weighted average interest rate at September 30, 2004 and 2003, was 4.3% and 4.4%, respectively. In addition, the Company is required to pay a commitment fee of 0.50% to 0.75% on the average unused commitment under the credit agreement depending on the level of outstanding borrowings. The Company had no borrowings under this agreement at September 30, 2004. The credit agreement expires in May 2008. Borrowings under the credit agreement are collateralized by substantially all of the Company’s assets and are subject to certain financial and nonfinancial covenants. The Company was in compliance with all covenants as of September 30, 2004.

In May 2003, the Company completed an offering of $175.0 million 11.5% senior subordinated notes due 2011 (Notes). The interest on the Notes is payable semiannually on May 1 and November 1 of each year. Net proceeds from this offering of approximately $167.1 million were used to repay all outstanding debt at the time of the offering. As required by the registration rights agreement, the Company is currently in the process of registering the exchange of $145.0 million aggregate principal amount of the Notes for new Notes under the Securities Act. The Company has not yet completed the exchange offer and, as a result, interest on the Notes increases at a rate of 0.25% each 90-day period beginning November 27, 2003, up to a maximum annual amount of 1.00% until the exchange offer is complete. Currently, interest on the Notes has increased by a rate of 1.00% through September 30, 2004.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

7. Long-Term Debt (continued)

Net proceeds from this offering of approximately $167.1 million were used to repay all outstanding debt, which included the following:

•	A senior subordinated note, issued August 2002, due in full on August 30, 2012, payable to Citibank, N.A. with interest payable semiannually at 10.5% per annum. The proceeds of the note were utilized to pay down outstanding principal under the old senior credit agreements.

•	A senior subordinated note, issued March 1999, payable to Citicorp Mezzanine Partners, L.P. with interest payable semiannually at 11% per annum. The note required a principal payment of $12,500 on March 31, 2007, and the remaining balance was due on April 1, 2008.

•	A senior subordinated note, issued March 2000, payable to Citicorp Mezzanine Partners, L.P. with interest payable semiannually at 18%. The note allowed for payment of interest by issuing notes to Citicorp Mezzanine Partners, L.P. equal to the unpaid accrued interest or by adding such unpaid accrued interest to the then-outstanding principal amount of the loan. The note was due in full on March 31, 2008.

•	Other subordinated notes payable to former shareholders of a subsidiary of the Company with interest payable annually at 10%. The notes, due in full on June 30, 2007, required prepayment if senior debt, as defined, exceeded certain amounts.

In conjunction with the payoff of all existing debt, the Company recorded a $2.6 million loss on the early extinguishment of debt relating to the write-off of debt issuance costs and premiums paid on certain debt payoffs, which was partially offset by a gain on the early extinguishment of debt. This loss is included in the accompanying consolidated statements of operations for the year ended September 30, 2003.

During fiscal years 2000 and 2001, the Company entered into two separate interest rate swap agreements in order to convert a portion of its variable debt obligations to fixed rate obligations. The notional amounts totaled in aggregate $73.0 million and matured in June 2003. Neither of these derivative instruments were designated as hedging instruments; therefore, the Company recorded changes in the fair value of these agreements to earnings during the period in which they occurred.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

7. Long-Term Debt (continued)

As a result, the Company recognized $1.4 million in income during each of the fiscal years ended September 30, 2003 and 2002. These interest rate swap agreements were settled and terminated in May 2003.

Interest paid during the years ended September 30, 2004, 2003, and 2002, totaled $21,576, $10,258, and $14,862, respectively.

8. Income Taxes

Income tax expense is comprised of the following:

	Year Ended September 30
	2004	2003	2002
Current:
U.S. federal	$(1,150)	$(4,453)	$(1,745)
U.S. state and local	434	706	686
Foreign	(462)	675	629
Deferred:
U.S. federal	1,942	3,260	3,085
Foreign	(253)	(69)	(164)

	$511	$119	$2,491

The summary of income (loss) from continuing operations before provision for income taxes, minority interests, and cumulative effect of a change in accounting principle consisted of the following:

	Year Ended September 30
	2004	2003	2002
Domestic	$2,717	$(3,859)	$2,411
Foreign	3,303	2,231	538

	$6,020	$(1,628)	$2,949

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

8. Income Taxes (continued)

Deferred tax assets and liabilities are comprised of the following at September 30:

	2004	2003
Current deferred tax assets:
Net operating loss carryforwards	$—	$417
Accrued liabilities	443	596
Inventory	350	338
Asset reserves	737	609
Alternative minimum tax credits	—	1,881

Net current deferred taxes	$1,530	$3,841

Long-term deferred tax assets (liabilities):
Fixed assets	$(7,133)	$(8,188)
Intangible assets	3,145	4,842
Retirement plan obligations	4,233	4,814
Accrued liabilities	(168)	(173)
Other, net	(412)	(412)

	$(335)	$883

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense (credit) is:

	Year Ended September 30
	2004	2003	2002
Income taxes (credit) at U.S. statutory rate	35.0%	(34.0)%	34.0%
Tax effects from:
Nondeductible expenses, including goodwill amortization	(0.3)	20.4	19.7
State income taxes, net of federal effect	4.7	28.1	15.0
Effect of tax rate differential on foreign operations	(5.3)	(11.5)	9.7
Reduction of taxes previously provided	(25.2)	—	—
Other	(0.4)	4.3	6.7

	8.5%	7.3%	85.1%

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

8. Income Taxes (continued)

During fiscal 2004, the Company recognized a reduction in income tax expense of $1.5 million as the result of the resolution of various outstanding foreign issues.

The Company received net tax refunds of $1,547 during the year ended September 30, 2004. Income taxes paid totaled $3,283 and $2,232 during the years ended September 30, 2003 and 2002, respectively.

9. Capital Stock

The aggregate number of authorized shares of the Company is 10,000,000 shares, divided into three classes consisting of 5,000,000 shares of Preferred Stock, par value $.01 per share; 2,500,000 shares of Class A Common Stock, par value $.01 per share; and 2,500,000 shares of Class B Common Stock, par value $.01 per share. Preferred Stock may be issued from time to time in one or more series. All holders of Senior Preferred Stock and Junior Preferred Stock have no voting rights except on matters affecting their rights or preferences. The Class A Common Stock and the Class B Common Stock contain the same rights and privileges except that holders of the Class B Common Stock have no voting rights. Each share of each class of common stock is convertible into a share of the other class subject to certain limited restrictions.

Common Stock

There were 252,732 and 248,282 shares of Class A Common Stock outstanding at September 30, 2004 and 2003, and 1,606,372 and 1,610,018 shares of Class B Common Stock outstanding at September 30, 2004 and 2003.

During the year ended September 30, 2002, the Company negotiated a redemption with a former owner of Specialty Bar in which the Company exchanged $2.3 million of the Company’s Class A Common Stock for the former owner’s remaining common shares of Specialty Bar. The Company also negotiated a $5.5 million settlement for the remaining additional contingent cash consideration with the former owner. This was accounted for as additional goodwill.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

9. Capital Stock (continued)

Preferred Stock

The Company has designated 950,000 shares of its authorized preferred stock as 12% Series C Junior Preferred Stock with a par value of $.01 per share, of which 616,639 and 614,416 shares were outstanding at September 30, 2004 and 2003. The Series C Junior Preferred Stock has cumulative annual dividend requirements of $1.20 per share, subject to adjustment in certain limited circumstances, and has a liquidation preference, subject to satisfaction of the liquidation preference on all Senior Preferred Stock, of $10 per share plus cumulative accrued unpaid dividends. Series C Junior Preferred Stock is subject to mandatory redemption in March 2018 for a price of $10 per share plus cumulative accrued unpaid dividends.

The Company has designated 40,000 shares of its authorized preferred stock as 10% Series F Preferred Stock with a par value of $.01 per share, of which no shares were outstanding at September 30, 2004 and 2003. Series F Preferred Stock has a cumulative annual dividend requirement of $10 per share and has a liquidation preference of $100 per share plus cumulative accrued unpaid dividends. Series F Preferred Stock is subject to mandatory redemption in May 2018 for a price of $100 per share plus cumulative accrued unpaid dividends. All shares of Series F Preferred Stock were repurchased during the year ended September 30, 2003, for approximately $1.8 million. The difference between the repurchase value and the par value was reflected as an increase to additional paid-in capital.

The Company has designated 850,000 shares of its authorized preferred stock as 8% Series D Senior Preferred Stock with a par value of $.01 per share, of which -0- and 42,500 shares were outstanding at September 30, 2004 and 2003. Series D Senior Preferred Stock has a cumulative annual dividend requirement of $8 per share beginning after April 1, 2001 and has a liquidation preference of $100 per share plus cumulative accrued unpaid dividends. Series D Senior Preferred Stock is subject to mandatory redemption in May 2018 for a price of $100 per share plus cumulative accrued unpaid dividends. All shares of Series D Preferred Stock were repurchased during the year ended September 30, 2004, for approximately $5.1 million. The difference between the repurchase value and the par value was reflected as a decrease to additional paid-in capital.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

9. Capital Stock (continued)

The Company also has two other series of preferred stock outstanding: 8% Series A Senior Preferred Stock (845,662 shares outstanding at September 30, 2004 and 2003) and 12% Series B Junior Preferred Stock (879,834 and 881,414 shares outstanding at September 30, 2004 and 2003, respectively). The Series A Senior Preferred Stock has a cumulative annual dividend requirement of $.80 per share, subject to adjustment in certain limited circumstances, and has a liquidation preference of $10 per share plus cumulative accrued unpaid dividends. Series A Senior Preferred Stock ranks pari passu with the Series D and Series F Senior Preferred Stock. The Series B Junior Preferred Stock has cumulative annual dividend requirements of $1.20 per share, subject to adjustment in certain limited circumstances, and has a liquidation preference, subject to satisfaction of the liquidation preference on all Senior Preferred Stock, of $10 per share plus cumulative accrued unpaid dividends. The Series A and B Preferred Stock is subject to mandatory redemption in March 2018 for a price of $10 per share plus cumulative accrued unpaid dividends. During the year ended September 30, 2003, the Company repurchased 64,338 shares of Series A Senior Preferred Stock and 18,586 shares of Series B Junior Preferred Stock for a total of approximately $400. The difference between the repurchase price and the par value was reflected as an increase to additional paid-in capital.

10. Stock Option Plans and Warrants

Stock Option Plans

The Company established a 2001 Stock Option Plan (2001 Plan) in 2001 and a 2004 Stock Option Plan (2004 Plan) in 2004 (collectively, the Plans). Under the Plans, options generally become exercisable in equal annual installments over five years and expire ten years from the date of grant. The Company’s policy is to grant options with the exercise price equal to the market price of the common stock at the date of grant. To the extent that options are granted with an exercise price less than the market price on the date of grant, compensation expense is recognized over the vesting period of the grant. As of September 30, 2004, the Company has reserved 220,121 shares for issuance under the Plans, of which 37,268 and 25,505 were granted during 2004 and 2003, respectively, and 121,295 are outstanding at September 30, 2004, at a weighted average exercise price of $10 per share. There were 28,781 options forfeited during 2004. Options exercisable at September 30, 2004 and 2003, totaled 39,713 and 34,429 shares, respectively.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

10. Stock Option Plans and Warrants (continued)

Warrants

In connection with the issuance of the Company’s senior subordinated note issued March 2000, the Company issued to the lender a noncontingent stock purchase warrant for 62,470 shares of Class A or Class B Common Stock at $.01 per share. The warrant was recorded at its estimated fair value of $10 per share of underlying common stock as an increase in paid-in capital.

In connection with the issuance of the Company’s senior subordinated note issued March 1999, the Company issued to the lender a noncontingent stock purchase warrant for 16,680 shares of Class A or Class B Common Stock at $.01 per share. The warrant was recorded at its estimated fair value of $10 per share of underlying common stock as an increase in paid-in capital.

11. Retirement Plans

Defined Contribution Plans

The Company sponsors a defined contribution plan, which covers substantially all North American employees. The costs of this plan are funded as accrued. The Company expensed $951, $710, and $583 for the years ended September 30, 2004, 2003, and 2002, respectively.

Defined Benefit Pension Plans and Other Postretirement Benefits

The Company sponsors several defined benefit pension plans (Pension Benefits) for certain employees both domestically and internationally and certain postretirement health care and life insurance benefits (Other Benefits) for certain U.S. employees. The Company funds the Pension Benefits based upon the funding requirements of U.S. and foreign laws and regulations in advance of benefit payments. Other Benefits are funded as benefits are provided to the employees.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

11. Retirement Plans (continued)

The net periodic cost for the plans is computed as follows:

	2004		2003		2002
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
Pension Benefits
Components of net periodic benefit cost (income):
Service cost	$390	$35	$233	$27	$323	$18
Interest cost	1,590	89	1,528	82	1,493	66
Expected return on plan assets	(1,827)	—	(2,309)	—	(1,828)	(3)
Net amortization and deferral	805	—	1,373	—	408	—
Plan amendment	33	—	26	—	—	—
Recognized curtailment	—	—	—	—	(463)	—

Net periodic benefit cost (income)	$991	$124	$851	$109	$(67)	$81

Other Benefits
Components of net periodic benefit cost (income):
Service cost	$116	$—	$120	$—	$140	$—
Interest cost	241	—	228	—	205	—
Recognized curtailment	—	—	—	—	(790)	—
Net amortization and deferral	—	—	—	—	(14)	—

Net periodic benefit cost (income)	$357	$—	$348	$—	$(459)	$—

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

11. Retirement Plans (continued)

The following table sets forth the funded status at September 30, 2004 and 2003, and amounts recognized in the Company’s consolidated balance sheets:

	Pension Benefits				Other Benefits
	2004		2003		2004	2003
	U.S.	Foreign	U.S.	Foreign	U.S.	U.S.
Change in benefit obligations
Benefit obligation at beginning of year	$26,006	$1,542	$22,620	$1,192	$3,246	$2,721
Service cost	390	35	233	27	116	120
Interest cost	1,589	89	1,528	82	241	228
Change in actuarial assumptions	1,576	—	1,936	—	—	—
Actuarial (gain) loss	(514)	59	940	101	599	227
Effect of new plan created	—	—	113	—	—	—
Effect of plan amendment	145	—	—	—	215	—
Benefits paid	(1,850)	(77)	(1,364)	(70)	(62)	(50)
Effect of foreign currency exchange rate fluctuations	—	—	—	210	—	—

Benefit obligation at end of year(1)	27,342	1,648	26,006	1,542	4,355	3,246

Change in plan assets
Fair value of plan assets at beginning of year	15,816	—	14,709	—	—	—
Actual return on plan assets	1,826	—	1,655	—	—	—
Company contributions	1,739	—	816	—	62	50
Participant contributions	—	—	—	—	—	—
Benefits paid	(1,851)	—	(1,364)	—	(62)	(50)

Fair value of plan assets at end of year	17,530	—	15,816	—	—	—

Funded (underfunded) status reconciliation:
Underfunded status	(9,812)	(1,648)	(10,190)	(1,542)	(4,355)	(3,246)
Unrecognized actuarial loss (gain)	10,116	89	9,746	34	731	77

Net amounts recognized	$304	$(1,559)	$(444)	$(1,508)	$(3,624)	$(3,169)

Amounts recognized in balance sheets as of each year-end:
Accrued benefit liability	$(9,812)	$(1,559)	$(10,190)	$(1,508)	$(3,624)	$(3,169)
Accumulated other comprehensive loss	10,116	—	9,746	—	—	—

Net amounts recognized	$304	$(1,559)	$(444)	$(1,508)	$(3,624)	$(3,169)

(1)	The benefit obligation is equal to the accumulated benefit obligation.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

11. Retirement Plans (continued)

The assumptions used to determine net periodic benefit costs and benefit obligations are as follows:

	Pension Benefits				Other Benefits
	2004		2003		2004	2003
	U.S.	Foreign	U.S.	Foreign	U.S.	U.S.
Discount rate	6.0%	5.25%	6.5%	5.5%	6.5%	7.0%
Expected return on plan assets	9.0–9.5%	—	9.0–9.5%	—	—	—
Rate of compensation increase	—	3.0%	—	3.0%	—	—

The expected return on plan assets is based on historical performance as well as expected future rates of return on plan assets considering the current investment portfolio mix and the long-term investment strategy.

For measurement purposes, 6.0%–8.5% annual rates of increase in the per capita cost of covered health care benefits were assumed for 2004 and 2003, dependent upon benefits offered by specific plans. These rates were assumed to decrease gradually to 6.0% by 2009 and remain at those levels thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage- Point Increase	One-Percentage- Point Decrease

Effect on total service and interest cost components	$106	$81
Effect on postretirement benefit obligation	1,019	789

During 2002, the Company elected to curtail certain salaried pension and postretirement medical benefit plans at subsidiary locations. The curtailment resulted in a gain of $1,279 for the year ended September 30, 2002, which was reported in other income.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

11. Retirement Plans (continued)

Additional Information

The pension plan weighted average asset allocations at September 30 are as follows:

	2004	2003
Equity securities	63%	62%
Fixed income securities	36	37
Cash and cash equivalents	1	1

Total	100%	100%

The asset allocation strategy for 2004 targets 30%–40% in high-quality fixed income instruments with the balance of the portfolio to be invested in a diversified and complimentary portfolio of equity vehicles. The objective is to achieve a long-term rate of return of 8%–10%. In determining investment options, all classes or categories of investments allowed by the Employee Retirement Income Security Act of 1974 (ERISA) are acceptable investment choices. As directed by ERISA, no single investment will comprise more than 10% of assets, except for certain government backed securities.

Pension assets consist primarily of listed common stocks and U.S. government and corporate obligations.

The Company expected to contribute approximately $2,021 to its pension plans in fiscal year 2005.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

11. Retirement Plans (continued)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Pension Plan
2005	$1,392
2006	1,497
2007	1,462
2008	1,438
2009	1,428
2010 and thereafter	7,789

12. Commitments

Leases

The Company leases certain facilities and equipment under separate noncancelable operating leases with varying expiration dates. Rent expense under all lease agreements was $2,058, $1,681, and $1,301 for the years ended September 30, 2004, 2003, and 2002, respectively.

Annual minimum lease payments under all noncancelable leases at September 30, 2004, are approximately as follows:

2005	$1,740
2006	1,340
2007	901
2008	365
2009	202

Total minimum lease payments	$4,548

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

12. Commitments (continued)

Litigation

The Company is party to certain claims arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the outcomes of such claims are impossible to ascertain or are not expected to be material to the Company’s financial position or statements of operations.

13. Restructuring Reserve

In the fiscal year ended September 30, 2001, the Company implemented a comprehensive operational restructuring plan (Restructuring Plan), which was intended to improve the Company’s long-term competitive position and lower its cost structure. A reserve was established with a charge to operations for $3,153 to cover severance and outplacement costs related to employee terminations and certain other exit costs. Severance and outplacement costs paid during 2001 totaled $1,876. During the year ended September 30, 2002, the Company continued to implement certain portions of the Restructuring Plan. Severance and outplacement costs paid during 2002 totaled $746; $452 of the restructuring reserve was reversed during 2002 due to a reassessment of strategic objectives; and $79 of the restructuring reserve was included in accrued liabilities at September 30, 2002. During the year ended September 30, 2003, the Company paid out the remaining severance costs of $79.

14. Segment Data

Description of Segments

The Company disaggregates and discloses its operations into two main segments: Specialized Components and Aerospace-grade Components. The Specialized segment consists of two operating units, Nelson Stud Welding and Ferry Cap Set Screw Company, which manufacture and sell fasteners and installation equipment to automotive, industrial, and construction OEMs, tier-one suppliers, and distributors. The Aerospace-grade segment consists of three business units: Specialty Bar Products, Integrated Energy Technologies, and Gear & Broach. These units sell precision-machined components to energy, defense, and recreational OEMs for use in high stress environments such as power generation equipment, military and commercial transportation equipment, and aircraft combustion systems.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

14. Segment Data (continued)

Measurement of Segment Profit or Loss and Segment Assets

The Company uses EBITDA as a basis for presenting and using financial data to aid it in making internal operating decisions. It defines EBITDA as earnings before interest, taxes, depreciation, amortization, and nonoperating items. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

The Company includes EBITDA data because it is how management measures operating segment performance. It also realizes that certain investors use such information as one measure of an issuer’s historical ability to service debt and as a measure of operations. However, because of potential inconsistencies in the method of calculation, EBITDA is not necessarily comparable to other similarly titled captions used by other companies or used in the Company’s debentures, credit, or other similar agreements. In preparing the following segment data, the Company used the same accounting policies as those described in Note 1, Summary of Significant Accounting Policies.

The Company records intrasegment sales and transfers at cost or, if agreed on, a price comparable to unaffiliated customer sales. It eliminates these intrasegment sales and related profits in consolidation and does not present them in the segment disclosure. Each segment uses its identifiable assets for its operations. Corporate assets consist mainly of cash, deferred financing fees, and deferred tax assets.

Factors Used to Identify the Enterprise’s Reportable Segments

The Company’s reportable segments offer different products. Each segment is managed separately because it makes and delivers distinct products with different production processes. The Company determined its reportable segments using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information when making internal operating decisions.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

14. Segment Data (continued)

The Company aggregated operations within segments based on similar economic characteristics, products or services, purposes or end uses, production processes, geographic marketing areas and methods, distribution methods, and regulatory environments. Consideration has been given to ensure the aggregation of the Company’s operations helps users better understand the Company’s performance and assess its future cash flows.

	2004	2003	2002
Net sales:
Specialized Components	$133,772	$94,802	$96,192
Aerospace-grade Components	92,085	49,914	41,691
Eliminations	(508)	(409)	(709)

Total net sales	$225,349	$144,307	$137,174

Income before income taxes:
Specialized Components	$20,608	$14,311	$16,113
Aerospace-grade Components	24,485	18,150	16,637
Unallocated corporate operating expenses	(6,963)	(4,512)	(3,951)
EBITDA	38,130	27,949	28,799
Depreciation and amortization:
Specialized Components	(5,338)	(5,441)	(7,266)
Aerospace-grade Components	(2,726)	(1,709)	(2,258)
Corporate	(54)	(44)	(102)
Depreciation and amortization	(8,118)	(7,194)	(9,626)
Impairment of long-lived assets	(1,018)	(490)	—
Restructuring and nonrecurring	—	—	452
Total operating income	28,994	20,265	19,625
Interest expense	(23,318)	(21,000)	(19,266)
Loss on early extinguishment of debt	—	(2,615)	—
Other, net	344	1,722	2,590
Income before income taxes, minority interest, discontinued operations, and cumulative effect of a change in accounting principle	$6,020	$(1,628)	$2,949

Net income (loss)	$9,461	$(21,486)	$7,769

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

14. Segment Data (continued)

A summary of assets and expenditures for property, plant, and equipment by segment is as follows:

	September 30
	2004	2003	2002
Assets
Specialized Components	$102,084	$89,729	$124,775
Aerospace-grade Components	105,972	69,082	55,558
Corporate assets	31,048	13,806	1,293
Assets of discontinued operations	14,644	64,703	69,914

Total consolidated assets	$253,748	$237,320	$251,540

Expenditures for property, plant, and equipment:
Specialized Components	$5,039	$1,553	$1,946
Aerospace-grade Components	4,531	865	481
Corporate	142	82	64

Consolidated expenditures for long-lived assets	$9,712	$2,500	$2,491

Included in the consolidated financial statements are amounts attributable to the geographic locations listed below as of and for the years ended September 30:

	Net Sales (Based Upon Location of Customer)
	2004	2003	2002
United States	$178,213	$106,095	$100,966
All other	47,136	38,212	36,208

	$225,349	$144,307	$137,174

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

14. Segment Data (continued)

	Net Property, Plant, and Equipment (Based Upon Physical Location of Assets)
	2004	2003	2002
United States	$53,769	$43,901	$45,088
All other	7,336	7,085	6,620

	$61,105	$50,986	$51,708

Significant Customers

One customer in the Aerospace-grade segment represented 15% and 10% of sales for the years ended September 30, 2004 and 2003, respectively. This same customer represented 19% and 15% of total accounts receivable at September 30, 2004 and 2003, respectively.

One other customer in the Aerospace-grade segment represented 11% of sales for the year ended September 30, 2003. Another customer in the Aerospace-grade segment represented 18% of sales for the year ended September 30, 2002.

15. Consolidating Guarantor and Nonguarantor Financial Information

In May 2003, the Company completed the sale of $175.0 million 11.5% Senior Subordinated Notes which are due 2011. The following consolidating financial information presents balance sheets, statements of operations, and cash flow information related to the Company’s business. As of September 30, 2004 and 2003, each Guarantor is a direct or indirect 100%-owned subsidiary of the Company and has fully and unconditionally guaranteed the 11.5% Senior Subordinated Notes issued by the Company, on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

15. Consolidating Guarantor and Nonguarantor Financial Information (continued)

Consolidating Balance Sheet

September 30, 2004

	FastenTech, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$21,110	$4,368	$3,341	$—	$28,819
Accounts receivable, net	9	36,394	6,868	(378)	42,893
Inventory	—	46,453	6,396	(416)	52,433
Income tax receivable	6,956	—	—	(6,956)	—
Deferred income taxes	—	1,495	8	27	1,530
Other current assets	1,228	667	308	—	2,203
Current assets of discontinued operations	—	5,717	—	—	5,717

Total current assets	29,303	95,094	16,921	(7,723)	133,595
Investment in consolidated subsidiaries	10,405	12,127	22,388	(44,920)	—
Goodwill and intangible assets, net	—	41,455	—	—	41,455
Property, plant, and equipment, net	174	53,696	7,235	—	61,105
Due from affiliates	146,732	—	—	(146,732)	—
Other assets	7,655	707	639	—	9,001
Noncurrent assets of discontinued operations	—	8,927	—	—	8,927

Total assets	$194,269	$212,006	$47,183	$(199,375)	$254,083

Liabilities and stockholders’ equity (deficiency in assets)
Current liabilities:
Accounts payable	$391	$20,829	$2,580	$(217)	$23,583
Income taxes payable	—	13,966	775	(9,654)	5,087
Other accrued liabilities	10,727	9,708	1,639	—	22,074
Current liabilities of discontinued operation	—	3,796	—	—	3,796

Total current liabilities	11,118	48,299	4,994	(9,871)	54,540
Long-term debt	175,000	—	—	—	175,000
Deferred income taxes	—	1,235	845	(1,745)	335
Preferred stock dividends payable	21,311	—	—	—	21,311
Due to affiliates	—	140,972	1,112	(142,084)	—
Other long-term liabilities	—	14,321	1,736	—	16,057

Total liabilities	207,429	204,827	8,687	(153,700)	267,243
Redeemable preferred stock	23,422	—	—	—	23,422
Total stockholders’ equity (deficiency in assets)	(36,582)	7,179	38,496	(45,675)	(36,582)

Total liabilities and stockholders’ equity (deficiency in assets)	$194,269	$212,006	$47,183	$(199,375)	$254,083

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

15. Consolidating Guarantor and Nonguarantor Financial Information (continued)

Consolidating Statement of Operations

Year Ended September 30, 2004

	FastenTech, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$193,596	$38,552	$(6,799)	$225,349
Cost of sales	—	137,850	26,752	(6,799)	157,803

Gross profit	—	55,746	11,800	—	67,546
Selling, general, and administrative expenses	7,015	21,759	8,760	—	37,534
Impairment of long-lived assets	—	1,018	—	—	1,018

Operating income	(7,015)	32,969	3,040	—	28,994
Other income (expense):
Investment income	25	4	—	—	29
Interest expense	(23,318)	—	—	—	(23,318)
Other, net	23,587	(24,463)	138	1,053	315

	294	(24,459)	138	1,053	(22,974)

Income (loss) from continuing operations before income tax expense and minority interest	(6,721)	8,510	3,178	1,053	6,020
Income tax (benefit) expense	(2,553)	3,778	(691)	(23)	511
Equity in earnings of affiliates	13,629	—	—	(13,629)	—

Income (loss) from continuing operations	9,461	4,732	3,869	(8,285)	5,509
Income from discontinued operations	—	3,952	—	—	3,952

Net income (loss)	$9,461	$8,684	$3,869	$(12,553)	$9,461

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

15. Consolidating Guarantor and Nonguarantor Financial Information (continued)

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2004

	FastenTech, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities
Cash flows (used in) provided by operating activities from continuing operations	$(8,226)	$19,173	$4,200	$—	$15,147

Investing activities
Cash provided by divestiture, net of expenses	48,440	—	—	—	48,440
Cash used for acquisitions, net of cash acquired	(21,793)	(5,143)	—	—	(26,936)
Additions to property, plant, and equipment	(196)	(8,625)	(891)	—	(9,712)

Net cash provided by (used in) investing activities from continuing operations	26,451	(13,768)	(891)	—	11,792

Financing activities
Payments on revolving credit facility	(8,000)	—	—	—	(8,000)
Intercompany loans and advances	14,601	(13,127)	(1,474)	—	—
Debt issuance costs	(1,121)	—	—	—	(1,121)
Repurchase of redeemable preferred stock	(6,141)	—	—	—	(6,141)
Net proceeds from sales of common and redeemable preferred stock	8	—	—	—	8

Net cash used in financing activities from continuing operations	(653)	(13,127)	(1,474)	—	(15,254)
Effect of exchange rate fluctuations on cash	—	—	139	—	139
Net cash provided by discontinued operations	—	6,867	—	—	6,867

Net increase (decrease) in cash and cash equivalents	17,572	(855)	1,974	—	18,691
Cash and cash equivalents at beginning of year	3,538	5,223	1,367	—	10,128

Cash and cash equivalents at end of year	$21,110	$4,368	$3,341	$—	$28,819

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

15. Consolidating Guarantor and Nonguarantor Financial Information (continued)

Consolidating Balance Sheet

September 30, 2003

	FastenTech, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$3,538	$5,223	$1,367	$—	$10,128
Accounts receivable, net	—	22,808	6,569	(227)	29,150
Inventory	—	32,357	6,159	(591)	37,925
Income tax receivable	10,130	848	—	(8,352)	2,626
Deferred income taxes	1,916	1,505	420	—	3,841
Other current assets	348	537	143	—	1,028
Current assets of discontinued operations	—	15,229	—	—	15,229

Total current assets	15,932	78,507	14,658	(9,170)	99,927
Investment in consolidated subsidiaries	(4,372)	12,127	22,388	(30,143)	—
Goodwill, net	—	27,859	—	—	27,859
Property, plant, and equipment, net	30	43,992	6,964	—	50,986
Deferred income taxes	—	6,657	—	(5,774)	883
Due from affiliates	144,922	—	—	(144,922)	—
Other assets	40,488	61	419	(32,777)	8,191
Noncurrent assets of discontinued operations	—	49,474	—	—	49,474

Total assets	$197,000	$218,677	$44,429	$(222,786)	$237,320

Liabilities and stockholders’ equity (deficiency in assets)
Current liabilities:
Accounts payable	$—	$9,576	$2,627	$(133)	$12,070
Income taxes payable	—	7,346	1,006	(8,352)	—
Other accrued liabilities	9,397	6,124	1,958	—	17,479
Current liabilities of discontinued operations	—	6,284	—	—	6,284

Total current liabilities	9,397	29,330	5,591	(8,485)	35,833
Long-term debt	183,000	—	—	—	183,000
Deferred income taxes	86	4,688	1,000	(5,774)	—
Preferred stock dividends payable	17,912	—	—	—	17,912
Due to affiliates	—	140,725	2,558	(143,283)	—
Other long-term liabilities	—	45,749	1,576	(33,355)	13,970

Total liabilities	210,395	220,492	10,725	(190,897)	250,715
Minority interest	1,439	—	—	—	1,439
Redeemable preferred stock	27,665	50,324	—	(50,324)	27,665
Stockholders’ equity (deficiency in assets)	(42,499)	(52,139)	33,704	18,435	(42,499)

Total liabilities and stockholders’ equity (deficiency in assets)	$197,000	$218,677	$44,429	$(222,786)	$237,320

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

15. Consolidating Guarantor and Nonguarantor Financial Information (continued)

Consolidating Statement of Operations

Year Ended September 30, 2003

	FastenTech, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$119,562	$33,320	$(8,575)	$144,307
Cost of sales	—	82,044	23,842	(8,575)	97,311

Gross profit	—	37,518	9,478	—	46,996
Selling, general, and administrative expenses	3,580	15,615	7,046	—	26,241
Impairment of long-lived assets	—	490	—	—	490

Operating income	(3,580)	21,413	2,432	—	20,265
Other income (expense):
Investment income	24	36	—	—	60
Unrealized gain on interest rate swaps	1,417	—	—	—	1,417
Interest expense	(20,441)	(410)	(149)	—	(21,000)
Loss on early extinguishment of debt	(110)	(2,505)	—	—	(2,615)
Other, net	10,103	(10,061)	48	155	245

	(9,007)	(12,940)	(101)	155	(21,893)

(Loss) income from continuing operations before income tax expense and minority interest	(12,587)	8,473	2,331	155	(1,628)
Income tax (benefit) expense	(4,418)	3,945	592	—	119
Equity in earnings of affiliates	(13,125)	—	—	13,125	—
Minority interest in income of subsidiaries	(192)	—	—	—	(192)

(Loss) income from continuing operations	(21,486)	4,528	1,739	13,280	(1,939)
Income from discontinued operations	—	7,345	—	—	7,345
Cumulative effect of a change in accounting principle (net of tax)	—	(21,648)	(5,244)	—	(26,892)

Net (loss) income	$(21,486)	$(9,775)	$(3,505)	$13,280	$(21,486)

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

17. Consolidating Guarantor and Nonguarantor Financial Information (continued)

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2003

	FastenTech, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities
Cash flows (used in) provided by operating activities from continuing operations	$(16,477)	$23,753	$2,689	$—	$9,965
Investing activities
Cash used for acquisitions, net of cash acquired	(9,695)	—	—	—	(9,695)
Additions to property, plant, and equipment	—	(1,881)	(619)	—	(2,500)

Net cash used in investing activities from continuing operations	(9,695)	(1,881)	(619)	—	(12,195)
Financing activities
Proceeds from long-term borrowings, net of issuance costs	175,090	—	—	—	175,090
Repayments of long-term borrowings	(172,669)	—	(3,366)	—	(176,035)
Intercompany loans and advances	25,455	(26,975)	1,520	—	—
Repurchase of redeemable preferred stock	(2,162)	—	—	—	(2,162)
Other, net	(228)	—	—	—	(228)

Net cash provided by (used in) financing activities from continuing operations	25,486	(26,975)	(1,846)	—	(3,335)
Effect of exchange rate fluctuations on cash	—	—	107	—	107
Cash provided by discontinued operations	—	5,660	—	—	5,660

Net (decrease) increase in cash and cash equivalents	(686)	557	331	—	202
Cash and cash equivalents at beginning of year	4,224	4,666	1,036	—	9,926

Cash and cash equivalents at end of year	$3,538	$5,223	$1,367	$—	$10,128

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

17. Consolidating Guarantor and Nonguarantor Financial Information (continued)

Consolidating Statement of Operations

Year Ended September 30, 2002

	FastenTech, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$115,977	$27,987	$(6,790)	$137,174
Cost of sales	—	77,844	20,850	(6,790)	91,904

Gross profit	—	38,133	7,137	—	45,270
Selling, general, and administrative expenses	4,795	15,099	6,203	—	26,097
Restructuring and nonrecurring charges	—	(452)	—	—	(452)

Operating income	(4,795)	23,486	934	—	19,625
Other income (expense):
Investment income	55	(3)	—	—	52
Unrealized gain on interest rate swaps	1,444	—	—	—	1,444
Interest expense	(18,051)	(878)	(337)	—	(19,266)
Other, net	8,304	(7,918)	(59)	767	1,094

	(8,248)	(8,799)	(396)	767	(16,676)

(Loss) income from continuing operations before income tax expense, minority interest, and equity in earnings of affiliates	(13,043)	14,687	538	767	2,949
Income tax (benefit) expense	(2,004)	4,034	461	—	2,491
Equity in earnings of affiliates	19,993	—	—	(19,993)	—
Minority interest in income of subsidiaries	(1,185)	—	—	—	(1,185)

Income (loss) from continuing operations	7,769	10,653	77	(19,226)	(727)
Income from discontinued operations	—	8,496	—	—	8,496

Net income (loss)	$7,769	$19,149	$77	$(19,226)	$7,769

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except per Share Information)

17. Consolidating Guarantor and Nonguarantor Financial Information (continued)

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2002

	FastenTech, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities
Cash flows (used in) provided by operating activities from continuing operations	$(15,998)	$27,817	$1,107	$—	$12,926
Investing activities
Cash used for acquisitions net of cash acquired	(6,216)	—	—	—	(6,216)
Additions to property, plant, and equipment	(10)	(1,517)	(964)	—	(2,491)

Net cash used in investing activities from continuing operations	(6,226)	(1,517)	(964)	—	(8,707)
Financing activities
Proceeds from long-term borrowings, net of issuance costs	28,392	—	170	—	28,562
Repayments of long-term borrowings	(46,506)	—	—	—	(46,506)
Intercompany loans and advances	39,190	(39,190)	—	—	—

Net cash provided by (used in) financing activities from continuing operations	21,076	(39,190)	170	—	(17,944)
Effect of exchange rate fluctuations on cash	—	—	22	—	22
Net cash provided by discontinued operations	—	15,684	—	—	15,684

Net (decrease) increase in cash and cash equivalents	(1,148)	2,794	335	—	1,981
Cash and cash equivalents at beginning of year	5,372	1,872	701	—	7,945

Cash and cash equivalents at end of year	$4,224	$4,666	$1,036	$—	$9,926

Report of Independent Registered Public Accounting Firm

Board of Directors

Rolls-Royce Corporation:

We have audited the accompanying statement of net assets of the Evansville Operations of Rolls-Royce Corporation (the Company) as of December 31, 2002, and the related statements of operations and comprehensive income, and cash flows to Rolls-Royce Corporation for each of the years in the two-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Evansville Operations of Rolls-Royce Corporation as of December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Indianapolis, Indiana

February 11, 2003

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Statement of Net Assets

December 31, 2002

(Dollars in thousands)

2002
Assets
Current assets:
Accounts receivable billed	$3,158
Inventories	6,525

Total current assets	9,683
Machinery and equipment, net	2,830
Other assets	48
Deferred tax assets	34

Total assets	12,595

Liabilities and Net Assets
Current liabilities:
Accounts payable	1,333
Accrued payroll and related liabilities	253
Accrued and other liabilities	243

Total current liabilities	1,829
Pension liabilities	320
Other postretirement liabilities	1,151
Other long-term liabilities	34

Total liabilities	3,334

Net assets	$9,261

See accompanying notes to financial statements.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Statements of Operations and Comprehensive Income

Years ended December 31, 2002 and 2001

(Dollars in thousands)

	2002	2001
Net revenue from sale of products	$37,535	$44,428
Net revenue from percentage completion contracts	—	5,927

Total revenue	37,535	50,355

Cost of product sales	27,255	29,925
Cost of percentage completion sales	—	4,397

Total cost of sales	27,255	34,322

Gross profit	10,280	16,033
Selling, general and administrative expense	1,267	1,323
Other expense, net	—	49

Operating income	9,013	14,661
Interest expense	156	357

Income before income taxes	8,857	14,304
Income taxes	3,430	5,566

Net income	5,427	8,738
Comprehensive income:
Minimum pension liability adjustment, net of taxes of $18 and 32, respectively	(48)	(30)

Total comprehensive income	$5,379	$8,708

See accompanying notes to financial statements.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Statements of Cash Flows to Rolls-Royce Corporation

Years ended December 31, 2002 and 2001

(Dollars in thousands)

	2002	2001
Cash flows from operating activities:
Net income	$5,427	$8,738
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	639	237
Deferred tax benefit	(12)	(56)
Loss on disposal of machinery and equipment	—	150
Pension and other post-retirement benefit expense	300	272
Changes in operating assets and liabilities:
Accounts receivable billed	1,821	2,392
Due from RRC	—	137
Inventories	(1,330)	(461)
Accounts payable	(1,171)	(289)
Accrued payroll and related liabilities	(170)	331
Accrued and other liabilities	(176)	85

Net cash provided by operations	5,328	11,536

Cash flows from investing activities—
Purchases of machinery and equipment	(821)	(527)

Net cash used in investing activities	(821)	(527)

Net cash flows to Rolls-Royce Corporation	$4,507	$11,009

Non-cash investing and financing activities:
Machinery financed through capital leases	$—	$266

See accompanying notes to financial statements.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

(1)	Basis of Presentation

The accompanying financial statements have been prepared for the purpose of presenting the net assets of the Evansville Operations (Evansville or Company) of Rolls-Royce Corporation (RRC) at December 31, 2002 and the results of its operations and its cash flows to RRC for each of the years in the two-year period ended December 31, 2002.

During the periods covered by the statements of operations and comprehensive income, Evansville’s business was conducted as an integral part of RRC’s overall operations. The financial statements include various allocated costs and expenses (see note 11) which are not necessarily indicative of the costs and expenses which would have resulted had Evansville been operated as a separate company. All of the allocations and estimates reflected in the financial statements are based on assumptions that management believes are reasonable.

(2)	Organization and Business

Evansville is an operating unit of RRC. RRC is a wholly owned subsidiary of Rolls-Royce North America (USA) Holdings Co. (RRNA). RRC’s ultimate parent is Rolls-Royce plc (Rolls-Royce), a company organized under the laws of England and Wales.

The primary process undertaken by Evansville is the diffusion bonding of exotic alloy sheet metal using proprietary, patented Rolls-Royce technology. This process is used to develop and manufacture components for industrial land-based gas turbine and aerospace businesses. Evansville’s principal customers serve the commercial power generation equipment and the aviation markets. All customers are located in the United States of America.

(3)	Summary of Significant Accounting Policies

(a)	Revenue Recognition

Production revenues are recognized when product is shipped to the customer. Cost of sales is recognized based upon actual unit cost. Revenues attributable to fixed-price development contracts and cost-reimbursable contracts are accounted for under the percentage-of-completion (cost-to-cost) method of accounting, and include costs incurred plus a pro rata portion of estimated profits expected to be realized on the contracts.

(b)	Net Assets

Evansville participates in the RRC cash management system and, accordingly, does not maintain separate cash balances or accounts. RRC’s net investment in Evansville, including cash flows to/from Evansville, is reported as net assets.

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance, if any, based on customer credit-worthiness, historical write-off experience and general economic trends. The Company does not have any off-balance-sheet credit exposure related to its customers.

Substantially all of the Company’s net revenue was from one customer during 2002 and 2001. This customer also accounted for substantially all of the outstanding accounts receivable at December 31, 2002.

(d)	Inventories

Inventories consist of raw materials and work in process and are stated at the lower of average cost or market. Inventoried costs include direct manufacturing and related overhead costs, but exclude general and administrative costs.

(e)	Machinery and Equipment

Machinery and equipment are stated at cost less accumulated depreciation. The cost of machinery and equipment acquired under capital leases is based on lease payments less imputed interest. Maintenance costs and repairs that do not

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

significantly improve or extend the life of the respective assets are charged to expense as incurred. Depreciation is generally provided using straight-line methods based on useful lives of 5 to 20 years.

The carrying value of machinery and equipment is assessed when factors indicating an impairment are present. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. If an impairment is present, an impairment loss is recognized and the assets are reported at recoverable fair value. No impairment loss was recognized in 2002 or 2001.

(f)	Financial Instruments

Financial instruments that potentially subject Evansville to a credit risk consist primarily of trade accounts receivable. Evansville’s sales are to domestic commercial customers in the power generation and aviation industries. Evansville extends credit to these customers; therefore, the overall well being of these industries may affect collection of receivables.

(g)	Income Taxes

Evansville’s income is included in the consolidated income tax returns of RRNA. Evansville provides for income taxes as if it were a stand-alone entity using the asset and liability method, whereby deferred tax assets and liabilities are recorded to recognize the future tax consequences of temporary differences between the tax bases of assets and liabilities and financial reporting amounts. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

(h)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about anticipated contract costs, retirement benefits, excess inventories and bad debts, which affects the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could significantly differ from those estimates.

(i)	Impact of Recently Issued Accounting Standards

In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe the adoption of this statement will have a material impact on its financial statements.

On December 31, 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not believe the adoption of this statement will have a material impact on its financial statements.

In November 2002, FASB issued Financial Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“Interpretation 45”), which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. Interpretation 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees.

Interpretation 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The Company does not anticipate that the adoption of Interpretation 45 will have a material impact on its financial statements.

In January 2003, FASB issued Financial Interpretation 46, Consolidation of Variable Interest Entities (“Interpretation 46”), which addresses consolidation of certain variable interest entities and is effective January 31, 2003. The Company does not anticipate that the adoption of Interpretation 46 will have a material impact on its financial statements.

(4)	Inventories

Inventories consist of the following as of December 31, 2002:

Raw materials	$2,996
Work-in-process	3,529

$6,525

(5)	Machinery and Equipment

Machinery and equipment consists of the following as of December 31, 2002:

Machinery and equipment	$4,600
Accumulated depreciation	(1,770)

Machinery and equipment, net	$2,830

(6)	Pension and Other Postretirement Benefits

Evansville employees participate in the pension and postretirement plans of RRC. Information about the costs, assets and liabilities of the plans allocated to Evansville follow:

(a)	Pension Plan

RRC has a defined benefit pension plan covering substantially all employees represented by the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (UAW) including certain Evansville employees. Benefits are based on years of service as of retirement. RRC makes annual contributions of at least the minimum amount required by Federal regulation, but no more than the amount that can be deducted for Federal income tax purposes.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

Information regarding Evansville’s benefit obligation under the plan is as follows as of and for the years ended December 31:

	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$433	$311
Service cost	73	73
Interest cost	34	29
Actuarial loss	31	20

Benefit obligation at end of year	571	433

Change in plan assets:
Fair value of plan assets at beginning of year	222	195
Actual loss on plan assets	(24)	(8)
Employer contribution	75	35
Benefits paid	—	—

Fair value of plan assets at end of year	273	222

Funded status as of December 31	(298)	(211)
Unrecognized prior service cost	48	52
Unrecognized net actuarial loss	128	49

Net amount recognized	$(122)	$(110)

Amounts recognized in the statement of net assets consist of:
Intangible asset	$48	$52
Accrued benefit liability	(299)	(211)
Net assets	129	49

Net amount recognized	$(122)	$(110)

Weighted average assumptions:
Discount rate	6.75%	7.25%
Expected return on plan assets	9.50%	9.50%
Components of net periodic benefit cost:
Service cost	$73	$73
Interest cost	34	28
Expected return on plan assets	(24)	(20)
Amortization of prior service cost	5	5

Net periodic benefit cost	$88	$86

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

(b)	Multiple-Employer Retirement Plan

Beginning in 2000, RRC contributes to a multiple-employer retirement plan for eligible salaried employees. Information regarding Evansville’s benefit obligation under this salaried plan is as follows as of and for the years ended December 31:

	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$93	$43
Service cost	37	44
Interest cost	9	7
Actuarial gain	(12)	(1)

Benefit obligation at end of year	127	93

Change in plan assets:
Fair value of plan assets at beginning of year	72	—
Actual loss on plan assets	(9)	(3)
Employer contribution	27	75
Benefits paid	—	—

Fair value of plan assets at end of year	90	72

Funded status as of December 31	(37)	(21)
Unrecognized net actuarial loss	16	10

Net amount recognized	$(21)	$(11)

Amounts recognized in the statement of net assets consist of—accrued benefit liability	$(21)	$(11)

Weighted average assumptions:
Discount rate	6.75%	7.25%
Expected return on plan assets	9.50%	10.00%
Components of net periodic benefit cost:
Service cost	$37	$44
Interest cost	8	7
Expected return on plan assets	(8)	(4)

Net periodic benefit cost	$37	$47

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

(c)	Defined Contribution Retirement Plans

RRC maintains a money purchase pension plan for eligible employees not covered by the pension plan for UAW employees. The Company contributes annually between 0.81% and 7.56% of the participant’s salary based on the participant’s age. Evansville’s expense associated with this plan was $9 and $5 in 2002 and 2001, respectively.

Eligible hourly and salaried employees participate in separate defined contribution Internal Revenue Code Section 401(k) plans. The hourly plan is sponsored by RRC and the salaried plan is sponsored by RRNA. RRC does not match the hourly employees’ contributions. RRC matches 100% of the salaried employees’ contributions, up to 5% of compensation. Plan expense for these Evansville employees was $51 and $54 in 2002 and 2001, respectively.

(d)	Other Postretirement Obligations

Substantially all employees meeting certain age and service requirements will also receive certain RRC-funded health and life insurance benefits subsequent to retirement. The projected future cost of providing postretirement benefits is recognized as expense when employees render service. Generally, the postretirement medical plan will pay a stated percentage of eligible health care costs, reduced by deductibles and other coverages. The health plan is unfunded and life insurance benefits are provided through insurance contracts. RRC retains the right, subject to existing agreements, to change or eliminate these benefits.

Information regarding the accumulated postretirement health and life insurance benefit obligation for Evansville is as follows as of and for the years ended December 31:

	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$919	$681
Service cost	177	146
Interest cost	85	62
Actuarial loss	330	30

Benefit obligation at end of year	1,511	919
Unrecognized prior service cost	5	5
Unrecognized net loss	(423)	(94)

Accrued benefit cost	$1,093	$830

Components of net periodic benefit cost:
Service cost	$178	$146
Interest cost	86	62
Amortization of unrecognized net loss	(1)	(1)

Net periodic benefit cost	$263	$207

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.75% and 7.25% at December 31, 2002 and 2001, respectively.

The benefit obligation and benefit cost assume a 10% annual rate of increase in the per capita cost of health care benefits, declining gradually to 5% by the year 2010 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2002 by $257 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost would increase for the year ended December 31, 2002 by $52. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2002 by $205 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost would decrease for the year ended December 31, 2002 by $41.

Substantially all employees meeting certain service requirements will also receive RRC-funded long-term and short-term disability benefits. The projected future cost of providing disability benefits is recognized as expense when employees render service. Generally, the short-term disability benefits provide for 13 weeks at 100% of pay for all employees and the long-term disability benefits provide a monthly benefit of up to 60% of pay until age 65 for all employees with a least one year of service (reduced by Social Security disability payments and Workers’ Compensation payments).

Information regarding the accumulated disability benefit obligation is as follows as of and for the years ended December 31:

	2002	2001
Benefit obligation	$58	$43
Fair value of plan assets	—	—
Funded status	$58	$43

Accrued benefit cost	$58	$43

Assumed discount rate	6.75%	7.25%
Benefit cost	$15	$11
Benefits paid	—	—

(7)	Incentive Compensation Plans

All salaried employees participate in an incentive compensation plan under which they earn additional compensation upon achievement by RRC and/or Rolls-Royce of certain levels of operating profit, average daily cash flow, and defined nonfinancial

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

RRC objectives. In 2002 and 2001, $117 and $116, respectively, of incentive compensation was earned by Evansville employees under the plan.

(8)	Profit Sharing Plan

In accordance with the agreements among RRC, General Motors, and the UAW, RRC has adopted a profit sharing plan covering UAW hourly employees. The amount to be distributed to eligible participants is based on a formula allocation of Total Profit Share, as defined. Total Profit Share ranges from 6% to 17% of RRC profits based on varying levels of sales and profit. Profit, as defined under the plan, excludes the effects of extraordinary items, income taxes, profit sharing expense, and incentive compensation expense.

Evansville’s allocated share of the related expense was $119 and $128 in 2002 and 2001, respectively.

(9)	Income Taxes

Total income taxes were allocated as follows for the years ended December 31:

	2002	2001
Statement of operations	$3,430	$5,566
Comprehensive loss—minimum pension liability adjustment	(32)	(18)

	$3,398	$5,548

The components of income taxes from operations are as follows for the years ended December 31:

	2002	2001
Current:
Federal	$2,911	$5,058
State	531	564

	3,442	5,622

Deferred:
Federal	(10)	(50)
State	(2)	(6)

	(12)	(56)

Total income tax expense	$3,430	$5,566

Actual income taxes differ from the amount of income taxes determined by applying the U.S. statutory Federal income tax rate to income before income taxes as a result of the following differences for the years ended December 31:

	2002	2001
Expected Federal tax expense at the statutory rate of 35%	$3,100	$5,006
State income tax, net of Federal tax effect	344	368
Other, net	(14)	192

Income tax expense	$3,430	$5,566

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

Deferred tax assets and liabilities reflect the tax impact of temporary differences at combined Federal and state statutory rates. The components of deferred income taxes at December 31, 2002 are as follows:

2002
Deferred tax assets:
Pension and postretirement liabilities	$553
Other liabilities	19

Deferred tax assets	572

Deferred tax liabilities:
Machinery and equipment, principally due to differences in depreciation	538

Deferred tax liabilities	538

Net deferred tax assets non current	34

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which temporary differences are expected to reverse, management believes it is more likely than not Evansville will realize the benefits of these deductible expenses.

(10)	Commitments and Contingencies

(a)	Leases

Evansville has various noncancelable operating leases primarily associated with its production facility and equipment. Rent expense for all noncancelable operating leases was $504 and $868 for the years ended December 31, 2002 and 2001, respectively. Future minimum lease payments for such leases are as follows:

Operating leases
2003	$505
2004	257

$762

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2002

(Dollars in thousands)

(b)	Litigation

There are various investigations and claims pending against Evansville arising in the normal course of business including claims of discrimination brought by two employees. The total liability for these matters at December 31, 2002, if any, cannot be determined. RRC believes it has meritorious defenses with respect to all claims, and intends to defend its actions aggressively. Based on information currently available, RRC believes the ultimate disposition of these matters will not materially affect the financial position or results of operations of Evansville.

(11)	Affiliate Transactions

(a)	General, administrative, and other costs are allocated to Evansville based on the nature of the services being provided. RRC allocates costs using various bases such as relative investment, number of employees and related payroll costs, and direct effort expended. Management of RRC believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred had Evansville been operated as a stand-alone company. Such amounts and classifications in the statements of operations for the years ended December 31 were:

	2002	2001
Cost of goods sold:
Allocated bonus expense	$263	$245
Employee defined benefit plans expense	403	327
Interest expense	156	357
Selling, general and administrative expense	1,267	1,323

(b)	Sales to RRC were $5 in 2001. No amounts were due from RRC related to such sales at December 31, 2002 or 2001.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders

BHNP Acquisition Company

Minneapolis, Minnesota

We have audited the accompanying balance sheets of BHNP Acquisition Company (a Company doing business as Gear & Broach, Inc.) as of February 29, 2004 and May 31, 2003, and the related statements of operations, stockholders’ equity and cash flows for the nine month period ended February 29, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BHNP Acquisition Company as of February 29, 2004 and May 31, 2003 and the results of its operations and its cash flows for the nine month period ended February 29, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

November 23, 2004

BHNP ACQUISITION COMPANY

d/b/a Gear & Broach, Inc.

BALANCE SHEETS

February 29, 2004 and May 31, 2003

	February 29, 2004	May 31, 2003
ASSETS
CURRENT ASSETS
Cash	$361,982	$78,310
Accounts receivable, net	2,114,771	2,682,639
Inventories	1,809,729	2,272,455
Deferred income taxes	39,739	46,589
Other current assets	—	152,434

Total Current Assets	4,326,221	5,232,427
PROPERTY AND EQUIPMENT, NET	2,163,068	2,144,171

TOTAL ASSETS	$6,489,289	$7,376,598

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$—	$372,305
Line of credit, bank	31,082	570,000
Current portion of long-term debt	1,398,136	1,535,743
Current portion of capital lease obligations	49,591	150,505
Current portion of due to former stockholder	230,284	220,176
Accounts payable	1,672,091	1,310,454
Accrued income taxes	466,449	634,142
Accrued expenses and other current liabilities	124,026	175,678
Due to stockholders	—	213,300

Total Current Liabilities	3,971,659	5,182,303
LONG-TERM LIABILITIES
Long-term debt, net of current portion	642,083	790,172
Capital lease obligations, net of current portion	86,810	297,303
Due to former stockholder, net of current portion	202,716	376,715
Deferred income taxes	201,664	177,205

Total Liabilities	5,104,932	6,823,698

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 25,000 shares authorized, 15,000 issued and outstanding	15,000	15,000
Additional paid-in capital	60,000	60,000
Retained earnings	1,309,357	477,900

Total Stockholders’ Equity	1,384,357	552,900

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,489,289	$7,376,598

See accompanying notes to financial statements.

BHNP ACQUISITION COMPANY

d/b/a Gear & Broach, Inc.

STATEMENT OF OPERATIONS

Nine Month Period Ended February 29, 2004

NET SALES	$15,185,653
COST OF GOODS SOLD	11,674,750

Gross Profit	3,510,903
OPERATING EXPENSES	1,938,689

Income from Operations	1,572,214

OTHER INCOME (EXPENSE)
Interest expense	(165,007)
Other income	8,956

Net Other Income (Expense)	(156,051)

Income Before Provision for Income Taxes	1,416,163
PROVISION FOR INCOME TAXES	584,706

NET INCOME	$831,457

See accompanying notes to financial statements.

BHNP ACQUISITION COMPANY

d/b/a Gear & Broach, Inc.

STATEMENT OF STOCKHOLDERS’ EQUITY

Nine Month Period Ended February 29, 2004

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
BALANCES, MAY 31, 2003	$15,000	$60,000	$477,900	$552,900
Net income	—	—	831,457	831,457

BALANCES, FEBRUARY 29, 2004	$15,000	$60,000	$1,309,357	$1,384,357

See accompanying notes to financial statements.

BHNP ACQUISITION COMPANY

d/b/a Gear & Broach, Inc.

STATEMENT OF CASH FLOWS

Nine Month Period Ended February 29, 2004

2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$831,457
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	314,896
Deferred income taxes	31,309
Changes in operating assets and liabilities:
Accounts receivable, net	567,868
Inventories	462,726
Other current assets	152,434
Accounts payable	361,637
Accrued income taxes	(167,693)
Other current liabilities	(51,652)

Net Cash Flows from Operating Activities	2,502,982

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(333,793)

Net Cash Flows from Investing Activities	(333,793)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in checks issued in excess of bank balance	(372,305)
Net repayments on line of credit, bank	(538,918)
Payments on due to former stockholder	(163,891)
Payments on due to stockholders	(213,300)
Payments on long-term debt	(285,696)
Payments on capital lease obligations	(311,407)

Net Cash Flows from Financing Activities	(1,885,517)

Net Change in Cash	283,672
CASH - Beginning of Period	78,310

CASH - END OF PERIOD	$361,982

Supplemental cash flow disclosures:
Cash paid for interest	$172,849
Cash paid for income taxes	$752,399

See accompanying notes to financial statements.

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 1 - Summary of Significant Accounting Policies

Nature of Operations

BHNP Acquisition Company (a corporation doing business as Gear & Broach, Inc. or the Company) provides machining of various manufactured parts for regional and national customers. The Company manufactures gear components and systems designed to endure extreme temperatures, high cyclical loads and vibrations stresses that are sold primarily to the commercial vehicle market. The Company has manufacturing facilities in Brooklyn Park and Waterville, Minnesota.

Cash

Cash on deposit in excess of FDIC and other similar insurance coverage is subject to the usual banking risks of funds in excess of those limits. Management believes the Company is not exposed to any significant credit risk related to cash.

Accounts Receivable

The Company reviews historical information and the credit risk of customers to establish an allowance for doubtful accounts. The Company extends unsecured credit to customers in the normal course of business. Invoices are generally due within 30 days of receipt. Accounts over 30 days are considered past due. The Company does not accrue interest on past due accounts. Accounts receivable have been adjusted for all known uncollectible accounts. Accounts receivable are shown net of an allowance for doubtful accounts of $10,805 and $27,915 at February 29, 2004 and May 31, 2003, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. To date, there have been no such losses.

Shipping and Handling Costs

The Company records amounts being charged to customers for shipping and handling as sales in accordance with Emerging Issues Task Force (EITF) Issue 00-10, “Accounting for Shipping and Handling Fees and Costs.” Shipping and handling costs incurred by the Company are included in cost of goods sold.

Inventories

Inventories consist primarily of raw materials, work in process and finished goods and are valued at lower of cost using the first-in, first-out (FIFO) method or market.

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 1 - Summary of Significant Accounting Policies(cont.)

Property and Equipment

Property and equipment are stated at cost. Major expenditures for property and equipment are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income.

Property and equipment are being depreciated using the straight line method over the following estimated useful lives:

Years
Building and improvements	39
Machinery and equipment	3-7
Office furnishings	5-7
Vehicles	5

Assets under capital leases are capitalized using interest rates appropriate at the inception of each lease and are amortized over the shorter of either the useful life of the asset in accordance with the above policy for property and equipment or the lease term.

Revenue Recognition

The SEC issued Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition.” SAB No. 101, as amended, sets forth the SEC staff’s position regarding the point at which it is appropriate for a registrant to recognize revenue. The SEC staff believes that revenue is realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured. The Company generally recognizes revenue upon shipment of goods and therefore complies with the above criteria.

Impact of Recent Accounting Pronouncements

In May 2003 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. The standard requires equity of companies that will be required to be redeemed by the company at a specific time in the future, or upon the occurrence of an event certain to occur (i.e. death or cessation of employment of an equity interest owner) to be classified as a liability rather than as equity of the company. Payments related to these liabilities will be reflected as expense, rather than as dividends or other distributions of equity. In addition, changes in the valuation of redemption obligations will also be charged to current earnings. The standard is effective for financial instruments entered into or modified after May 31, 2003. For existing mandatorily redeemable financial instruments of non-public companies the standard has been postponed indefinitely.

In June 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value. The requirements of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not affect the Company’s financial statements.

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 1 - Summary of Significant Policies(cont.)

In January 2003 the FASB issued FIN No. 46 - Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. The interpretation provides financial reporting guidance to companies involved with variable interest entities (VIEs). It requires variable interest entities to be consolidated by their primary beneficiary when certain circumstances exist. The primary beneficiary is the entity that holds the majority of the beneficial interests in the variable interest entity. The primary beneficiary of the VIE is the entity that is subject to a majority of the risk of loss from the VIE’s activity or is entitled to receive a majority of its residual returns or both. A VIE is a legal entity used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. In addition, this interpretation expands the disclosure requirements for both VIEs that are consolidated as well as those from which the entity is the holder of a significant amount of beneficial interests, but not the majority. The requirements of FIN No. 46 apply immediately to VIEs created after January 31, 2003. Existing VIEs must be consolidated at various dates in 2004 and 2005. The Company does not expect the adoption of FIN No. 46 to have a material effect on its financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not affect the Company’s financial statements.

Income Taxes

The Company uses the liability method of calculating deferred taxes in accordance with the Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes”.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes.

Temporary differences arise principally from the use of the allowance method of bad debt recognition for financial reporting purposes and the direct write-off method for income tax purposes; differences in depreciation methods used for book and tax purposes; capitalization of certain handling, storage, and administrative expenses for income tax purposes only; and the timing of expensing accrued vacation for financial reporting purposes versus income tax tax purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 1 - Summary of Significant Policies(cont.)

Financial Instruments

The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value because of the short maturity of these instruments. The fair value of line of credit, capital lease obligations and long-term debt approximates the carrying amounts based upon the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - Inventories

Inventories consisted of the following:

	February 29, 2004	May 31, 2003
Raw Materials	$1,343,657	$1,593,574
Work in Process	466,072	678,881

Total Inventories	$1,809,729	$2,272,455

NOTE 3 - Property and Equipment

The major categories of property and equipment are summarized as follows:

	February 29, 2004	May 31, 2003
Land	$75,000	$75,000
Building and improvements	616,797	604,900
Machinery and equipment	3,452,234	3,491,838
Office equipment and furnishings	141,565	130,221
Vehicles	201,449	186,173

Total Property and Equipment	4,487,045	4,488,132

Less: Accumulated depreciation and amortization	(2,323,977)	(2,343,961)

Property and Equipment, Net	$2,163,068	$2,144,171

Depreciation expense on property and equipment was $314,896 for the nine month period ended February 29, 2004.

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 4 - Line of Credit, Bank

The Company had a revolving line of credit with a local bank from May 31, 2003 until expiration on June 3, 2004. Maximum borrowings available under the line of credit were $750,000, with outstanding borrowings being subject to an interest rate of 1% over the prime rate as established by the Wall Street Journal (prime was 4% at February 29, 2004 and 4.25% at May 31, 2003). The line of credit is secured by receivables, inventories, equipment, fixtures, contract rights, and general intangibles and a guarantee by the Company’s stockholders. The balances owed on the line of credit was $31,082 at February 29, 2004 and was paid off in conjunction with sale of Company explained in Note 12.

NOTE 5 - Long-Term Debt

Long-term debt consisted of the following:

	February 29, 2004	May 31, 2003
Note payable St. Anthony Park State Bank, payable in monthly installments of $15,812 through December 2007 including interest at 1.75% over prime, which is adjusted quarterly (prime was 4% and 4.25% at February 29, 2004 and May 31, 2003, respectively), secured by substantially all assets of the Company, a second mortgage on land and building and personal guarantees of all stockholders of the Company.	$608,849	$709,803

Note Payable Int’l Finance Group, payable in monthly installments $471 including interest at 10.4%, secured by vehicle, paid in full during the nine month period ended February 29, 2004.	—	6,591

Note payable St. Anthony Park State Bank, payable in monthly installments of $4,193 through May 2006 including interest at 1.75% over prime (prime was 4% and 4.25% at February 29, 2004 and May 31, 2003, respectively), due on demand, secured by substantially all assets of the Company, personal guarantees of all stockholders of the Company, a second mortgage on a building owned by the stockholders, and the assignment of a life insurance policy on a stockholder.	90,271	122,825

Note payable City of Waterville, payable in monthly installments of $1,931 through September 2011 including interest at 3%, secured by equipment purchased.	157,009	172,186

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 5 - Long-Term Debt(cont.)

Note payable St. Anthony Park State Bank, payable in monthly installments of $14,557 through March 2008, including interest at 1% over prime with a 6% floor (prime was 4% and 4.25% at February 29, 2004 and May 31, 2003, respectively), due on demand, secured by substantially all assets of the Company, receivables, personal guarantees of all stockholders of the Company, and the assignment of a life insurance policy on a stockholder.	633,223	729,960

Note payable St. Anthony Park State Bank, payable in monthly installments of $4,540 through May 2018 including interest at 4.25% over the three year advance rate offered by the Federal Home Loan Bank of des Moines (the three year advance rate was 2.75% on April 14, 2003, the date of issuance), due on demand, secured by first mortgage on land and building, assignment of all leases, personal guarantees of all stockholders of the Company, and the assignment of a life insurance policy on a stockholder.	480,496	490,863

Note payable Chase Manhattan, payable in monthly installments of $337 through September 2007 including interest at 6.89%, secured by vehicle.	11,881	15,132

Note payable Chase Manhattan, payable in monthly installments of $895 through March 2006 including interest at 4.9%, secured by vehicle.	22,438	28,671

Note payable Chase Manhattan, payable in monthly installments of $764 through April 2006 including interest at 5.25%, secured by vehicle.	17,960	24,748

Note payable Chase Manhattan, payable in monthly installments of $794 through March 2006 including interest at 4.99%, secured by vehicle.	18,092	25,136

Totals	2,040,219	2,325,915
Less: Current portion	(1,398,136)	(1,535,743)

Long-term portion	$642,083	$790,172

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 5 - Long-Term Debt(cont.)

Future maturities on long-term debt for the years ending February are as follows:

2005	$1,398,136
2006	205,293
2007	190,088
2008	168,061
2009	21,104
Thereafter	57,537

Total	$2,040,219

NOTE 6 - Capital Lease Obligations

The Company leases equipment under capital leases that expire at various dates through June 2007. The following is a schedule of future minimum lease payments under capital lease together with the present value of the net minimum lease payments at February 29, 2004:

Future minimum lease payments due for the years ending February:
2005	$51,912
2006	38,841
2007	36,227
2008	12,076

Total Future Minimum Lease Payments	139,056
Less: Amount representing interest	(2,655)

Present Value of Future Minimum Lease Payments	136,401
Less: Current portion	(49,591)

Capital Lease Obligation, Net of Current Portion	$86,810

Equipment recorded under capital leases at February 29, 2004 and May 31, 2003, is reflected in the accompanying balance sheets as follows:

	February 29, 2004	May 31, 2003
Machinery and equipment	$635,699	$635,699
Less: accumulated amortization	(235,220)	(127,195)

	$400,479	$508,504

NOTE 7 - Due to Stockholders

At May 31, 2003, the Company owed its three stockholders $71,100 each for a total of $213,300. These amounts owed were repaid during the nine month period ended February 29, 2004. The amounts owed were unsecured and did not bear interest.

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 8 - Income Taxes

The provision for income taxes consisted of the following for the nine month period ended February 29, 2004:

Current:
Federal	$415,182
State	138,215
Deferred	31,309

$584,706

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement and income tax reporting bases of assets and liabilities. These temporary differences include Section 263(a) for inventories, allowance for doubtful accounts, accrued vacation, and depreciation.

The deferred tax assets and liabilities included in the financial statements include the following at February 29, 2004:

	February 29, 2004	May 31, 2003
Current deferred tax asset	$39,739	$46,589
Non-current deferred tax liability	(201,664)	(177,205)

	$(161,925)	$(130,616)

Reconciliation between the statutory rate and the effective tax rate for the nine month period ended February 29, 2004 is as follows:

2004
Federal statutory tax rate	34.0%
State taxes, net of federal benefit	6.7
Other	0.5

Effective tax rate	41.2%

NOTE 9 - Related Party

The Company leases manufacturing space from PNHB, LLC, a related party due to common ownership, on a month to month basis. Lease payments were $11,520 per month for the nine month period ended February 29, 2004. The Company also pays a proportionate share of real estate and insurance. The total lease payments to PNHB, LLC for the nine month period ended February 29, 2004, excluding real estate and insurance, was $102,269.

BHNP ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

February 29, 2004 and May 31, 2003

NOTE 10 - Concentration

The Company had sales to one customer in Minnesota representing 91% of total sales for the nine month period ended February 29, 2004. Accounts receivable from this customer accounted for approximately 88% and 84% of total accounts receivable at February 29, 2004 and May 31, 2003, respectively.

NOTE 11 - Due to Former Stockholder

In January 2003, the Company entered into a stock redemption agreement with John Hayes (Seller), a former stockholder. The Company paid $630,000 in cash at closing to Seller, in exchange for 5,000 shares of common stock, which constituted 25% of the issued and outstanding shares of the stock of the Company.

In addition, the Company entered into a debt arrangement with Seller. The arrangement calls for $750,000 to be paid in monthly installments of $20,833 starting March 2003 and continuing until February 2006. This payment includes imputed interest at an incremental borrowing rate of 6%. At February 29, 2004 and May 31, 2003, the Company owed Seller $433,000 and $596,891, respectively. Future maturities on due to former stockholder for the years ending February are as follows:

2005	$230,284
2006	202,716

Total	$433,000

NOTE 12 - Subsequent Event

In March 2004, the Company sold substantially all of the assets and certain liabilities to an international manufacturer and supplier of engineered components and specialty industrial fasteners and fastener installation equipment for approximately $13.1 million. The Company used the proceeds from the sale to pay off all remaining debt. The Company was then dissolved.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Bylaws provide for indemnification of the Company’s officers and directors to the fullest extent permitted under Delaware law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The directors and officers of the Company are insured against certain liabilities under the registrant’s directors’ and officers’ liability insurance.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

The following exhibits are filed herewith unless otherwise indicated:

3.1	Amended and Restated Certificate of Incorporation, as amended, of FastenTech, Inc.*

3.2	Bylaws of FastenTech, Inc.*

3.3	Certificate of Incorporation of Integrated Energy Technologies, Inc.*

3.4	Bylaws of Integrated Energy Technologies, Inc.*

3.5	Restated Articles of Incorporation of FastenTech Michigan Holdings, Inc.*

3.6	Amended and Restated Bylaws of FastenTech Michigan Holdings, Inc.*

3.7	Amended and Restated Certificate of Incorporation of Nelson Stud Welding, Inc.*

3.8	Bylaws of Nelson Stud Welding, Inc.*

3.9	Certificate of Incorporation of Nelson Stud Welding International, Inc.*

3.10	Bylaws of Nelson Stud Welding International, Inc.*

3.11	Restated Certificate of Incorporation of FastenTech Delaware Holdings, Inc.*

3.12	By-laws of FastenTech Delaware Holdings Inc.*

3.13	Certificate of Incorporation of Progressive Stamping Co. (DE), Inc.*

3.14	Bylaws of Progressive Stamping Co. (DE), Inc.*

3.15	Amended and Restated Articles of Incorporation of Specialty Bar Products Company.*

3.16	Bylaws of Specialty Bar Products Company.*

3.17	Certificate of Amended and Restated Articles of Incorporation of the Ferry Cap & Set Screw Company.*

3.18	Code of Regulations of the Ferry Cap & Set Screw Company.*

3.19	Certificate of Incorporation of MECO, Inc.*

3.20	Bylaws of MECO, Inc.*

3.21	Certificate of Incorporation of Gear and Broach, Inc.*

3.22	Bylaws of Gear and Broach, Inc.*

3.23	Certificate of Incorporation of Spiegelberg Manufacturing, Inc.*

3.24	Bylaws of Spiegelberg Manufacturing, Inc.*

3.25	Certificate of Incorporation of Spun Metals, Inc.*

3.26	Bylaws of Spun Metals, Inc.*

3.27	Certificate of Incorporation of GCE Industries, Inc.*

3.28	Bylaws of GCE Industries, Inc.*

4.1	Indenture dated as of May 1, 2003 governing 11 1/2% Senior Subordinated Notes Due 2011 among the Company, certain of the Company’s subsidiaries signatories thereto and BNY Midwest Trust Company as trustee.*

4.2	Form of 11 1/2% Senior Subordinated Notes Due 2011.*

4.3	Registration Rights Agreement, dated May 1, 2003, by and among the Company, the Guarantors Named Therein, J.P. Morgan Securities Inc., Lehman Brothers, Inc., and NatCity Investments, Inc.*

5.1	Opinion of Dechert LLP.*

5.2	Opinion of Bowen, Radabaugh, Milton &Brown, P.C.*

5.3	Opinion of Dinsmore & Shohl LLP.*

10.1	Securities Purchase And Holders Agreement (the “Securities Purchase and Holders Agreement”), dated March 17, 2000, by and among FastenTech, Inc. (f/k/a Fabristeel Holdings, Inc.) (the “Company”), Citicorp Venture Capital, Ltd., the individuals and trusts listed as “Continuing Investors” on Schedule I thereto, the individuals listed as “Management Investors” on Schedule II thereto and certain other Management Investors who are offered the opportunity to join in the Securities Purchase and Holders Agreement by the Company and who execute a joinder to the Securities Purchase and Holders Agreement substantially in the form of Exhibit A-1 thereto and the individuals and trusts listed as “Other Investors” on Schedule III thereto.*

10.2	Registration Rights Agreement for Common Stock (the “2000 Registration Rights Agreement”) dated as of March 17, 2000, by and among FastenTech, Inc. (f/k/a Fabristeel Holdings, Inc.), Citicorp Venture Capital, Ltd., the individuals listed as “Continuing Investors” on Schedule A thereto, the individuals listed as “Management Investors” on Schedule A thereto and the individuals who join in the Securities Purchase and Holders Agreement (attached hereto as Exhibit 10.1) and the 2000 Registration Rights Agreement as Management Investors and the individuals and other entities listed as “Other Investors” on Schedule A thereto.*

10.3	Fastentech, Inc. 2001 Stock Incentive Plan.*

10.4	Employment Agreement between FabriSteel Holdings Inc. and Ronald B. Kalich dated as of October 1, 2000.*

10.5	Amended and Restated Credit Agreement dated as of May 1, 2003 and amended and restated June 30, 2004 among Fastentech, Inc., the Lenders and LC Issuing Banks party thereto, JPMorgan Chase Bank, as Administrative Agent, Key Bank N.A. and National City Bank, as Syndication Agents, FB Commercial Finance, Inc., as Documentation Agent, and J.P. Morgan Securities Inc. and National City Bank, as Joint Lead Arrangers and Bookrunners.*

10.6	Asset Purchase Agreement, dated as of February 2, 2003, between Rolls-Royce Corporation and FastenTech, Inc.*

10.7	Advisory Agreement, dated May 1, 2003, by and among FastenTech, Inc, and the subsidiaries of FastenTech, Inc., and Citicorp Venture Capital Ltd.*

10.8	Fastentech, Inc. 2004 Stock Incentive Plan*

10.9	Asset Purchase Agreement, dated as of September 10, 2004, among Whitesell International Corporation, FabriSteel Products Incorporated and Profile Steel and Wire, Inc.*

12.1	Computation of Ratio of Earnings to Fixed Charges.*

21.1	Subsidiaries of FastenTech, Inc.*

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Dechert LLP (included in Exhibit 5.1)*

23.4	Consent of Bowen, Radabaugh, Milton & Brown, P.C. (included in Exhibit 5.2).*

23.5	Consent of Dinsmore & Shohl LLP (included in Exhibit 5.3).*

23.6	Consent of Virchow Krause & Company, LLP

24.1	Powers of Attorney*

25.1	Statement of Eligibility and Qualification of BNY Midwest Trust Company on Form T-1.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Letter to Holders of 11 1/2% Senior Subordinated Notes Due 2011 Concerning Offer For All Outstanding 11 1/2% Senior Subordinated Notes Due 2011 in Exchange for 11 1/2% Senior Subordinated Notes Due 2011 of Fastentech, Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.*

99.4	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees Concerning Offer For All Outstanding 11 1/2% Senior Subordinated Notes Due 2011 in Exchange for 11 1/2% Senior Subordinated Notes Due 2011 of FastenTech, Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.*

99.5	Letter to Clients Concerning Offer For All Outstanding 11 1/2% Senior Subordinated Notes Due 2011 in Exchange for 11 1/2% Senior Subordinated Notes Due 2011 of FastenTech, Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.*

99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*	Previously filed

(b)	Financial Statement Schedules:

FastenTech, Inc.

Schedule II: Valuation and Qualifying Accounts

(In Thousands)

	For the Year Ended September 30, 2004	For the Year Ended September 30, 2003
Allowance for Doubtful Accounts
Balance, at beginning of year	$1,098	$1,021
Additions charged to income	(126)	419
Write-offs, net of recoveries	(233)	(342)

Balance, at end of period	$739	$1,098

Inventory Obsolescence Reserve
Balance, at beginning of year	$1,951	$2,211
Additions charged to income	172	184
Other additions (1)	153	679
Write-offs, net of recoveries	(307)	(1,123)

Balance, at end of period	$1,969	$1,951

(1)	Inventory reserves assumed and established in conjunction with the acquisitions of the MECO, Speigelberg and Gear and Broach in fiscal 2004 and the Evansville Operations of Rolls-Royce Corporation in fiscal 2003.

Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

FASTENTECH, INC.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald B. Kalich	President, Chief Executive Officer and Director (Principal Executive Officer)	January 28, 2005

* Michael R. Elia	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2005

* Richard J. Puricelli	Chairman and Director	January 28, 2005

* Charles E. Corpening	Director	January 28, 2005

* Sallie S. Snyder	Director	January 28, 2005

* Attorney-in-Fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

FASTENTECH MICHIGAN HOLDINGS, INC.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald B. Kalich	Executive Vice President and Director (Principal Executive Officer) (Principal Financial and Accounting Officer)	January 28, 2005

* Attorney-in-Fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

INTEGRATED ENERGY TECHNOLOGIES, INC.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael V. Lampert	President and Director (Principal Executive Officer)	January 28, 2005

* Ronald B. Kalich	Executive Vice President, Chairman and Director (Principal Financial and Accounting Officer)	January 28, 2005

* Charles E. Corpening	Director	January 28, 2005

* Attorney-in-Fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

NELSON STUD WELDING, INC.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Kenneth R. Caratelli	President (Principal Executive Officer)	January 28, 2005

* Ronald B. Kalich	Vice President, Chairman and Director (Principal Financial and Accounting Officer)	January 28, 2005

* Charles E. Corpening	Director	January 28, 2005

* Jeffrey W. Tott	Director	January 28, 2005

* Attorney-in-Fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

NELSON STUD WELDING INTERNATIONAL, INC.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald B. Kalich	President and Director (Principal Executive Officer) (Principal Financial and Accounting Officer)	January 28, 2005

* Charles E. Corpening	Director	January 28, 2005

* Attorney-in-Fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

FASTENTECH DELAWARE HOLDINGS, INC.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald B. Kalich	President and Director (Principal Executive Officer) (Principal Financial and Accounting Officer)	January 28, 2005

* Richard J. Puricelli	Director	January 28, 2005

* Charles E. Corpening	Director	January 28, 2005

* Attorney-in-Fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

PROGRESSIVE STAMPING CO. (DE), INC.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald B. Kalich	Vice President, Chairman and Director (Principal Executive Officer) (Principal Financial and Accounting Officer)	January 28, 2005

* Charles E. Corpening	Director	January 28, 2005

* Attorney-in-fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

SPECIALTY BAR PRODUCTS COMPANY

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian K. Murray	President, Treasurer and Secretary (Principal Executive, Financial and Accounting Officer)	January 28, 2005

* Ronald B. Kalich	Executive Vice President, Chairman and Director (Principal Financial and Accounting Officer)	January 28, 2005

* Charles E. Corpening	Director	January 28, 2005

* Jeffrey W. Tott	Director	January 28, 2005

* Attorney-in-fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

THE FERRY CAP & SET SCREW COMPANY

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald B. Kalich	President, Chairman and Director (Principal Executive Officer)	January 28, 2005

* Gerald O. Mullin	Secretary and Treasurer (Principal Financial and Accounting Officer)	January 28, 2005

* Charles E. Corpening	Director	January 28, 2005

* Jeffrey W. Tott	Director	January 28, 2005

* Attorney-in-fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

MECO, Inc.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael V. Lampert	President (Principal Executive Officer)	January 28, 2005

* David E. Salkowski	Vice President, Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	January 28, 2005

* Ronald B. Kalich	Executive Vice President and Director	January 28, 2005

* Attorney-in-fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

Gear and Broach, Inc.

By:	/s/ David E. Salkowski
Name:	David E. Salkowski
Title:	Vice President, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Donald Buckrey	President (Principal Executive Officer)	January 28, 2005

* David E. Salkowski	Vice President, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	January 28, 2005

* Michael R. Elia	Director	January 28, 2005

* Attorney-in-fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

Spiegelberg Manufacturing, Inc.

By:	/s/ David E. Salkowski
Name:	David E. Salkowski
Title:	Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ken Caratelli	President and Director (Principal Executive Officer)	January 28, 2005

* David E. Salkowski	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	January 28, 2005

* Attorney-in-fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

Spun Metals Inc.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael V. Lampert	President (Principal Executive Officer)	January 28, 2005

* David E. Salkowski	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	January 28, 2005

* Ronald B. Kalich	Executive Vice President and Director	January 28, 2005

* Attorney-in-fact

By:	/s/ Michael R. Elia
Michael R. Elia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 28, 2005.

GCE Industries, Inc.

By:	/s/ Ronald B. Kalich
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael V. Lampert	President (Principal Executive Officer) (Principal Financial and Accounting Officer)	January 28, 2005

* Ronald B. Kalich	Executive Vice President and Director	January 28, 2005

* David E. Salkowski	Vice President and Director	January 28, 2005

* Attorney-in-fact

By:	/s/ Michael R. Elia
Michael R. Elia